This filing is made pursuant to
Rule 424(b)(4) of the Securities Act of
1933 in connection with Registration
Nos. 333-125525 and 333-126022
PROSPECTUS
13,150,000 Shares
BioMed Realty Trust, Inc.
Common Stock

      BioMed Realty Trust, Inc. is a real estate investment trust, or REIT, focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. Our tenants include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. Our current properties and our primary acquisition targets are located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/ New Jersey. Since the completion of our initial public offering in August 2004, when we acquired 13 properties with an aggregate of 2.3 million rentable square feet of laboratory and office space, we have acquired an additional 20 properties bringing our total real estate portfolio to 33 properties with an aggregate of 4.3 million rentable square feet of laboratory and office space.
         We are offering 13,150,000 shares of our common stock in this offering. All of the shares of our common stock offered pursuant to this prospectus are being sold by us.
         Our common stock is listed on the New York Stock Exchange under the symbol “BMR.” The last reported sale price of our common stock on the New York Stock Exchange on June 21, 2005 was $23.20 per share.
         To assist us in complying with certain federal income tax requirements applicable to REITs, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% on our common stock.
You should consider the risks that we have described in “Risk Factors” beginning on page 11 before buying shares of our common stock.

	Per	Total
	Share	($ in 000s)

Public offering price	$22.50	$295,875
Underwriting discount	$1.0125	$13,314
Proceeds, before expenses, to us	$21.4875	$282,561

     The underwriters may purchase up to an additional 1,972,500 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus, to cover over-allotments.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
        The underwriters expect to deliver the shares to purchasers on or before June 27, 2005.

The date of this prospectus is June 21, 2005

Kendall Square D, Boston

Sidney Street, Boston

40 Erie Street, Boston

Kendall Square A, Boston

BioMed Realty Trust, Inc.

i

ii

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

      This document is for distribution in the United Kingdom only to persons of a kind described in Articles 19 or 49 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (as amended) or who otherwise may lawfully receive it.

iii

PROSPECTUS SUMMARY
      You should read the following summary together with the more detailed information regarding our company and the historical and pro forma financial statements appearing elsewhere in this prospectus, including under the caption “Risk Factors.” References in this prospectus to “we,” “our,” “us” and “our company” refer to BioMed Realty Trust, Inc., a Maryland corporation, BioMed Realty, L.P., and any of our other subsidiaries. BioMed Realty, L.P. is a Maryland limited partnership of which we are the sole general partner and to which we refer in this prospectus as our operating partnership. Unless otherwise indicated, the information contained in this prospectus is as of March 31, 2005 and assumes that the underwriters’ over-allotment option is not exercised.
BioMed Realty Trust, Inc.
      We are a REIT focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. Our tenants include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. Our current properties and our primary acquisition targets are located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey.
      We completed an initial public offering, or IPO, of our common stock in August 2004 and raised net proceeds of approximately $429.3 million. In connection with the IPO, we acquired 13 properties with an aggregate of 2.3 million rentable square feet of laboratory and office space. Since the completion of the IPO, we have acquired an additional 20 properties with an aggregate of 2.0 million rentable square feet of laboratory and office space for aggregate cash consideration of $546.9 million and the assumption of $143.0 million of debt. As of May 31, 2005, we owned 33 properties with an aggregate of 4.3 million rentable square feet of laboratory and office space, which was approximately 92.2% leased to 76 tenants. Of the remaining unleased space, 204,071 square feet, or 4.8% of our total rentable square footage, was under redevelopment.
      Our senior management team has significant experience in the real estate industry, principally focusing on properties designed for life science tenants. We operate as a fully integrated, self-administered and self-managed REIT, providing management, leasing, development and administrative services to our properties.
      Our executive offices are located at 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128. Our telephone number at that location is (858) 485-9840. Our website is located at www.biomedrealty.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission.
Recent Developments
      On May 31, 2005, we completed the acquisition of a portfolio of eight properties including one parking structure in Cambridge, Massachusetts, and an additional property in Lebanon, New Hampshire, from The Lyme Timber Company, an affiliate of Lyme Properties. We refer to these properties as the Lyme portfolio. The Lyme portfolio consists of ten buildings with an aggregate of approximately 1.1 million rentable square feet of laboratory and office space, which upon acquisition was 96.8% leased with an average remaining term of ten years, and includes the parking structure with 447 parking spaces. The purchase price was $523.6 million, excluding closing costs, and was funded through borrowings under three credit facilities with KeyBank National Association and other lenders and the assumption of approximately $131.2 million of indebtedness.
      In order to finance the Lyme portfolio acquisition and provide additional working capital, on May 31, 2005, we entered into three credit facilities with KeyBank and other lenders under which we initially borrowed $485.0 million of a total of $600.0 million available under these facilities. The credit facilities include a senior unsecured revolving credit facility of $250.0 million, under which we initially borrowed

$135.0 million, a senior unsecured term loan facility of $100.0 million and a senior secured term loan facility of $250.0 million. We borrowed the full amounts under the senior unsecured term loan and senior secured term loan facilities. The senior unsecured facilities have a maturity date of May 30, 2008 and bear interest at a floating rate equal to, at our option, either (1) reserve adjusted LIBOR plus a spread which ranges from 120 to 200 basis points, depending on our leverage, or (2) the higher of (a) the prime rate then in effect plus a spread which ranges from 0 to 50 basis points and (b) the federal funds rate then in effect plus a spread which ranges from 50 to 100 basis points, in each case, depending on our leverage. The secured credit facility, which has a maturity date of May 30, 2010, is initially secured by 13 of our properties and bears interest at a floating rate equal to, at our option, either (1) reserve adjusted LIBOR plus 225 basis points or (2) the higher of (a) the prime rate then in effect plus 50 basis points and (b) the federal funds rate then in effect plus 100 basis points. The secured facility is also secured by our interest in any distributions from these properties and a pledge of the equity interests in a subsidiary owning one of these properties. We may not prepay the secured facility prior to May 31, 2006. We entered into an interest rate swap agreement in connection with the closing of the credit facilities, which will have the effect of fixing the interest rate on the secured term loan at 6.4%.
      In addition to the acquisition of the Lyme portfolio, since March 31, 2005, we have acquired Fresh Pond Research Park in Cambridge, Massachusetts, Coolidge Avenue in Watertown, Massachusetts, Phoenixville Pike in Malvern, Pennsylvania, Nancy Ridge Drive in San Diego and Dumbarton Circle in Fremont, California, for aggregate cash consideration of $56.9 million and the assumption of $7.0 million of debt. These properties contain a total of 318,640 rentable square feet of laboratory and office space.
      On April 19, 2005, we entered into a lease amendment with Centocor, Inc., a subsidiary of Johnson & Johnson. Under the amendment, Centocor has agreed to lease an additional 79,667 rentable square feet at our King of Prussia property located in Radnor, Pennsylvania from May 1, 2005 through March 31, 2010. The new lease replaces the existing portion of the master lease with an affiliate of The Rubenstein Company, the original seller of the property, with respect to this space. Annualized base rent of $1.3 million and certain tenant reimbursements received under the new lease will correspondingly reduce the rent received under the master lease.
Our Properties
      The following table presents an overview of our property portfolio as of May 31, 2005:

	Number	Rentable			Approximate		Annualized
	of	Square	Year Built/	Percent	Percentage	Percent	Base Rent
Property Location	Buildings	Feet	Renovated	Ownership	Lab Space	Leased	($ in 000s)	Primary Tenant

Boston
Kendall Square D(1)	1	349,325	2002	100%	0%	98%	$15,397	Genzyme Corporation
Kendall Square A(1)	1	302,919	2002	100%	65%	97%	14,536	Vertex Pharmaceuticals
Sidney Street	1	191,904	2000	100%	60%	100%	4,063	Vertex Pharmaceuticals
40 Erie Street	1	100,854	1996	100%	70%	100%	4,098	Vertex Pharmaceuticals
Fresh Pond Research Park(1)	6	90,702	1948/2002	100%	45%	83%	1,027	Curis
Albany Street	2	75,003	1922/1998	100%	65%	100%	3,460	Millennium Pharmaceuticals
Vassar Street(2)	1	52,520	1950/1998	100%	65%	100%	1,372	Monsanto Company
21 Erie Street	1	48,238	1925/2004	100%	20%	58%	769	Metabolix
Coolidge Avenue(1)	1	37,400	1962/1999	100%	65%	100%	935	V.I. Technologies
Lucent Drive(1)(3)	1	21,500	2004	100%	70%	100%	548	Trustees of Dartmouth College
47 Erie Street Parking Structure(1)	1	N/A	1998	100%	N/A	100%	1,178	Various
New York/New Jersey
Landmark at Eastview(4)	8	751,648	1958/1999	100%	65%	95%	14,105	Regeneron Pharmaceuticals
Graphics Drive	1	72,300	1992/2001	100%	12%	15%	148	Medeikon
San Francisco
Bridgeview	3	263,073	1977/2002	100%	30%	82%	2,752	Cell Genesys
Bayshore Boulevard	3	183,344	2000	100%	75%	100%	4,203	Intermune
Industrial Road(5)	1	171,965	2001	100%	50%	82%	5,480	Nektar Therapeutics
Ardentech Court	1	55,588	1997/2001	100%	40%	100%	1,010	Vicuron Pharmaceuticals
Dumbarton Circle	1	44,000	1990	100%	50%	100%	633	ARYx Therapeutics

	Number	Rentable			Approximate		Annualized
	of	Square	Year Built/	Percent	Percentage	Percent	Base Rent
Property Location	Buildings	Feet	Renovated	Ownership	Lab Space	Leased	($ in 000s)	Primary Tenant

Pennsylvania
King of Prussia(6)	5	427,109	1954/2004	89%	50%	100%	9,060	Centocor
Phoenixville Pike	1	104,400	1989	100%	50%	57%	783	Cephalon
Eisenhower Road	1	27,750	1973/2000	100%	20%	100%	378	Crane Environmental
San Diego
Towne Centre Drive(7)	3	115,870	2001	100%	50%	100%	3,824	Illumina
Bunker Hill Street	1	105,364	1973/2002	100%	60%	84%	3,137	SCVSI
McKellar Court	1	72,863	1988	(8)	50%	100%	1,671	Quidel Corporation
Bernardo Center Drive(9)	1	61,286	1974/1992	100%	0%	100%	2,113	University of California Regents
Science Center Drive	1	53,740	1995	100%	80%	100%	1,660	Ligand Pharmaceuticals
Waples Street(1)	1	43,036	1983	(10)	N/A	0%	0	None (under redevelopment)
Nancy Ridge Drive	1	42,138	1983/2001	100%	70%	100%	1,350	BioMedica
Balboa Avenue	1	35,344	1968/2000	100%	0%	100%	642	General Services Administration
Seattle
Elliott Avenue	1	134,989	1925/1984	100%	60%	100%	5,204	Chiron Corporation
Monte Villa Parkway	1	51,000	1996/2002	100%	60%	100%	1,615	Nastech Pharmaceutical
Maryland
Tributary Street	1	91,592	1983/1998	100%	70%	100%	1,050	Guilford Pharmaceuticals
Beckley Street	1	77,225	1999	100%	70%	100%	1,575	Guilford Pharmaceuticals

Total/Weighted Average	56	4,255,989			50%	92%	$109,776

(1)	This property is managed by a third party not affiliated with us.

(2)	Monsanto Company is the guarantor under the sublease of its wholly owned subsidiary Cereon Genomics, LLC.

(3)	Located in Lebanon, New Hampshire.

(4)	We own a leasehold interest in the property through a 99-year ground lease, which will convert into a fee simple interest upon the completion of certain property subdivisions.

(5)	Includes rent from a lease with Nuvelo, Inc., which is expected to commence in September 2005.

(6)	We own an 88.5% limited partnership interest and a 0.5% general partnership interest in the limited partnership that owns this property.

(7)	A portion of one of the buildings on this property, representing 6,600 square feet, is subleased by Illumina to an unaffiliated third party for a period of 47 years, for which we will receive no economic benefit.

(8)	We own the general partnership interest in the limited partnership that owns the McKellar Court property, which entitles us to 75% of the gains upon a sale of the property and 21% of the operating cash flows.

(9)	This property is occupied by the Centre for Health Care as a medical office facility. Centre for Health Care, which occupies the property with the consent of the University of California Regents, pays the monthly rent and other obligations, but the University of California Regents remain ultimately liable under the lease.

(10)	We own 70% of the limited liability company that owns the Waples Street property, which entitles us to 90% of the cash flow from operations up to a 9.5% cumulative annual return, and then 75% of such distributions thereafter. The other member of the limited liability company has the right to put its interest to us after completion of the initial improvements, and can require us to issue partnership units as payment for such interest.
     In these tables and other tables throughout this prospectus:

•	Year built/renovated includes the year in which construction was completed and, where applicable, the year of most recent major renovation.

•	Approximate percentage laboratory space is based on management’s estimates and reflects the percentage of built-out, leased space that is considered laboratory space.

•	Annualized base rent means the monthly contractual rent under existing leases at May 31, 2005, or if rent has not yet commenced, the first monthly rent payment due, multiplied by twelve months. Includes contractual amounts to be received pursuant to master lease agreements with the sellers on certain properties, which are not included in rental income under U.S. generally accepted accounting principles, or GAAP. In the case of triple-net leases, annualized base rent does not include real estate taxes and insurance, common area and other operating expenses, substantially all of which are borne by the tenants.

•	Primary tenant represents the tenant in each property that has the highest annualized base rent at May 31, 2005.

Industry Overview
      The life science industry represents a large and fast growing segment of the U.S. economy. In 2004, according to the Centers for Medicaid and Medicare Services, or CMS, health care spending grew 7.5% to an estimated $1.8 trillion, and represented 15.4% of U.S. gross domestic product. CMS projects that annual health care spending will grow faster than the broader economy for the next ten years, reaching $3.6 trillion in 2014, representing 18.7% of U.S. gross domestic product. Within the life science industry, we primarily focus on the following tenants: biotechnology and pharmaceutical companies, scientific research institutions and government agencies.
      Life science entities have unique and strategic location and facility needs with respect to laboratory and office space. Specifically, many of these entities desire properties that are strategically located near leading academic and research institutions and that have unique design and construction elements necessary to accommodate their mission-critical research, product development, clinical testing and manufacturing activities.
      We target facilities located in markets containing mature and established centers of medical research and biotechnology development, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. According to a 2004 study by Rosen Consulting, which we commissioned, or the Rosen Study, these target markets have in excess of 87.0 million rentable square feet of life science real estate, not including owner-occupied properties. Also, according to the Rosen Study, the average market occupancy rate for life science real estate in these markets is seven percentage points greater than the occupancy rate for generic office properties. These target markets contain highly respected public and private scientific research and medical institutions, which create demand for life science laboratory and office space.
Investment Highlights
      We believe that life science tenants have been underserved by commercial property investors and lenders, creating a unique market for us with significant investment opportunities. We believe that the following factors distinguish our business model from other owners/operators of real estate:

•	Experienced management team with demonstrated track record. Our senior executive officers have worked together for a number of years focused on investing in properties for lease to tenants in the life science industry.

•	Positive life science industry trends. Based on the long-term trends and projections for the life science industry, we expect to see growth in revenues and research and development spending from biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry over the foreseeable future.

•	Quality portfolio in high barrier-to-entry markets. Our properties are well-located in each of our primary target markets, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/ New Jersey. We consider these properties to be high quality based on their strategic location in our primary target markets and significant level of improvements.

•	Highly scalable business model. We intend to acquire assets with triple-net leases, which will enable us to manage a large property portfolio with a cost-effective management infrastructure. “Triple-net” refers to leases where the tenant is responsible for the payment or reimbursement of its pro rata share of substantially all operating costs of the property, including property taxes, insurance, maintenance and utilities. Under some of the triple-net leases, we may remain responsible for the maintenance and repair of structural components of the building.

•	Conservative balance sheet with growth capacity. Upon completion of this offering, we will have $496.0 million in total debt, resulting in a debt-to-total market capitalization ratio of 31.1%, based on our outstanding indebtedness and our closing stock price as of June 21, 2005. We believe our conservative balance sheet will provide us with access to significant growth capital to fund future property acquisitions.

•	Strong tenant base. As of May 31, 2005, 91.6% of our annualized base rent was derived from tenants that are public companies or government agencies, and 33.3% of our annualized base rent was derived from investment grade tenants (according to Standard & Poor’s) or their subsidiaries.
Summary Risk Factors
      You should carefully consider the matters discussed in the “Risk Factors” section beginning on page 11 before you decide whether to invest in our common stock. The material risks include:

•	As of May 31, 2005, we had 76 tenants in 33 properties. Two of our tenants, Vertex Pharmaceuticals and Genzyme Corporation, represented 20.7% and 14.0%, respectively, of our annualized base rent and 14.9% and 8.7%, respectively, of our total leased rentable square footage, and our ten largest tenants comprised 64.0% of our annualized base rent. To the extent we are dependent on rental payments from a limited number of tenants, the inability of any single tenant to make its lease payments could adversely affect us and our ability to make distributions to stockholders.

•	Life science entities comprise the vast majority of our tenant base. Because of our dependence on a single industry, adverse conditions affecting that industry will more adversely affect our business, and thus the value of your investment in us and our ability to make distributions to you, than if our business strategy included a more diverse industry tenant base.

•	Because of the unique and specific improvements required for our life science tenants, we may be required to incur substantial renovation costs to make our properties suitable for other life science tenants or other office tenants, which could adversely affect our operating performance.

•	Ten of our properties are located in the Boston area. In addition, 13 of our properties are located in California, with eight in San Diego and five in San Francisco. Because of our concentration in these geographic regions, we are particularly vulnerable to adverse conditions affecting these areas. In addition, we cannot assure you that these markets will continue to grow or will remain favorable to the life science industry.

•	In our formation transactions, our executive officers, Alan D. Gold, Gary A. Kreitzer, John F. Wilson, II and Matthew G. McDevitt, and certain other individuals contributed six properties to our operating partnership. If we were to dispose of these contributed assets in a taxable transaction, Messrs. Gold, Kreitzer, Wilson and McDevitt and the other contributors of those assets would suffer adverse tax consequences. In connection with these contribution transactions, we agreed to indemnify those contributors against such adverse tax consequences for a period of ten years. We have also agreed to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt, some of which must be property specific, that the contributors can guarantee in order to defer any taxable gain they may incur if our operating partnership repays existing debt. These tax indemnification and debt maintenance obligations may limit our operating flexibility.

•	We were formed in April 2004 and have a limited operating history as a REIT and as a public company. We cannot assure you that our management team’s past experience will be sufficient to operate our company successfully as a REIT or as a public company. Failure to maintain REIT status would have an adverse effect on our cash available for distribution to stockholders.

•	We expect to continue to expand and may not be able to adapt our management and operational systems to respond to the acquisition and integration of additional properties without unanticipated disruption or expense, which may harm our cash flow and ability to pay distributions.

•	We use debt to finance our property acquisitions. After we complete this offering, we expect to have outstanding mortgage indebtedness of approximately $246.0 million (including unamortized debt premium of $12.0 million) and $250.0 million of borrowings under our secured term loan facility, secured by 13 of our properties, based on our outstanding indebtedness as of June 21, 2005. We expect to incur additional debt in connection with future acquisitions and additional borrowings under our revolving credit facility. Our organizational documents do not limit the amount or percentage of debt that we may incur. Our use of debt may cause a material decrease in cash available for distributions.

•	We have and may continue to enter into interest rate hedging transactions, which may reduce our net income because they may be unsuccessful or the counterparties to hedging transactions may not perform their obligations. We may be unable to effectively hedge against interest rate risks because the REIT qualification rules require us to limit our income from hedging transactions.

•	We face significant competition, which may decrease or prevent increases in our properties’ occupancy and rental rates and may reduce our investment opportunities.

•	If we experience an uninsured loss or a loss in excess of insurance policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if those properties were irreparably damaged.

•	Our charter, the Maryland General Corporation Law, or MGCL, and the partnership agreement of our operating partnership contain provisions, including a 9.8% limit on ownership of our common stock, that may delay or prevent a change of control transaction or limit the opportunity for stockholders to receive a premium for their common stock in such a transaction.

•	If we ever fail to qualify as a REIT for federal income tax purposes, we will be taxed as a corporation, and our liability for federal, state and local income taxes would significantly increase. This would result in a material decrease in cash available for distribution and would adversely affect the price of our common stock.

The Offering

Common stock offered by us	13,150,000 shares(1)

Common stock to be outstanding after this offering	44,594,558 shares(2)

Use of proceeds	We expect that the net proceeds of this offering will be approximately $282.1 million after deducting underwriting discounts and commissions and our expenses (and approximately $324.4 million if the underwriters exercise their over-allotment option in full). We will contribute the net proceeds of this offering to our operating partnership. Our operating partnership will subsequently use the net proceeds as follows:

• $100.0 million to repay indebtedness under our senior unsecured term loan facility,

• $127.5 million to repay indebtedness under our senior unsecured revolving credit facility, based on outstanding borrowings as of June 21, 2005, and

• $54.6 million to fund future property acquisitions and for other general corporate and working capital purposes.

New York Stock Exchange symbol	BMR

(1)	15,122,500 shares of common stock if the underwriters exercise their over-allotment option in full.

(2)	46,567,058 shares of common stock if the underwriters exercise their over-allotment option in full. Based on the number of shares of common stock outstanding as of May 31, 2005 and excludes (a) 2,870,564 shares issuable upon conversion of outstanding units of our operating partnership, (b) 2,105,442 shares available for future issuance under our incentive award plan and (c) 270,000 shares issuable upon exercise of a warrant issued to Raymond James & Associates, Inc. in connection with our IPO.
Distribution Policy
      Since our IPO through March 31, 2005, we have declared aggregate dividends on our common stock and distributions on our operating partnership units of $0.6897 per common share and unit, representing a full quarterly dividend for each of the fourth quarter of 2004 and first quarter of 2005 of $0.27 per common share and unit and a partial dividend for the third quarter of 2004 of $0.1497 per common share and unit. In addition, on June 3, 2005, we declared a dividend for the second quarter of 2005 of $0.27 per common share and unit payable to holders of record on June 15, 2005. The dividends are equivalent to an annual rate of $1.08 per common share and unit.
      To maintain our qualification as a REIT, we are required and intend to make annual distributions to our stockholders of at least 90% of our taxable income (which does not necessarily equal net income as calculated in accordance with GAAP). Distributions will be authorized by our board of directors and declared by us out of funds legally available therefor based upon a variety of factors our directors deem relevant. We cannot assure you that our distribution policy will not change in the future. Our ability to pay distributions to our stockholders will depend, in part, upon our receipt of distributions from our operating partnership, which we control, and will be based on revenues we derive from our rental properties. Distributions to our stockholders generally will be taxable as ordinary income to our stockholders and will not, in most cases, be eligible for the recently enacted 15% federal tax rate on certain corporate dividends.
      Our charter allows us to issue preferred stock with a preference on distributions. We currently have no intention to issue any preferred stock, but if we do, the dividend preference on the preferred stock could limit our ability to make a dividend distribution to our common stockholders.

SUMMARY SELECTED FINANCIAL DATA
      The following table sets forth selected financial and operating data on a pro forma and historical basis for BioMed Realty Trust, Inc., and on an historical basis for Inhale 201 Industrial Road, L.P., or 201 Industrial. We have not presented historical information for BioMed Realty Trust, Inc. prior to August 11, 2004, the date on which we consummated our IPO, because during the period from our formation until our IPO we did not have any material corporate activity and because we believe that a discussion of the results of BioMed Realty Trust, Inc. during that period would not be meaningful.
      You should read the following pro forma and historical information in conjunction with our pro forma consolidated financial statements and historical financial statements and notes thereto, as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.
      The selected historical balance sheet information as of December 31, 2004 for BioMed Realty Trust, Inc. and as of December 31, 2003 and 2002 for 201 Industrial, and the historical statements of income and other data for the period from August 11, 2004 through December 31, 2004 for BioMed Realty Trust, Inc. and for the period from January 1, 2004 through August 17, 2004 and for the years ended December 31, 2003 and 2002 for 201 Industrial, have been derived from our historical financial statements audited by KPMG LLP, independent registered public accountants, whose report with respect thereto is included elsewhere in this prospectus, except as it relates to the historical balance sheet information as of December 31, 2002 of 201 Industrial, which report is not included in this prospectus. 201 Industrial is the largest property contributed to the company in connection with our formation transactions and therefore has been identified as the accounting acquirer pursuant to paragraph 17 of Statement of Financial Accounting Standards, or SFAS, No. 141. The contribution of 201 Industrial as part of our formation transactions was completed on August 17, 2004. The contribution of the interests in all of the other contribution properties and all acquisitions have been accounted for as a purchase in accordance with SFAS No. 141. The historical balance sheet information at March 31, 2005, and the historical statement of operations and other data for the three months ended March 31, 2005 and 2004, have been derived from the unaudited historical financial statements of BioMed Realty Trust, Inc. and 201 Industrial.
      The unaudited pro forma consolidated balance sheet data are presented as if this offering had occurred on March 31, 2005. The unaudited pro forma consolidated statements of operations and other data for the three months ended March 31, 2005 and the year ended December 31, 2004, are presented as if this offering, the IPO, and all acquisitions and contributions had occurred on January 1, 2004. The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of or for the periods indicated, nor does it purport to represent our future financial position or results of operations.

BioMed Realty Trust, Inc. and Inhale 201 Industrial Road, L.P. (Predecessor)
(Dollars in thousands, except per share data)

	BioMed Realty Trust, Inc.						Predecessor

					Period		Period
					August 11, 2004		January 1, 2004
				Year Ended	through		through	Year Ended
	Three Months Ended March 31,			December 31,	December 31,		August 17,	December 31,

	Pro Forma	Historical		Pro Forma	Historical		Historical	Historical

	2005	2005	2004(1)	2004	2004		2004	2003	2002

Statements of Income:
Revenues:
Rental	$27,695	$14,214	$1,562	$111,696	$19,432		$3,339	$6,275	$5,869
Tenant recoveries	11,853	7,254	150	41,142	9,222		375	744	718
Other income	3,488	3,003	—	1,378	—		—	—	—

Total revenues	43,036	24,471	1,712	154,216	28,654		3,714	7,019	6,587

Expenses:
Rental operations	8,529	6,395	65	33,093	10,030		265	408	372
Real estate taxes	4,670	1,788	88	16,453	1,589		88	422	449
Depreciation and amortization	11,118	6,191	242	42,807	7,853		600	955	955
General and administrative	2,572	2,550	—	10,357	3,130		—	—	—

Total expenses	26,889	16,924	395	102,710	22,602		953	1,785	1,776

Income from operations	16,147	7,547	1,317	51,506	6,052		2,761	5,234	4,811
Equity in net income (loss) of unconsolidated partnership	51	51	—	(44)	(11)		—	—	—
Interest income	78	78	—	496	190		—	1	3
Interest expense	(8,122)	(1,411)	(686)	(28,823)	(1,180)		(1,760)	(2,901)	(3,154)

Income before minority interests	8,154	6,265	631	23,135	5,051		1,001	2,334	1,660
Minority interests	(393)	(429)	—	(1,103)	(269)		—	—	—

Net income	$7,761	$5,836	$631	$22,032	$4,782		$1,001	$2,334	$1,660

Basic earnings per share(3)	$0.18	$0.19	—	$0.50	$0.15		—	—	—
Diluted earnings per share(4)	$0.17	$0.19	—	$0.50	$0.15		—	—	—
Weighted average common shares outstanding — basic	44,279,613	31,129,613	—	44,115,178	30,965,178		—	—	—
Weighted average common shares outstanding — diluted	47,298,820	34,148,820	—	46,917,575	33,767,575		—	—	—
Cash dividends declared per common share	—	$0.27	—	—	$0.42		—	—	—
Balance Sheet Data (at period end)
Rental properties, net	$1,035,489	$489,136	$46,792	—	$468,488		—	$47,025	$47,853
Total assets	1,276,744	601,617	49,933	—	581,723		—	50,056	50,732
Mortgages and other secured loans	496,981	101,594	36,971	—	102,236		—	37,208	37,743
Unsecured line of credit	—	19,500	—	—	—		—	—	—
Total liabilities	554,275	159,258	37,353	—	137,639		—	37,597	38,563
Minority interests	22,486	22,486	—	—	22,267		—	—	—
Stockholders’ equity and partners’ capital	699,983	419,873	12,580	—	421,817		—	12,459	12,169
Total liabilities and equity	1,276,744	601,617	49,933	—	581,723		—	50,056	50,732
Other Data:
Funds from operations(5)	$19,381	—	—	$66,265	—		—	—	—
Cash flows from:
Operating activities	—	10,062	687	—	13,959	(2)	—	2,416	1,762
Investing activities	—	(32,197)	—	—	(456,680	)(2)	—	(105)	(159)
Financing activities	—	9,836	(756)	—	470,433	(2)	—	(2,666)	(1,210)

(1)	Represents the results and financial position of the Predecessor for the three months ended March 31, 2004.

(2)	Consolidated and combined cash flow information of BioMed Realty Trust, Inc. and the Predecessor for the year ended December 31, 2004.

(3)	Basic earnings per share equals net income divided by the number of shares of our common stock outstanding excluding the weighted average of the number of unvested shares of restricted stock. Pro forma basic earnings per share is computed assuming this offering was consummated as of the first day of the period presented.

(4)	Diluted earnings per share equals pro forma net income divided by the sum of the number of shares of our common stock outstanding excluding the weighted average number of unvested shares of restricted stock, plus an amount computed using the treasury stock method with respect to the unvested shares of our restricted stock. Pro forma diluted earnings per share is computed assuming this offering was consummated as of the first day of the period presented.

(5)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in

November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

	Pro Forma

	Three Months
	Ended	Year Ended
	March 31,	December 31,
	2005	2004

Reconciliation of Pro Forma Funds from Operations
Pro forma net income	$7,761	$22,032
Adjustments:
Pro forma minority interests	502	1,426
Pro forma real estate depreciation and amortization	11,118	42,807

Pro forma funds from operations	$19,381	$66,265

RISK FACTORS
      An investment in our common stock involves risks. In addition to other information contained in this prospectus, you should carefully consider the following factors before acquiring shares of our common stock offered by this prospectus. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Forward-Looking Statements.”
Risks Related to Our Properties, Our Business and Our Growth Strategy
      Because we lease our properties to a limited number of tenants, and to the extent we depend on a limited number of tenants in the future, the inability of any single tenant to make its lease payments could adversely affect our business and our ability to make distributions to you.
      As of May 31, 2005, we had 76 tenants in 33 properties. Two of our tenants, Vertex Pharmaceuticals and Genzyme Corporation, represented 20.7% and 14.0%, respectively, of our annualized base rent, and 14.9% and 8.7%, respectively, of our total leased rentable square footage, and our ten largest tenants comprised 64.0% of our annualized base rent. While we evaluate the creditworthiness of our tenants by reviewing available financial and other pertinent information, there can be no assurance that any tenant will be able to make timely rental payments or avoid defaulting under its lease. If a tenant defaults, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment. Because we depend on rental payments from a limited number of tenants, the inability of any single tenant to make its lease payments could adversely affect us and our ability to make distributions to you.
      Tenants in the life science industry face high levels of regulation, expense and uncertainty that may adversely affect their ability to pay us rent and consequently adversely affect our business.
      Life science entities comprise the vast majority of our tenant base. Because of our dependence on a single industry, adverse conditions affecting that industry will more adversely affect our business, and thus our ability to make distributions to you, than if our business strategy included a more diverse tenant base. Life science industry tenants, particularly those involved in developing and marketing drugs and drug delivery technologies, fail from time to time as a result of various factors. Many of these factors are particular to the life science industry. For example:

•	Our tenants require significant outlays of funds for the research and development and clinical testing of their products and technologies. If private investors, the government or other sources of funding are unavailable to support such development, a tenant’s business may fail.

•	The research and development, clinical testing, manufacture and marketing of some of our tenants’ products require federal, state and foreign regulatory approvals. The approval process is typically long, expensive and uncertain. Even if our tenants have sufficient funds to seek approvals, one or all of their products may fail to obtain the required regulatory approvals on a timely basis or at all. Furthermore, our tenants may only have a small number of products under development. If one product fails to receive the required approvals at any stage of development, it could significantly adversely affect our tenant’s entire business and its ability to pay rent.

•	Our tenants with marketable products may be adversely affected by health care reform efforts and the reimbursement policies of government or private health care payors.

•	Our tenants may be unable to adequately protect their intellectual property under patent, copyright or trade secret laws. Failure to do so could jeopardize their ability to profit from their efforts and to protect their products from competition.

•	Collaborative relationships with other life science entities may be crucial to the development, manufacturing, distribution or marketing of our tenants’ products. If these other entities fail to fulfill their obligations under these collaborative arrangements, our tenants’ businesses will suffer.

      We cannot assure you that our tenants in the life science industry will be successful in their businesses. If our tenants’ businesses are adversely affected, they may have difficulty paying us rent.
      Because particular upgrades are required for life science tenants, improvements to our properties involve greater expenditures than traditional office space, which costs may not be covered by the rents our tenants pay.
      The improvements generally required for our properties’ infrastructure are more costly than for other property types. Typical infrastructural improvements include the following:

•	reinforced concrete floors,

•	upgraded roof structures for greater load capacity,

•	increased floor-to-ceiling clear heights,

•	heavy-duty HVAC systems,

•	enhanced environmental control technology,

•	significantly upgraded electrical, gas and plumbing infrastructure, and

•	laboratory benchwork.
      Our tenants generally pay higher rent on our properties than tenants in traditional office space. However, we cannot assure you that our tenants will continue to do so in the future or that the rents paid will cover the additional costs of upgrading the properties.
      Because of the unique and specific improvements required for our life science tenants, we may be required to incur substantial renovation costs to make our properties suitable for other life science tenants or other office tenants, which could adversely affect our operating performance.
      We acquire or develop properties that include laboratory space and other features that we believe are generally desirable for life science industry tenants. However, different life science industry tenants may require different features in their properties, depending on each tenant’s particular focus within the life science industry. If a current tenant is unable to pay rent and vacates a property, we may incur substantial expenditures to modify the property before we are able to re-lease the space to another life science industry tenant. This could hurt our operating performance and the value of your investment. Also, if the property needs to be renovated to accommodate multiple tenants, we may incur substantial expenditures before we are able to re-lease the space.
      Additionally, our properties may not be suitable for lease to traditional office tenants without significant expenditures or renovations. Accordingly, any downturn in the life science industry may have a substantial negative impact on our properties’ values.
      The geographic concentration of our properties in Boston and California makes our business particularly vulnerable to adverse conditions affecting these markets.
      Ten of our 33 properties are located in the Boston area. As of May 31, 2005, these properties represented 43.2% of our annualized base rent and 31.1% of our total leased rentable square footage. In addition, 13 of our 33 properties are located in California, with eight in San Diego and five in San Francisco. As of May 31, 2005, these properties represented 25.9% of our annualized base rent and 28.3% of our total leased rentable square footage. Because of this concentration in two geographic regions, we are particularly vulnerable to adverse conditions affecting Boston and California, including general economic conditions, increased competition, a downturn in the local life science industry, real estate conditions, terrorist attacks, earthquakes (with respect to California) and other natural disasters occurring in these regions. In addition, we cannot assure you that these markets will continue to grow or remain favorable to the life science industry. The performance of the life science industry and the economy in general in these geographic markets may affect occupancy, market rental rates and expenses, and thus may affect our performance and the value of our properties. We are also subject to greater risk of loss from earthquakes because of our properties’ concentration in California. The close proximity of our five properties in San Francisco to a fault line makes them more vulnerable to earthquakes than properties in many other parts of the country.
      Our tax indemnification and debt maintenance obligations require us to make payments if we sell certain properties or repay certain debt, which could limit our operating flexibility.
      In our formation transactions, our executive officers, Alan D. Gold, Gary A. Kreitzer, John F. Wilson, II and Matthew G. McDevitt, and certain other individuals contributed six properties to our operating partnership. If we were to dispose of these contributed assets in a taxable transaction, Messrs. Gold, Kreitzer, Wilson and McDevitt and the other contributors of those assets would suffer adverse tax consequences. In connection with these contribution transactions, we agreed to indemnify those contributors against such adverse tax consequences for a period of ten years. This indemnification will help those contributors to preserve their tax positions after their contributions. The tax indemnification provisions were not negotiated in an arm’s length transaction but were determined by our management team. We have also agreed to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt, some of which must be property specific, that the contributors can guarantee in order to defer any taxable gain they may incur if our operating partnership repays existing debt. These tax indemnification and debt maintenance obligations may affect the way in which we conduct our business. During the indemnification period, these obligations may impact the timing and circumstances under which we sell the contributed properties or interests in entities holding the properties. For example, these tax indemnification payments could effectively reduce or eliminate any gain we might otherwise realize upon the sale or other disposition of the related properties. Accordingly, even if market conditions might otherwise dictate that it would be desirable to dispose of these properties, the existence of the tax indemnification obligations could result in a decision to retain the properties in our portfolio to avoid having to pay the tax indemnity payments. The existence of the debt maintenance obligations could require us to maintain debt at a higher level than we might otherwise choose. Higher debt levels could adversely affect our ability to make distributions to our stockholders.
      While we may seek to enter into tax-efficient joint ventures with third-party investors, we currently have no intention of disposing of these properties or interests in entities holding the properties in transactions that would trigger our tax indemnification obligations. The involuntary condemnation of one or more of these properties during the indemnification period could, however, trigger the tax indemnification obligations described above. The tax indemnity would equal the amount of the federal and state income tax liability the contributor would incur with respect to the gain allocated to the contributor. The calculation of the indemnity payment would not be reduced due to the time value of money or the time remaining within the indemnification period. The terms of the contribution agreements also require us to gross up the tax indemnity payment for the amount of income taxes due as a result of the tax indemnity payment. Messrs. Gold, Kreitzer, Wilson and McDevitt are potential recipients of these indemnification payments. Because of these potential payments their personal interests may diverge from those of our stockholders.
      We have a limited operating history as a REIT and as a public company and may not be successful in operating as a public REIT, which may adversely affect our ability to make distributions to stockholders.
      We were formed in April 2004 and have a limited operating history as a REIT and as a public company. Our board of directors and executive officers have overall responsibility for our management, but only our Chief Executive Officer, Executive Vice President and one of our independent directors have prior experience in operating a business in accordance with the requirements of the Internal Revenue Code of 1986, as amended, or the Code, for maintaining qualification as a REIT. We cannot assure you that our management team’s past experience will be sufficient to operate our company successfully as a REIT or as a public company. Failure to maintain REIT status would have an adverse effect on our cash available for distribution to stockholders and would adversely affect the price of our common stock.

      Our expansion strategy may not yield the returns expected, may result in disruptions to our business, may strain our management resources and may adversely affect our operations.
      We own properties in Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/ New Jersey, each of which is currently a leading market in the United States for the life science industry. We cannot assure you that these markets will remain favorable to the life science industry, that these markets will continue to grow or that we will be successful expanding in these markets.
      In addition to the 13 properties we acquired in connection with our IPO, we have acquired an additional 20 properties, and we expect to continue to expand. This anticipated growth will require substantial attention from our existing management team, which may divert management’s attention from our current properties. Implementing our growth plan will also require that we expand our management and staff with qualified and experienced personnel and that we implement administrative, accounting and operational systems sufficient to integrate new properties into our portfolio. We also must manage future property acquisitions without incurring unanticipated costs or disrupting the operations at our existing properties. Managing new properties requires a focus on leasing and retaining tenants. If we fail to successfully integrate future acquisitions into our portfolio, or if newly acquired properties fail to perform as we expect, our results of operations, financial condition and ability to pay distributions could suffer.
      We may be unable to acquire, develop or operate new properties successfully, which could harm our financial condition and ability to pay distributions to you.
      We continue to evaluate the market for available properties and may acquire office, laboratory and other properties when opportunities exist. We also may develop or substantially renovate office and other properties. Acquisition, development and renovation activities are subject to significant risks, including:

•	changing market conditions, including competition from others, may diminish our opportunities for acquiring a desired property on favorable terms or at all. Even if we enter into agreements for the acquisition of properties, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction,

•	we may be unable to obtain financing on favorable terms (or at all),

•	we may spend more time or money than we budget to improve or renovate acquired properties or to develop new properties,

•	we may be unable to quickly and efficiently integrate new properties, particularly if we acquire portfolios of properties, into our existing operations,

•	market conditions may result in higher than expected vacancy rates and lower than expected rental rates,

•	if we develop properties, we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations,

•	we are less familiar with the development of properties in markets outside of California,

•	acquired and developed properties may have defects we do not discover through our inspection processes, including latent defects that may not reveal themselves until many years after we put a property in service, and

•	we may acquire land, properties or entities owning properties which are subject to liabilities and for which, in the case of unknown liabilities, we may have limited or no recourse.
      The realization of any of the above risks could significantly and adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock, ability to satisfy our debt service obligations and ability to pay distributions to you.

      Our success depends on key personnel with extensive experience dealing with the real estate needs of life science tenants, and the loss of these key personnel could threaten our ability to operate our business successfully.
      Our future success depends, to a significant extent, on the continued services of our management team. In particular, we depend on the efforts of Mr. Gold, our Chairman, President and Chief Executive Officer, Mr. Kreitzer, our Executive Vice President, General Counsel and Secretary, Mr. Wilson, our Chief Financial Officer, and Mr. McDevitt, our Vice President, Acquisitions. Among the reasons that Messrs. Gold, Kreitzer, Wilson and McDevitt are important to our success is that each has a national or regional reputation in the life science industry based on their extensive real estate experience in dealing with life science tenants and properties. Each member of our management team has developed informal relationships through past business dealings with numerous members of the scientific community, life science investors, current and prospective life science industry tenants, and real estate brokers. We expect that their reputations will continue to attract business and investment opportunities before the active marketing of properties and will assist us in negotiations with lenders, existing and potential tenants, and industry personnel. If we lost their services, our relationships with such lenders, existing and prospective tenants, and industry personnel could suffer. We have entered into employment agreements with each of Messrs. Gold, Kreitzer, Wilson and McDevitt, but we cannot guarantee that they will not terminate their employment prior to the end of the term.
      The bankruptcy of a tenant may adversely affect the income produced by and the value of our properties.
      The bankruptcy or insolvency of a tenant may adversely affect the income produced by our properties. If any tenant becomes a debtor in a case under the Bankruptcy Code, we cannot evict the tenant solely because of the bankruptcy. The bankruptcy court also might authorize the tenant to reject and terminate its lease with us, which would generally result in any unpaid, pre-bankruptcy rent being treated as an unsecured claim. In addition, our claim against the tenant for unpaid, future rent would be subject to a statutory cap equal to the greater of (1) one year of rent or (2) 15% of the remaining rent on the lease (not to exceed three years of rent). This cap might be substantially less than the remaining rent actually owed under the lease. Additionally, a Bankruptcy Court may require us to turn over to the estate all or a portion of any deposits, amounts in escrow, or prepaid rents. Our claim for unpaid, pre-bankruptcy rent, our lease termination damages and claims relating to damages for which we hold deposits or other amounts that we were forced to repay would likely not be paid in full.
      Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses and may have a negative impact on our business.
      Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange, or NYSE, are creating uncertainty for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal control over financial reporting and our external auditors’ audit of that assessment has required the commitment of significant financial and managerial resources. We expect these efforts to require the continued commitment of significant resources. Further, our board members, Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, our reputation may be harmed.
      Future acts of terrorism or war or the risk of war may have a negative impact on our business.
      The continued threat of terrorism and the potential for military action and heightened security measures in response to this threat may cause significant disruption to commerce. There can be no assurance that the armed hostilities will not escalate or that these terrorist attacks, or the United States’ responses to them, will not lead to further acts of terrorism and civil disturbances, which may further contribute to economic instability. Any armed conflict, civil unrest or additional terrorist activities, and the attendant political instability and societal disruption, may adversely affect our results of operations, financial condition and future growth.
Risks Related to the Real Estate Industry
      Significant competition may decrease or prevent increases in our properties’ occupancy and rental rates and may reduce our investment opportunities.
      We are one of only two publicly traded entities focusing primarily on the acquisition, management, expansion and selective development of properties designed for life science tenants. However, various entities, including other REITs, such as health care REITs and suburban office property REITs, pension funds, insurance companies, investment funds and companies, partnerships, and developers invest in properties containing life science tenants and therefore compete for investment opportunities with us. Many of these entities have substantially greater financial resources than we do and may be able to accept more risk than we can prudently manage, including risks with respect to the creditworthiness of a tenant or the geographic location of its investments. In the future, competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Further, as a result of their greater resources, those entities may have more flexibility than we do in their ability to offer rental concessions to attract tenants. This could put pressure on our ability to maintain or raise rents and could adversely affect our ability to attract or retain tenants. As a result, our financial condition, results of operations, cash flow, per share trading price of our common stock, ability to satisfy our debt service obligations and ability to pay distributions to you may be adversely affected.
      Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our stockholders.
      We carry comprehensive liability, fire, workers’ compensation, extended coverage, terrorism and rental loss insurance covering all of our properties under a blanket policy, except with respect to property and fire insurance on our McKellar Court and Science Center Drive properties, which is carried directly by the tenants. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice. We also carry environmental remediation insurance for our properties. This insurance, subject to certain exclusions and deductibles, covers the cost to remediate environmental damage caused by unintentional future spills or the historic presence of previously undiscovered hazardous substances. We intend to carry similar insurance with respect to future acquisitions as appropriate. We do not carry insurance for generally uninsurable losses such as loss from riots or acts of God. A substantial portion of our properties are located in San Diego and San Francisco, California, areas especially subject to earthquakes. We presently carry earthquake insurance on our Industrial Road property in San Francisco but do not carry earthquake insurance on our other properties in San Francisco or San Diego. The amount of earthquake insurance coverage we do carry may not be sufficient to fully cover losses from earthquakes. In addition, we may discontinue earthquake, terrorism or other insurance, or may elect not to procure such insurance, on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss.
      If we experience a loss that is uninsured or that exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future cash flows from those properties. In addition, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if these properties were irreparably damaged.
      Our performance and value are subject to risks associated with the ownership and operation of real estate assets and with factors affecting the real estate industry.
      Our ability to make expected distributions to our stockholders depends on our ability to generate revenues in excess of expenses, our scheduled principal payments on debt and our capital expenditure requirements. Events and conditions that are beyond our control may decrease our cash available for distribution and the value of our properties. These events include:

•	local oversupply, increased competition or reduced demand for life science office and laboratory space,

•	inability to collect rent from tenants,

•	vacancies or our inability to rent space on favorable terms,

•	increased operating costs, including insurance premiums, utilities and real estate taxes,

•	the ongoing need for capital improvements, particularly in older structures,

•	costs of complying with changes in governmental regulations, including tax laws,

•	the relative illiquidity of real estate investments,

•	changing submarket demographics, and

•	civil unrest, acts of war and natural disasters, including earthquakes, floods and fires, which may result in uninsured and underinsured losses.
      In addition, we could experience a general decline in rents or an increased incidence of defaults under existing leases if any of the following occur:

•	periods of economic slowdown or recession,

•	rising interest rates,

•	declining demand for real estate, or

•	the public perception that any of these events may occur.
      Any of these events could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock, ability to satisfy our debt service obligations and ability to pay distributions to you.
      Illiquidity of real estate investments may make it difficult for us to sell properties in response to market conditions and could harm our financial condition and ability to make distributions.
      Equity real estate investments are relatively illiquid and therefore will tend to limit our ability to vary our portfolio promptly in response to changing economic or other conditions. To the extent the properties are not subject to triple-net leases, some significant expenditures such as real estate taxes and maintenance costs are generally not reduced when circumstances cause a reduction in income from the investment. Should these events occur, our income and funds available for distribution could be adversely affected. Furthermore, our Landmark at Eastview property is subject to a ground lease until certain property subdivisions are completed, at which time the ground lease will terminate and we will obtain fee simple title to the property. If those subdivisions are not completed, the property will remain subject to the ground lease, which could make it more difficult to sell the property. If any of the parking leases or licenses associated with the Lyme portfolio were to expire, or if we were unable to assign these leases to a buyer, it would be more difficult for us to sell these properties and would adversely affect our ability to retain current tenants or attract new tenants at these properties. In addition, REIT requirements may subject us to confiscatory taxes on gain recognized from the sale of property if the property is considered to be held primarily for sale to customers in the ordinary course of our business. To prevent these taxes, we may comply with safe harbor rules relating to the number of properties sold in a year, how long we owned the properties, their tax bases and the cost of improvements made to those properties. However, we can provide no assurance that we will be able to successfully comply with these safe harbors. If compliance is possible, the safe harbor rules may restrict our ability to sell assets in the future and achieve liquidity that may be necessary to fund distributions.
      We may be unable to renew leases, lease vacant space or re-lease space as leases expire, which could adversely affect our business and our ability to pay distributions to you.
      If we cannot renew leases, we may be unable to re-lease our properties at rates equal to or above the current rate. Even if we can renew leases, tenants may be able to negotiate lower rates as a result of market conditions. Market conditions may also hinder our ability to lease vacant space in newly developed properties. In addition, we may enter into or acquire leases for properties that are specially suited to the needs of a particular tenant. Such properties may require renovations, tenant improvements or other concessions in order to lease them to other tenants if the initial leases terminate. Any of these factors could adversely impact our financial condition, results of operations, cash flow, per share trading price of our common stock, our ability to satisfy our debt service obligations and our ability to pay distributions to you.
      We could incur significant costs related to government regulation and private litigation over environmental matters involving the presence, discharge or threat of discharge of hazardous or toxic substances, which could adversely affect our operations, the value of our properties, and our ability to make distributions to you.
      Our properties may be subject to environmental liabilities. Under various federal, state and local laws, a current or previous owner, operator or tenant of real estate can face liability for environmental contamination created by the presence, discharge or threat of discharge of hazardous or toxic substances. Liabilities can include the cost to investigate, clean up and monitor the actual or threatened contamination and damages caused by the contamination (or threatened contamination). Environmental laws typically impose such liability regardless of:

•	our knowledge of the contamination,

•	the timing of the contamination,

•	the cause of the contamination, or

•	the party responsible for the contamination.
      The liability under such laws may be strict, joint and several, meaning that we may be liable regardless of whether we knew of, or were responsible for, the presence of the contaminants, and the government entity or private party may seek recovery of the entire amount from us even if there are other responsible parties. Liabilities associated with environmental conditions may be significant and can sometimes exceed the value of the affected property. The presence of hazardous substances on a property may adversely affect our ability to sell or rent that property or to borrow using that property as collateral.
      Some of our properties have had contamination in the past that required cleanup. We believe the contamination has been effectively remediated, and that any remaining contamination either does not require remediation or that the costs associated with such remediation will not be material. However, we cannot guarantee that such contamination does not continue to pose a threat to the environment or that we will not have continued liability in connection with such prior contamination. Our Kendall Square A and Kendall Square D properties are located on the site of a former manufactured gas plant. Various remedial actions were performed on these properties, including soil stabilization to control the spread of oil and hazardous materials in the soil. Another of our properties, Elliott Avenue, has known soil contamination beneath a portion of the building located on the property. Based on environmental consultant reports, management does not believe any remediation would be required unless major structural changes were made to the building that resulted in the soil becoming exposed. We do not expect these matters to materially adversely affect such properties’ value or the cash flows related to such properties, but we can provide no assurances to that effect.
      Environmental laws also:

•	may require the removal or upgrade of underground storage tanks,

•	regulate storm water, wastewater and water pollutant discharge,

•	regulate air pollutant emissions,

•	regulate hazardous materials generation, management and disposal, and

•	regulate workplace health and safety.
      Life science industry tenants, our primary tenant industry focus, frequently use hazardous materials, chemicals, heavy metals, and biological and radioactive compounds. Our tenants’ controlled use of these materials subjects us and our tenants to laws that govern using, manufacturing, storing, handling and disposing of such materials and certain byproducts of those materials. We are unaware of any of our existing tenants violating applicable laws and regulations, but we and our tenants cannot completely eliminate the risk of contamination or injury from these materials. If our properties become contaminated, or if a party is injured, we could be held liable for any damages that result. Such liability could exceed our resources and any environmental remediation insurance coverage we have, which could adversely affect our operations, the value of our properties, and our ability to make distributions to you.
      We could incur significant costs related to governmental regulation and private litigation over environmental matters involving asbestos-containing materials, which could adversely affect our operations, the value of our properties, and our ability to make distributions to you.
      Environmental laws also govern the presence, maintenance and removal of asbestos-containing materials, or ACMs, and may impose fines and penalties if we fail to comply with these requirements. Failure to comply with these laws, or even the presence of ACMs, may expose us to third-party liability. Some of our properties contain ACMs, and we could be liable for such fines or penalties, as described below in “Business and Properties — Regulation — Environmental Matters.”
      Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem, which could adversely affect the value of the affected property and our ability to make distributions to you.
      When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold at any of our properties could require us to undertake a costly remediation program to contain or remove the mold from the affected property. In addition, the presence of significant mold could expose us to liability to our tenants, their or our employees, and others if property damage or health concerns arise.
      Compliance with the Americans with Disabilities Act and similar laws may require us to make significant unanticipated expenditures.
      All of our properties are required to comply with the Americans with Disabilities Act of 1990, as amended, or the ADA. The ADA requires that all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the ADA, we have not conducted an audit of all of such properties to determine compliance. If one or more properties is not in compliance with the ADA, then we would be required to bring the offending properties into compliance. Compliance with the ADA could require removing access barriers. Non-compliance could result in imposition of fines by the U.S. government or an award of damages to private litigants, or both. Additional federal, state and local laws also may require us to modify properties or could restrict our ability to renovate properties. Complying with the ADA or other legislation could be very expensive. If we incur substantial costs to comply with such laws, our financial condition, results of operations, cash flow, per share trading price of our common stock, our ability to satisfy our debt service obligations and our ability to pay distributions to you could be adversely affected.
      We may incur significant unexpected costs to comply with fire, safety and other regulations, which could adversely impact our financial condition, results of operations, and ability to make distributions.
      Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and safety requirements, building codes and land use regulations. Failure to comply with these requirements could subject us to governmental fines or private litigant damage awards. We believe that our properties are currently in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations, cash flow, the per share trading price of our common stock, our ability to satisfy our debt service obligations and our ability to pay distributions to you.
Risks Related to Our Organizational Structure
      Conflicts of interest could result in our management acting other than in our stockholders’ best interests.
      Our Chairman, President and Chief Executive Officer beneficially owns 4.4% of our common stock and exercises substantial influence over our business and, as a result, he may delay, defer or prevent us from taking actions that would be beneficial to our other stockholders. As of May 31, 2005, Mr. Gold, our Chairman, President and Chief Executive Officer, beneficially owned 136,867 shares of our common stock and units which may be exchanged for 1,320,780 shares of our common stock, representing a total of approximately 4.4% of our outstanding common stock, or approximately 3.2% of our outstanding common stock upon completion of this offering. Consequently, Mr. Gold has substantial influence over us and could exercise his influence in a manner that may not be in the best interests of our stockholders.
      We may choose not to enforce, or to enforce less vigorously, our rights under contribution and other agreements because of conflicts of interest with certain of our officers. Messrs. Gold, Kreitzer, Wilson and McDevitt, some of their spouses and parents, and other individuals and entities not affiliated with us or our management, had ownership interests in the properties contributed to our operating partnership in our formation transactions. Under the agreements relating to the contribution of those interests, we are entitled to indemnification and damages in the event of breaches of representations or warranties made by Messrs. Gold, Kreitzer, Wilson and McDevitt and other contributors. In addition, Messrs. Gold, Kreitzer, Wilson and McDevitt have entered into employment agreements with us pursuant to which they have agreed to devote substantially full-time attention to our affairs. None of these contribution and employment agreements were negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these contribution and employment agreements because of our desire to maintain our ongoing relationships with the individuals involved.
      Our charter and Maryland law contain provisions that may delay, defer or prevent a change of control transaction and may prevent stockholders from receiving a premium for their shares.
      Our charter contains a 9.8% ownership limit that may delay, defer or prevent a change of control transaction. Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person may own more than 9.8% of the value of our outstanding shares of capital stock or more than 9.8% in value or number (whichever is more restrictive) of the outstanding shares of our common stock. The board may not grant such an exemption to any proposed transferee whose ownership of in excess of 9.8% of the value of our outstanding shares would result in the termination of our status as a REIT. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify as a REIT. The ownership limit may delay or impede a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
      We could authorize and issue stock without stockholder approval that may delay, defer or prevent a change of control transaction. Our charter authorizes us to issue additional authorized but unissued shares of our common stock or preferred stock. In addition, our board of directors may classify or reclassify any unissued shares of our common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. The board may also, without stockholder approval, amend our charter to increase the authorized number of shares of our common stock or our preferred stock that we may issue. The board of directors could establish a series of common stock or preferred stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.
      Certain provisions of Maryland law could inhibit changes in control that may delay, defer or prevent a change of control transaction. Certain provisions of the MGCL may have the effect of inhibiting a third party from making a proposal to acquire us or of impeding a change of control. In some cases, such an acquisition or change of control could provide you with the opportunity to realize a premium over the then-prevailing market price of your shares. These MGCL provisions include:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” for certain periods. An “interested stockholder” is generally any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof. The business combinations are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. After that period, the MGCL imposes special voting requirements on such combinations, and

•	“control share” provisions that provide that “control shares” of our company acquired in a “control share acquisition” have no voting rights unless holders of two-thirds of our voting stock (excluding interested shares) consent. “Control shares” are shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors. A “control share acquisition” is the direct or indirect acquisition of ownership or control of “control shares.”
      We have opted out of these provisions of the MGCL. In the case of the business combination provisions of the MGCL, we opted out by resolution of our board of directors with respect to any business combination between us and any person provided such business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such person). In the case of the control share provisions of the MGCL, we opted out pursuant to a provision in our bylaws. However, our board of directors may by resolution elect to opt in to the business combination provisions of the MGCL. Further, we may opt in to the control share provisions of the MGCL in the future by amending our bylaws, which our board of directors can do without stockholder approval.
      The partnership agreement of our operating partnership, Maryland law, and our charter and bylaws also contain other provisions that may delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
      Our board of directors may amend our investing and financing policies without stockholder approval, and, accordingly, you would have limited control over changes in our policies that could increase the risk we default under our debt obligations or that could harm our business, results of operations and share price.
      Our board of directors has adopted a policy of limiting our indebtedness to approximately 60% of our total market capitalization. Total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt-to-total capitalization ratio), plus the aggregate value of operating partnership units we do not own, plus the book value of our total consolidated indebtedness. However, our organizational documents do not limit the amount or percentage of debt that we may incur, nor do they limit the types of properties we may acquire or develop. Our board of directors may alter or eliminate our current policy on borrowing or investing at any time without stockholder approval. Changes in our strategy or in our investment or leverage policies could expose us to greater credit risk and interest rate risk and could also result in a more leveraged balance sheet. These factors could result in an increase in our debt service and could adversely affect our cash flow and our ability to make expected distributions to you. Higher leverage also increases the risk we would default on our debt.
      We may invest in properties with other entities, and our lack of sole decision-making authority or reliance on a co-venturer’s financial condition could make these joint venture investments risky.
      We have in the past and may continue in the future to co-invest with third parties through partnerships, joint ventures or other entities. We may acquire non-controlling interests or share responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such events, we would not be in a position to exercise sole decision-making authority regarding the property or entity. Investments in entities may, under certain circumstances, involve risks not present were a third party not involved. These risks include the possibility that partners or co-venturers:

•	might become bankrupt or fail to fund their share of required capital contributions,

•	may have economic or other business interests or goals that are inconsistent with our business interests or goals, and

•	may be in a position to take actions contrary to our policies or objectives.
      Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers if:

•	we structure a joint venture or conduct business in a manner that is deemed to be a general partnership with a third party, in which case we could be liable for the acts of that third party,

•	third-party managers incur debt or other liabilities on behalf of a joint venture which the joint venture is unable to pay, and the joint venture agreement provides for capital calls, in which case we could be liable to make contributions as set forth in any such joint venture agreement, or

•	we agree to cross-default provisions or to cross-collateralize our properties with the properties in a joint venture, in which case we could face liability if there is a default relating to those properties in the joint venture or the obligations relating to those properties.
Risks Related to Our Capital Structure
      Debt obligations expose us to increased risk of property losses and may have adverse consequences on our business operations and our ability to make distributions.
      We have used and will continue to use debt to finance property acquisitions. Our use of debt may have adverse consequences, including the following:

•	Required payments of principal and interest may be greater than our cash flow from operations.

•	We may be forced to dispose of one or more of our properties, possibly on disadvantageous terms, to make payments on our debt.

•	If we default on our debt obligations, the lenders or mortgagees may foreclose on our properties that secure those loans. Further, if we default under a mortgage loan, we will automatically be in default on any other loan that has cross-default provisions, and we may lose the properties securing all of these loans.

•	A foreclosure on one of our properties will be treated as a sale of the property for a purchase price equal to the outstanding balance of the secured debt. If the outstanding balance of the secured debt exceeds our tax basis in the property, we would recognize taxable income on foreclosure without realizing any accompanying cash proceeds to pay the tax (or to make distributions based on REIT taxable income).

•	We may not be able to refinance or extend our existing debt. If we cannot repay, refinance or extend our debt at maturity, in addition to our failure to repay our debt, we may be unable to make distributions to our stockholders at expected levels or at all.

•	Even if we are able to refinance or extend our existing debt, the terms of any refinancing or extension may not be as favorable as the terms of our existing debt. If the refinancing involves a higher interest rate, it could adversely affect our cash flow and ability to make distributions to stockholders.

      As of March 31, 2005, we had outstanding mortgage indebtedness of $101.6 million (including unamortized debt premium of $5.1 million), secured by eight properties, as well as $2.3 million associated with our unconsolidated partnership. We had $19.5 million outstanding under our $100.0 million unsecured credit facility. Upon completion of this offering, we expect to have outstanding mortgage indebtedness of approximately $246.0 million (including unamortized debt premium of $12.0 million) and $250.0 million of borrowings under our secured term loan facility, secured by 13 of our properties, as well as $2.3 million associated with our unconsolidated partnership, based on our outstanding indebtedness as of June 21, 2005. We expect to incur additional debt in connection with future acquisitions. Our organizational documents do not limit the amount or percentage of debt that we may incur.
      Our credit facilities include restrictive covenants relating to our operations, which could limit our ability to respond to changing market conditions and our ability to make distributions to our stockholders.
      Our credit facilities impose restrictions on us that affect our distribution and operating policies and our ability to incur additional debt. For example, we are subject to a maximum leverage ratio of 60% during the terms of the loans, which could reduce our ability to incur additional debt and consequently reduce our ability to make distributions to our stockholders. Our credit facilities also contain limitations on our ability to make distributions to our stockholders in excess of those required to maintain our REIT status. Specifically, our credit facilities limit distributions to 95% of funds from operations or 100% of funds available for distribution plus cash payments received under master leases on our King of Prussia and Bayshore Boulevard properties, but not less than the minimum necessary to enable us to meet our REIT income distribution requirements. In addition, our credit facilities contain covenants that, among other things, limit our ability to further mortgage our properties or reduce insurance coverage, and that require us to maintain specified levels of net worth. These or other limitations may adversely affect our flexibility and our ability to achieve our operating plans.
      We have and may continue to engage in hedging transactions, which can limit our gains and increase exposure to losses.
      We have and may continue to enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt. Our hedging transactions may include entering into interest rate swap agreements or interest rate cap or floor agreements, or other interest rate exchange contracts. Hedging activities may not have the desired beneficial impact on our results of operations or financial condition. No hedging activity can completely insulate us from the risks associated with changes in interest rates. Moreover, interest rate hedging could fail to protect us or adversely affect us because, among other things:

•	Available interest rate hedging may not correspond directly with the interest rate risk for which we seek protection.

•	The duration of the hedge may not match the duration of the related liability.

•	The party owing money in the hedging transaction may default on its obligation to pay.

•	The credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction.

•	The value of derivatives used for hedging may be adjusted from time to time in accordance with accounting rules to reflect changes in fair value. Downward adjustments, or “mark-to-market losses,” would reduce our stockholders’ equity.
      Hedging involves risk and typically involves costs, including transaction costs, that may reduce our overall returns on our investments. These costs increase as the period covered by the hedging increases and during periods of rising and volatile interest rates. These costs will also limit the amount of cash available for distribution to stockholders. We generally intend to hedge as much of the interest rate risk as management determines is in our best interests given the cost of such hedging transactions. The REIT qualification rules may limit our ability to enter into hedging transactions by requiring us to limit our income from hedges. If we are unable to hedge effectively because of the REIT rules, we will face greater interest rate exposure than may be commercially prudent. For the period from August 11, 2004 to March 31, 2005, we were not a party to any hedging transactions. In connection with the KeyBank $250.0 million secured term loan, we have entered into an interest rate swap agreement, which will have the effect of fixing the interest rate on the secured term loan at 6.4%.
      Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to pay distributions to our stockholders.
      Interest we pay could reduce cash available for distributions. Additionally, if we incur variable rate debt, including borrowings under our senior secured term loan facility and our senior unsecured credit facilities, to the extent not adequately hedged, increases in interest rates would increase our interest costs. These increased interest costs would reduce our cash flows and our ability to make distributions to you. In addition, if we need to repay existing debt during a period of rising interest rates, we could be required to liquidate one or more of our investments in properties at times that may not permit realization of the maximum return on such investments.
      If we fail to obtain external sources of capital, which is outside of our control, we may be unable to make distributions to our stockholders, maintain our REIT qualification, or fund growth.
      In order to maintain our qualification as a REIT, we are required to distribute annually at least 90% of our net taxable income, excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our net taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we rely on third-party sources to fund our capital needs. We may not be able to obtain financings on favorable terms or at all. Our access to third-party sources of capital depends, in part, on:

•	general market conditions,

•	the market’s perception of our growth potential,

•	with respect to acquisition financing, the market’s perception of the value of the properties to be acquired,

•	our current debt levels,

•	our current and expected future earnings,

•	our cash flow and cash distributions, and

•	the market price per share of our common stock.
      Additionally, if the ground lease underlying our Landmark at Eastview property remains in place, it could be more difficult to borrow using that property as collateral. Our inability to obtain capital from third-party sources will adversely affect our business and limit our growth. Without sufficient capital, we may not be able to acquire or develop properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.
Risks Related to Our REIT Status
      Our failure to qualify as a REIT under the Code would result in significant adverse tax consequences to us and would adversely affect our business and the value of our stock.
      We believe that we have operated and intend to continue operating in a manner that will allow us to qualify as a REIT for federal income tax purposes under the Code. However, the REIT qualification requirements under the Code are complex and technical, and the judicial and administrative interpretations of these Code provisions are limited. The fact that we hold substantially all of our assets through a partnership further complicates the application of the REIT requirements. Even a seemingly minor technical or inadvertent mistake could jeopardize our REIT status. Our REIT status depends upon various factual matters and circumstances that may not be entirely within our control. In addition, new legislation, regulations, administrative interpretations or court decisions, each of which could have retroactive effect, may make it more difficult or impossible for us to qualify as a REIT, or could reduce the desirability of an investment in a REIT relative to other investments. We have not requested and do not plan to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Accordingly, we cannot be certain that we will be successful in qualifying as a REIT.
      If we fail to qualify as a REIT in any tax year, we will face serious adverse tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

•	we would not be allowed to deduct distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates,

•	we could also be subject to the federal alternative minimum tax and possibly increased state and local taxes, and

•	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year in which we were disqualified.
      In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as ordinary corporate distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital and would adversely affect the value of our common stock.
      Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow.
      Even if we remain qualified as a REIT for tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example:

•	In order to qualify as a REIT, we must distribute annually at least 90% of our REIT taxable income to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on the undistributed amount.

•	We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

•	If we have net income from the sale or other disposition of “foreclosure property” that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay tax on that income at the highest corporate rate.

•	If we sell a property in a “prohibited transaction,” our gain from the sale would be subject to a 100% penalty tax. A “prohibited transaction” is, in general, a sale or other disposition of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.
      To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions to make distributions to our stockholders.
      To qualify as a REIT, we must distribute to our stockholders certain amounts each year based on our income as described above. At times, we may not have sufficient funds to satisfy these distribution requirements and may need to borrow funds to maintain our REIT status and avoid the payment of income and excise taxes. These borrowing needs could result from:

•	differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes,

•	the effect of non-deductible capital expenditures,

•	the creation of reserves, or

•	required debt or amortization payments.
      We may need to borrow funds at times when the then-prevailing market conditions are not favorable for these borrowings. These borrowings could increase our costs or reduce our equity and adversely affect the value of our common stock.
      To maintain our REIT status, we may be forced to forego otherwise attractive opportunities.
      To qualify as a REIT, we must satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.
      The ownership limitations in our charter may restrict or prevent you from engaging in certain transfers of our stock.
      Our charter contains restrictions on the ownership and transfer of our capital stock that are intended to assist us in complying with the requirements imposed on REITs by the Code. The ownership limits contained in our charter provide that, subject to certain specified exceptions, no person or entity may own more than 9.8% of the value of our outstanding shares of capital stock, and no person or entity may own more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of our common stock. Our charter also (1) prohibits any person from actually or constructively owning shares of our capital stock that would cause us to be “closely held” under Section 856(h) of the Code or would otherwise cause us to fail to qualify as a REIT and (2) voids any transfer that would result in shares of our capital stock being owned by fewer than 100 persons. The constructive ownership rules of the Code are complex, and may cause shares of our capital stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, acquisition of less than 9.8% of the shares of our capital stock (or the acquisition of an interest in equity of, or in certain affiliates or subsidiaries of, an entity that owns, actually or constructively, our capital stock) by an individual or entity, could cause that individual or entity, or another individual or entity, to own constructively shares in a manner that would violate the 9.8% ownership limits or such other limit as provided in our charter or permitted by our board of directors. Our board of directors may, but in no event will be required to, waive the 9.8% ownership limit with respect to a particular stockholder if it determines that the ownership will not jeopardize our status as a REIT. As a condition of granting such a waiver, our board of directors may require a ruling from the IRS or an opinion of counsel satisfactory to our board and will obtain undertakings or representations from the applicant with respect to preserving our status as a REIT. Pursuant to our charter, if any purported transfer of our capital stock or any other event would result in any person violating the ownership limits set forth in our charter or otherwise permitted by our board of directors, then that number of shares in excess of the applicable limit will be automatically transferred, pursuant to our charter, to a trust, the beneficiary of which will be a qualified charitable organization we select or, under certain circumstances, the transfer of our capital stock or other event will be void and of no force or effect.
Risks Related to This Offering
      Several of our underwriters may have conflicts of interest that arise out of a contractual relationship with affiliates of those underwriters.
      We have entered into credit facilities with a number of financial institutions, including KeyBank National Association, an affiliate of KeyBanc Capital Markets, Royal Bank of Canada, an affiliate of RBC Capital Markets Corporation, and Raymond James Bank, FSB, an affiliate of Raymond James & Associates, Inc., which facilities allow for total borrowings of $600.0 million. As members of the credit facility syndicate, these affiliates will benefit from this offering because a significant portion of the net proceeds of this offering will be used to repay loans made under such facilities prior to this offering. This repayment gives the identified affiliates an interest in the successful completion of this offering beyond the customary underwriting discounts and commissions received by the underwriters in this offering. This could result in a conflict of interest, as our underwriters’ obligations to us and the investors in this offering may conflict with those of their affiliates.
      The market price and trading volume of our common stock may be volatile following this offering, and you could experience a loss if you sell your shares.
      The market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future.
      Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends,

•	changes in our funds from operations or earnings estimates,

•	publication of research reports about us or the real estate industry,

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield,

•	changes in market valuations of similar companies,

•	adverse market reaction to any additional debt we incur or acquisitions we make in the future,

•	additions or departures of key management personnel,

•	actions by institutional stockholders,

•	speculation in the press or investment community,

•	the realization of any of the other risk factors presented in this prospectus, and

•	general market and economic conditions.
      An increase in market interest rates may have an adverse effect on the market price of our securities.
      Changes in market interest rates have historically affected the trading prices of equity securities issued by REITs. One of the factors that will influence the price of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates.

An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield. Further, higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could harm our financial condition and results of operations and could cause the market price of our common stock to fall.
      Broad market fluctuations could negatively impact the market price of our common stock.
      The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’ operating performance. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations. Either of these factors could lead to a material decline in the market price of our common stock.
      Our distributions to stockholders may decline at any time.
      We may not continue our current level of distributions to stockholders. Our board of directors will determine future distributions based on a number of factors, including:

•	cash available for distribution,

•	operating results,

•	our financial condition, especially in relation to our anticipated future capital needs,

•	then current expansion plans,

•	the distribution requirements for REITs under the Code, and

•	other factors our board deems relevant.
      The number of shares of our common stock available for future sale could adversely affect the market price of our common stock.
      We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Upon completion of this offering, we will have outstanding 44,594,558 shares of our common stock (46,567,058 shares if the underwriters exercise their over-allotment option in full), as well as units in our operating partnership which may be exchanged for 2,870,564 shares of our common stock, based on the number of shares of common stock and units outstanding as of May 31, 2005. In addition, as of May 31, 2005, we had reserved an additional 2,105,442 shares of common stock for future issuance under our incentive award plan and have issued a warrant to Raymond James & Associates, Inc. in connection with our IPO to purchase 270,000 shares of our common stock at the IPO price. Sales of substantial amounts of shares of our common stock in the public market, or upon exchange of operating partnership units, or the perception that such sales might occur, could adversely affect the market price of our common stock.
      Any of the following could have an adverse effect on the market price of our common stock:

•	the exercise of the underwriters’ over-allotment option,

•	the exchange of units for common stock,

•	the exercise of any options granted to certain directors, executive officers and other employees under our incentive award plan,

•	issuances of preferred stock with liquidation or distribution preferences, and

•	other issuances of our common stock.

      Additionally, the existence of units, options and shares of our common stock reserved for issuance upon exchange of units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.
      Each of our then-current executive officers entered into a lock-up agreement restricting the sale of his shares for up to one year following our IPO, which expires in August 2005. Further, in connection with this offering, each of our executive officers entered into a lock-up agreement restricting the sale of his shares for up to 90 days following the completion of this offering. Raymond James & Associates, Inc., at any time, may release all or a portion of the common stock subject to the foregoing lock-up provisions. When determining whether or not to release shares subject to a lock-up agreement, Raymond James & Associates, Inc. will consider, among other factors, the person’s reasons for requesting the release, the number of shares for which the release is being requested and the possible impact of the release of the shares on the market price of our common stock. If the restrictions under such agreements are waived, the affected common stock may be available for sale into the market, which could reduce the market price of our common stock.
      From time to time we also may issue shares of our common stock or operating partnership units in connection with property, portfolio or business acquisitions. We may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of our common stock, or the perception that these sales could occur, may adversely affect the prevailing market price of our common stock or may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities.

FORWARD-LOOKING STATEMENTS
      We make statements in this prospectus that are forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•	adverse economic or real estate developments in the life science industry or the Boston or California regions,

•	general economic conditions,

•	our ability to compete effectively,

•	defaults on or non-renewal of leases by tenants,

•	increased interest rates and operating costs,

•	our failure to obtain necessary outside financing,

•	our ability to successfully complete real estate acquisitions, developments and dispositions,

•	our failure to successfully operate acquired properties and operations,

•	our failure to maintain our status as a REIT,

•	government approvals, actions and initiatives, including the need for compliance with environmental requirements,

•	financial market fluctuations, and

•	changes in real estate and zoning laws and increases in real property tax rates.
      While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section above entitled “Risk Factors.”

USE OF PROCEEDS
      We estimate that the net proceeds of this offering will be approximately $282.1 million, after deducting the underwriting discount and estimated offering expenses we will pay. If the underwriters exercise their over-allotment option in full, our net proceeds will be approximately $324.4 million.
      We will contribute the net proceeds of this offering to our operating partnership. Our operating partnership will subsequently use the proceeds received from us as follows:

•	$100.0 million to repay indebtedness under our senior unsecured term loan facility,

•	$127.5 million to repay indebtedness under our senior unsecured revolving credit facility, based on outstanding borrowings as of June 21, 2005, and

•	$54.6 million to fund future property acquisitions and for other general corporate and working capital purposes.
      If the underwriters exercise their over-allotment option in full, we expect to use the additional net proceeds, which will be $42.3 million, to fund future property acquisitions and for other general corporate and working capital purposes.
      The senior unsecured term loan facility and the senior unsecured revolving credit facility with KeyBank and other lenders bear interest at a floating rate equal to, at our option, either (1) reserve adjusted LIBOR plus a spread which ranges from 120 to 200 basis points, depending on our leverage, or (2) the higher of (a) the prime rate then in effect plus a spread which ranges from 0 to 50 basis points and (b) the federal funds rate then in effect plus a spread which ranges from 50 to 100 basis points, in each case, depending on our leverage, and mature in May 2008. The proceeds of the senior unsecured term loan facility and the senior unsecured revolving credit facility were used to partially fund the acquisition of the Lyme portfolio and repay our previous unsecured revolving credit facility. The initial participating lenders under our unsecured credit facilities include affiliates of several underwriters participating in this offering, including Raymond James & Associates, Inc., RBC Capital Markets Corporation and KeyBanc Capital Markets, a division of McDonald Investments Inc. A significant portion of the net proceeds of this offering will be received by these affiliates and the other participating lenders under our unsecured credit facilities.
      In the ordinary course of our business, we continually evaluate properties for possible acquisition by us. At any given time, we may be a party to one or more non-binding letters of intent or conditional purchase agreements with respect to these possible acquisitions and may be in various stages of due diligence and underwriting as part of our evaluations. As of the date of this prospectus, we were party to non-binding letters of intent with respect to certain acquisitions. Consummation of any potential transaction is necessarily subject to significant outstanding conditions, including satisfactory completion of our due diligence or, in the case of letters of intent, the negotiation of definitive purchase or loan agreements. As a result, we can make no assurance that any such transaction will be completed, or, if completed, what the terms or timing of the transaction will be.
      Pending application of cash proceeds, we will invest such portion of the net proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with our intention to qualify for taxation as a REIT.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTION POLICY
      Our common stock has been listed on the NYSE under the symbol “BMR” since August 6, 2004. The following table sets forth, for the periods indicated, the high, low and last sale prices in dollars on the NYSE for our common stock and the distributions we declared with respect to the periods indicated.

				Cash Dividend
	High	Low	Last	Per Share

Period August 6, 2004 to September 30, 2004	$18.05	$15.75	$17.59	$0.1497
Quarter Ended December 31, 2004	$22.95	$17.10	$22.21	$0.2700
Quarter Ended March 31, 2005	$22.40	$19.40	$20.60	$0.2700
Period April 1, 2005 to June 21, 2005	$23.60	$19.39	$23.20	$0.2700	(1)

(1)	On June 3, 2005, we declared a dividend of $0.27 per common share and unit, for the period from April 1, 2005 to June 30, 2005, payable to holders of record on June 15, 2005.
      We intend to continue to declare quarterly distributions on our common stock. The actual amount and timing of distributions, however, will be at the discretion of our board of directors and will depend upon our financial condition in addition to the requirements of the Code, and no assurance can be given as to the amounts or timing of future distributions.
      Subject to the distribution requirements applicable to REITs under the Code, we intend, to the extent practicable, to invest substantially all of the proceeds from sales and refinancings of our assets in real estate-related assets and other assets. We may, however, under certain circumstances, make a distribution of capital or of assets. Such distributions, if any, will be made at the discretion of our board of directors. Distributions will be made in cash to extent that cash is available for distribution.
      On June 21, 2005, the closing sale price for our common stock, as reported on the NYSE, was $23.20. As of May 31, 2005, there were 38 record holders of our common stock. This figure does not reflect the beneficial ownership of shares held in nominee name.

CAPITALIZATION
      The following table sets forth the historical consolidated capitalization of our company as of March 31, 2005 and our pro forma consolidated capitalization as of March 31, 2005, as adjusted to give effect to this offering. You should read this table in conjunction with “Use of Proceeds,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and our consolidated financial statements and the notes to our financial statements appearing elsewhere in this prospectus.

	Historical	Pro Forma
	Consolidated	Consolidated
	($ in 000s)	($ in 000s)

Mortgages and other secured loans	$101,594	$496,981
Unsecured loans and lines of credit	19,500	—
Minority interest in our operating partnership	22,486	22,486
Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 31,432,558 shares issued and outstanding at March 31, 2005; 44,582,558 shares issued and outstanding on a pro forma basis(1)	314	446
Additional paid-in capital	435,010	716,939
Deferred compensation	(4,410)	(4,410)
Dividends in excess of earnings	(11,041)	(12,992)

Total stockholders’ equity	419,873	699,983

Total capitalization	$563,453	$1,219,450

(1)	The common stock outstanding as shown excludes (a) 2,870,564 shares issuable upon conversion of outstanding units of our operating partnership, (b) 2,117,442 shares available for future issuance under our incentive award plan which includes certain grants of restricted stock, of which 12,000 shares were granted between March 31, 2005 and May 31, 2005 and (c) 270,000 shares issuable upon exercise of a warrant issued to Raymond James & Associates, Inc. in connection with our IPO.

SELECTED FINANCIAL DATA
      The following table sets forth selected financial and operating data on a pro forma and historical basis for BioMed Realty Trust, Inc., and on an historical basis for 201 Industrial. We have not presented historical information for BioMed Realty Trust, Inc. prior to August 11, 2004, the date on which we consummated our IPO, because during the period from our formation until our IPO we did not have any material corporate activity and because we believe that a discussion of the results of BioMed Realty Trust, Inc. during that period would not be meaningful.
      You should read the following pro forma and historical information in conjunction with our pro forma consolidated financial statements and historical financial statements and notes thereto, as well as with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus.
      The selected historical balance sheet information as of December 31, 2004 for BioMed Realty Trust, Inc. and as of December 31, 2003 and 2002 for 201 Industrial, and the historical statements of income and other data for the period from August 11, 2004 through December 31, 2004 for BioMed Realty Trust, Inc. and for the period from January 1, 2004 through August 17, 2004 and for the years ended December 31, 2003 and 2002 for 201 Industrial, have been derived from our historical financial statements audited by KPMG LLP, independent registered public accountants, whose report with respect thereto is included elsewhere in this prospectus, except as it relates to the historical balance sheet information as of December 31, 2002 of 201 Industrial, which report is not included in this prospectus. The historical balance sheet and statement of income and other data as of and for the years ended December 31, 2001 and 2000 of 201 Industrial, is unaudited. 201 Industrial is the largest property contributed to the company in connection with our formation transactions and therefore has been identified as the accounting acquirer pursuant to paragraph 17 of SFAS No. 141. The contribution of 201 Industrial as part of our formation transactions was completed on August 17, 2004. The contribution of the interests in all of the other contribution properties and all acquisitions have been accounted for as a purchase in accordance with SFAS No. 141. The historical balance sheet information at March 31, 2005, and the historical statement of operations and other data for the three months ended March 31, 2005 and 2004, have been derived from the unaudited historical financial statements of BioMed Realty Trust, Inc. and 201 Industrial.
      The unaudited pro forma consolidated balance sheet data are presented as if this offering had occurred on March 31, 2005. The unaudited pro forma consolidated statements of operations and other data for the three months ended March 31, 2005 and the year ended December 31, 2004, are presented as if this offering, the IPO, and all acquisitions and contributions had occurred on January 1, 2004. The pro forma information is not necessarily indicative of what our actual financial position or results of operations would have been as of or for the periods indicated, nor does it purport to represent our future financial position or results of operations.

BioMed Realty Trust, Inc. and Inhale 201 Industrial Road, L.P. (Predecessor)
(Dollars in thousands, except per share data)

	BioMed Realty Trust, Inc.						Predecessor

					Period		Period
					August 11,		January 1,
				Year Ended	2004 through		2004 through
	Three Months Ended March 31,			December 31,	December 31,		August 17,	Year Ended December 31,

	Pro Forma	Historical		Pro Forma	Historical		Historical	Historical

	2005	2005	2004(1)	2004	2004		2004	2003	2002	2001(6)	2000

											(Unaudited)
Statements of Income:
Revenues:
Rental	$27,695	$14,214	$1,562	$111,696	$19,432		$3,339	$6,275	$5,869	$4,421	$955
Tenant recoveries	11,853	7,254	150	41,142	9,222		375	744	718	283	101
Other income	3,488	3,003	—	1,378	—		—	—	—	—	—

Total revenues	43,036	24,471	1,712	154,216	28,654		3,714	7,019	6,587	4,704	1,056

Expenses:
Rental operations	8,529	6,395	65	33,093	10,030		265	408	372	61	150
Real estate taxes	4,670	1,788	88	16,453	1,589		88	422	449	262	19
Depreciation and amortization	11,118	6,191	242	42,807	7,853		600	955	955	617	5
General and administrative	2,572	2,550	—	10,357	3,130		—	—	—	—	—

Total expenses	26,889	16,924	395	102,710	22,602		953	1,785	1,776	940	174

Income from operations	16,147	7,547	1,317	51,506	6,052		2,761	5,234	4,811	3,764	882
Equity in net income (loss) of unconsolidated partnership	51	51	—	(44)	(11)		—	—	—	—	—
Interest income	78	78	—	496	190		—	1	3	16	4
Interest expense	(8,122)	(1,411)	(686)	(28,823)	(1,180)		(1,760)	(2,901)	(3,154)	(2,722)	—

Income before minority interests	8,154	6,265	631	23,135	5,051		1,001	2,334	1,660	1,058	886
Minority interests	(393)	(429)	—	(1,103)	(269)		—	—	—	—	—

Net income	$7,761	$5,836	$631	$22,032	$4,782		$1,001	$2,334	$1,660	$1,058	$886

Basic earnings per share(3)	$0.18	$0.19	—	$0.50	$0.15		—	—	—	—	—
Diluted earnings per share(4)	$0.17	$0.19	—	$0.50	$0.15		—	—	—	—	—
Weighted average common shares outstanding — basic	44,279,613	31,129,613	—	44,115,178	30,965,178		—	—	—	—	—
Weighted average common shares outstanding — diluted	47,298,820	34,148,820	—	46,917,575	33,767,575		—	—	—	—	—
Cash dividends declared per common share	—	$0.27	—	—	$0.42		—	—	—	—	—
Balance Sheet Data (at period end)
Rental properties, net	$1,035,489	$489,136	$46,792	—	$468,488		—	$47,025	$47,853	$48,627	$36,279
Total assets	1,276,744	601,617	49,933	—	581,723		—	50,056	50,732	50,500	37,755
Mortgages and other secured loans	496,981	101,594	36,971	—	102,236		—	37,208	37,743	36,879	16,039
Unsecured line of credit	—	19,500	—	—	—		—	—	—	—	—
Total liabilities	554,275	159,258	37,353	—	137,639		—	37,597	38,563	37,961	25,000
Minority interests	22,486	22,486	—	—	22,267		—	—	—	—	—
Stockholders’ equity and partners’ capital	699,983	419,873	12,580	—	421,817		—	12,459	12,169	12,539	12,752
Total liabilities and equity	1,276,744	601,617	49,933	—	581,723		—	50,056	50,732	50,500	37,755
Other Data:
Funds from operations(5)	$19,381	—	—	$66,265	—		—	—	—	—	—
Cash flows from:
Operating activities	—	10,062	687	—	13,959	(2)	—	2,416	1,762	1,239	(410)
Investing activities	—	(32,197)	—	—	(456,680	)(2)	—	(105)	(159)	(17,703)	(18,482)
Financing activities	—	9,836	(756)	—	470,433	(2)	—	(2,666)	(1,210)	16,569	18,906

(1)	Represents the results and financial position of the Predecessor for the three months ended March 31, 2004.

(2)	Consolidated and combined cash flow information of BioMed Realty Trust, Inc. and the Predecessor for the year ended December 31, 2004.

(3)	Basic earnings per share equals net income divided by the number of shares of our common stock outstanding excluding the weighted average of the number of unvested shares of restricted stock. Pro forma basic earnings per share is computed assuming this offering was consummated as of the first day of the period presented.

(4)	Diluted earnings per share equals pro forma net income divided by the sum of the number of shares of our common stock outstanding excluding the weighted average number of unvested shares of restricted stock, plus an amount computed using the treasury stock method with respect to the unvested shares of our restricted stock. Pro forma diluted earnings per share is computed assuming this offering was consummated as of the first day of the period presented.

(5)	As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

	Pro Forma

	Three Months
	Ended	Year Ended
	March 31,	December 31,
	2005	2004

Reconciliation of Pro Forma Funds from Operations
Pro forma net income	$7,761	$22,032
Adjustments:
Pro forma minority interests	502	1,426
Pro forma real estate depreciation and amortization	11,118	42,807

Pro forma funds from operations	$19,381	$66,265

(6)	Balance sheet data are unaudited.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      You should read the following discussion in conjunction with “Selected Financial Data” and the financial statements and the related notes thereto appearing elsewhere in this prospectus. Where appropriate, the following discussion includes analysis of the effects of our IPO and the related formation transactions. These effects are reflected in the historical and pro forma consolidated financial statements appearing elsewhere in this prospectus. References to “we,” “us” and “our” refer to BioMed Realty Trust, Inc.
Overview
      BioMed Realty Trust, Inc. is a Maryland corporation formed in April 2004. We operate as a REIT focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. Our tenants include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. Our current properties and our primary acquisition targets are located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/ New Jersey.
      We completed an IPO of our common stock in August 2004. In connection with the IPO, we acquired 13 properties with an aggregate of 2.3 million rentable square feet of laboratory and office space. We acquired Industrial Road, Science Center Drive, Bernardo Center Drive, Balboa Avenue, Eisenhower Road and a general partnership interest in McKellar Court from affiliates and others for an aggregate of 2.9 million operating partnership units, aggregate cash consideration of $77.0 million using net proceeds of the IPO and the assumption of $14.0 million of debt (excluding $10.9 million of principal associated with our McKellar Court property, which is owned through an unconsolidated partnership, and excluding $1.8 million of premium). In addition, we acquired seven properties from unaffiliated third parties: Landmark at Eastview, King of Prussia, Elliott Avenue, Monte Villa Parkway, Bridgeview, Bayshore Boulevard and Towne Centre Drive. These properties were acquired for aggregate cash consideration of $323.2 million using net proceeds of the IPO and the assumption of $29.0 million of debt (excluding $3.2 million of premium). The seller of the Bridgeview property exercised its right to extend the closing date on a portion of the property, consisting of one building representing $16.2 million (or approximately 50% of the purchase price), to March 2005 to facilitate a like-kind exchange under Section 1031 of the Code.
      Since the completion of the IPO, we have acquired 20 properties and the third building on our Bridgeview property in Hayward, California, with an aggregate of 2.0 million rentable square feet of laboratory and office space. We acquired San Diego Science Center, Ardentech Court in Fremont, California, Beckley Street and Tributary Street in Baltimore, Maryland (in a sale-leaseback transaction with Guilford Pharmaceuticals Inc.), Waples Street in San Diego (through a majority-owned joint venture), Graphics Drive in Ewing, New Jersey, Fresh Pond Research Park in Cambridge, Massachusetts, Coolidge Avenue in Watertown, Massachusetts, Phoenixville Pike in Malvern, Pennsylvania, Nancy Ridge Drive in San Diego, Dumbarton Circle in Fremont, California and the Lyme portfolio from unaffiliated third parties for aggregate cash consideration of $546.9 million and the assumption of $143.0 million of debt (excluding $7.8 million of premium). As of May 31, 2005, our properties were approximately 92.2% leased to 76 tenants. Of the remaining unleased space, 204,071 square feet, or 4.8% of our total rentable square footage, was under redevelopment.
      On May 31, 2005, we completed the acquisition of the Lyme portfolio. The Lyme portfolio consists of ten buildings with an aggregate of approximately 1.1 million rentable square feet of laboratory and office space, which upon acquisition was 96.8% leased with an average remaining term of ten years, and includes the parking structure with 447 parking spaces. The purchase price was $523.6 million, excluding closing costs, and was funded through borrowings under three credit facilities with KeyBank and other lenders and the assumption of approximately $131.2 million of indebtedness.

      Our business consists of acquiring and managing office and laboratory properties primarily leased on a triple-net basis to life science tenants. We acquired our existing portfolio using our focused acquisition strategy. This strategy emphasizes a critical review of each property’s location, design elements and suitability for alternative tenants. In most cases, we acquire properties with leases in place and we structure our acquisition based on our careful consideration of the financial position and prospects of the tenants, as well as the lease structure and remaining term of the lease. See “Business and Properties — Our Business Strategy.”
      Our tenant focus is on entities in the life science industry. Compared to more generic office and industrial properties, properties suitable for use by life science tenants often have enhanced floor rigidity and load bearing capacities, higher floor-to-ceiling clear heights, enhanced electrical, plumbing and HVAC systems and other improved infrastructure.
      We believe that properties suitable for tenants in the life science industry will provide a favorable risk-adjusted rate of return. This belief is based on a number of factors, including:

•	high demand for this property type due to overall growth in the life science industry and the mission-critical nature of these properties to tenants in that industry, and

•	restricted supply of this property type resulting from:

•	lack of familiarity with the investment merits of the life science industry by the real estate market in general,

•	the unique construction and design elements for this property type, which keep many landlords focused on lower-cost office space, warehouse space and other types of real estate investments, and

•	low availability of suitable financing for properties containing life science tenants. Management’s experience is that many lenders will not underwrite properties designed for life science tenants because of the high cost per square foot and the fact that many tenants in the industry are not profitable.
      Leases for life science tenants typically are triple-net leases but also include gross leases and modified gross leases. Triple-net leases require the tenant to pay its pro rata share of substantially all property operating expenses, including property taxes, insurance, maintenance and utilities. Gross leases require the landlord to pay all property operating expenses, and modified gross leases require the landlord and the tenant each to pay a portion of the property operating expenses. Our portfolio primarily consists of triple-net leases where the tenants reimburse us for substantially all of their pro rata share of the properties’ operating expenses. Our leases typically include annual rent escalations, either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures).
      Consistent with life science industry practices with respect to triple-net leases, our tenants are generally responsible for capital expenditures and maintenance necessary to maintain the condition of the property. The shifting of all or a large portion of operating and capital expenditures to tenants under triple-net or modified gross leases results in a business with relatively low overhead and that, as a consequence, we believe is highly scalable. Furthermore, our tenants typically make significant expenditures for tenant improvements. Many of these improvements become our property at the conclusion of the lease. This investment serves as a barrier to exit for our current tenants and as an inducement for prospective tenants if we need to re-lease the space.
      Our objective is to use debt to finance, on average, approximately 50% of the acquisition cost of the properties that we buy. We intend to leverage the equity we raise in this offering by financing our future acquisitions with a combination of equity, long-term fixed- or floating-rate debt as well as floating-rate credit facilities. Our objective is to finance each property with long-term fixed-rate debt with a maturity matching or exceeding, to the extent possible, the remaining term of the lease. This strategy minimizes interest rate risk and should result in more consistent and reliable cash flows. We believe that our financing plan will enable us to execute on our acquisition strategy as detailed in “Business and Properties — Our Business Strategy.”
Factors Which May Influence Future Operations
      Approximately 3.6% of our leased square footage expires during 2005 and approximately 3.8% of our leased square footage expires during 2006. Our leasing strategy focuses on leasing currently vacant space and negotiating renewals for leases scheduled to expire, and identifying new tenants or existing tenants seeking additional space to occupy the spaces for which we are unable to negotiate such renewals. Additionally, we will seek to lease space that is currently under master lease arrangements at our Bayshore and King of Prussia properties, which expire in 2006 and 2008, respectively.
      Our corporate strategy is to continue to focus on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. Our leasing strategy focuses on executing long-term leases with creditworthy tenants. We also intend to proceed with new developments, when prudent.
      The success of our leasing and development strategy will be dependent upon the general economic conditions in the United States and in our primary target markets of Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/ New Jersey.
      We believe that, on a portfolio basis, rental rates on leases expiring in 2005 and 2006 are at or below market rental rates that are currently being achieved in our markets. However, we cannot give any assurance that leases will be renewed or that available space will be re-leased at rental rates equal to or above the current contractual rental rates or at all.
Critical Accounting Policies
      The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. We base our estimates on historical experience and on various other assumptions believed to be reasonable under the circumstances. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied resulting in a different presentation of our financial statements. On an ongoing basis, we evaluate our estimates and assumptions. In the event estimates or assumptions prove to be different from actual results, adjustments are made in subsequent periods to reflect more current information. Below is a discussion of accounting policies that we consider critical in that they may require complex judgment in their application or require estimates about matters that are inherently uncertain.

REIT Compliance
      We intend to elect to be taxed as a REIT under the Code. Qualification as a REIT involves the application of highly technical and complex provisions of the Code to our operations and financial results and the determination of various factual matters and circumstances not entirely within our control. We believe that our current organization and method of operation comply with the rules and regulations promulgated under the Code to enable us to qualify, and continue to qualify, as a REIT. However, it is possible that we have been organized or have operated in a manner that would not allow us to qualify as a REIT, or that our future operations could cause us to fail to qualify.
      If we fail to qualify as a REIT in any taxable year, then we will be required to pay federal income tax (including any applicable alternative minimum tax) and, in most of the states in which we operate, state income tax on our taxable income at regular corporate tax rates. We are subject to certain state and local taxes. If we lose our REIT status, then our net earnings available for investment or distribution to stockholders would be significantly reduced for each of the years involved, and we would no longer be required to make distributions to our stockholders.

Investments in Rental Property
      Purchase accounting was applied, on a pro-rata basis where appropriate, to the assets and liabilities of real estate entities in which we acquired an interest or a partial interest. The fair value of tangible assets of an acquired property (which includes land, buildings, and improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, buildings and improvements based on management’s determination of the relative fair value of these assets. We determine the as-if-vacant fair value using methods similar to those used by independent appraisers. Factors considered by us in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand.
      In allocating fair value to the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place leases are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (1) the contractual amounts to be paid pursuant to the in-place leases and (2) our estimate of the fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the leases. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented as acquired lease obligations in the accompanying consolidated balance sheets) are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangible will be written off.
      The aggregate value of other acquired intangible assets consists of acquired in-place leases and acquired management agreements. The fair value allocated to acquired in-place leases consists of a variety of components including, but not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (2) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes, insurance and other operating expenses); (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period; and (4) the value associated with avoided tenant improvement costs or other inducements to secure a tenant lease. The fair value assigned to the acquired management agreements are recorded at the present value (using an interest rate which reflects the risks associated with the management agreements acquired) of the acquired management agreements with certain tenants of the acquired properties. The values of in-place leases and management agreements (presented as deferred leasing costs on the accompanying consolidated balance sheets) are amortized to expense over the remaining non-cancelable period of the respective leases or agreements. If a lease were to be terminated prior to its stated expiration, all unamortized amounts related to that lease would be written off.
      Costs related to acquisition, development, construction and improvements are capitalized. Capitalized costs associated with unsuccessful acquisitions are charged to expense when an acquisition is abandoned.
      Repair and maintenance costs are charged to expenses as incurred and significant replacements and betterments are capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of an asset or increase its operating efficiency. Significant replacement and betterments represent costs that extend an asset’s useful life or increase its operating efficiency.

Revenue Recognition
      Rental income is recognized using the straight-line method over the terms of the tenant leases. Accrued straight-line rents included in our consolidated balance sheets represent the aggregate excess of rental revenue recognized on a straight-line basis over the contractual rent. Our leases generally contain provisions under which the tenants reimburse us for a portion of property operating expenses and real estate taxes incurred by us. Such reimbursements are recognized in the period that the expenses are incurred. Lease termination fees are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants. As discussed above, we recognize amortization of the value of acquired above or below market tenant leases as a reduction of rental income in the case of above market leases or an increase to rental revenue in the case of below market leases.
      We must make subjective estimates related to when our revenue is earned and the collectibility of our accounts receivable related to minimum rent, deferred rent, expense reimbursements, lease termination fees and other income. We specifically analyze accounts receivable and historical bad debts, tenant concentrations, tenant creditworthiness, and current economic trends when evaluating the adequacy of the allowance for doubtful accounts receivable. These estimates have a direct impact on our net income because a higher bad debt allowance would result in lower net income, and recognizing rental revenue as earned in one period versus another would result in higher or lower net income for a particular period.

Depreciation and Amortization
      We compute depreciation and amortization on our properties using the straight-line method based on estimated useful asset lives. In accordance with SFAS No. 141, Business Combinations, we allocate the acquisition cost of real estate to land, building, tenant improvements, acquired above- and below-market leases, origination costs and acquired in-place leases based on an assessment of their relative fair values and depreciate or amortize these assets over their useful lives. The amortization of acquired above- and below-market leases and acquired in-place leases is recorded as an adjustment to revenue and depreciation and amortization, respectively, in the consolidated statements of income.
Results of Operations
      The following is a comparison, for the three months ended March 31, 2005 and 2004, for the years ended December 31, 2004 and 2003 and for the years ended December 31, 2003 and 2002, of the consolidated operating results of BioMed Realty Trust, Inc., the operating results of 201 Industrial Road, L.P., our predecessor, and the combined operating results of Bernardo Center Drive, Science Center Drive and Balboa Avenue. We refer to Bernardo Center Drive, Science Center Drive and Balboa Avenue as the Combined Contribution Properties. As part of our formation transactions, our predecessor was contributed to us on August 17, 2004 in exchange for 1,461,451 units in our operating partnership, and the Combined Contribution Properties, which were under common management with our predecessor, were contributed to us in exchange for 1,153,708 units in our operating partnership.
      Our predecessor is considered for accounting purposes to be our acquirer. As such, the historical financial statements presented herein for our predecessor were prepared on a stand-alone basis. The financial statements of the Combined Contribution Properties are presented herein on an historical combined basis. Management does not consider the financial condition and operating results of our predecessor on a stand-alone basis to be indicative of the historical operating results of our company taken as a whole. Therefore, the following discussion relates to the financial condition and operating results of our predecessor and the Combined Contribution Properties, the other properties contributed to us over which our management has provided continuous common management throughout the applicable reporting periods, on a combined historical basis. Subsequent to the dates they were contributed to us, the financial information for each of our predecessor and the Combined Contribution Properties is included in the financial information for BioMed Realty Trust, which commenced operations on August 11, 2004. Management believes this presentation provides a more meaningful discussion of the financial condition and operating results of BioMed Realty Trust, our predecessor and the Combined Contribution Properties. In order to present these results on a meaningful combined basis, the historical combined financial information for all periods presented includes combining entries to reflect the partner’s capital of our predecessor which was not owned by management.

      The following tables set forth the basis for presenting the historical combined financial information.

	BioMed Realty
	Trust, Inc.	Predecessor	Combined Contribution Properties

	Period	Period	Period
	August 11,	January 1,	January 1,
	2004 through	2004 through	2004 through
	December 31,	August 17,	the Date of	Combining
	2004	2004	Contribution	Entries	Total

Year Ended December 31, 2004:
Revenues:
Rental	$19,432	$3,339	$2,831	—	$25,602
Tenant recoveries	9,222	375	479	—	10,076

	28,654	3,714	3,310	—	35,678

Expenses:
Rental operations	11,619	353	353	—	12,325
Depreciation and amortization	7,853	600	543	—	8,996
General and administrative	3,130	—	97	—	3,227

	22,602	953	993	—	24,548

Income from operations	6,052	2,761	2,317	—	11,130
Equity in net loss of unconsolidated partnership	(11)	—	—	—	(11)
Interest income	190	—	10	—	200
Interest expense	(1,180)	(1,760)	(1,594)	—	(4,534)

Income before minority interests	5,051	1,001	733	—	6,785
Minority interests	(269)	—	(223)	(582)	(1,074)

Net income	$4,782	$1,001	$510	$(582)	$5,711

		Combined
		Contribution	Combining
	Predecessor	Properties	Entries	Total

Year Ended December 31, 2003:
Revenues:
Rental	$6,275	$4,189	—	$10,464
Tenant recoveries	744	743	—	1,487

	7,019	4,932	—	11,951

Expenses:
Rental operations	830	633	—	1,463
Depreciation and amortization	955	854	—	1,809
General and administrative	—	155	—	155

	1,785	1,642	—	3,427

Income from operations	5,234	3,290	—	8,524
Interest income	1	33	—	34
Interest expense	(2,901)	(2,449)	—	(5,350)

Income before minority interests	2,334	874	—	3,208
Minority interests	—	(297)	(1,367)	(1,664)

Net income	$2,334	$577	$(1,367)	$1,544

		Combined
		Contribution	Combining
	Predecessor	Properties	Entries	Total

Year Ended December 31, 2002:
Revenues:
Rental	$5,869	$4,189	—	$10,058
Tenant recoveries	718	745	—	1,463

	6,587	4,934	—	11,521

Expenses:
Rental operations	821	638	—	1,459
Depreciation and amortization	955	860	—	1,815
General and administrative	—	161	—	161

	1,776	1,659	—	3,435

Income from operations	4,811	3,275	—	8,086
Interest income	3	57	—	60
Interest expense	(3,154)	(2,579)	—	(5,733)

Income before minority interests	1,660	753	—	2,413
Minority interests	—	(237)	(965)	(1,202)

Net income	$1,660	$516	$(965)	$1,211

	Three Months
	Ended	Three Months Ended March 31, 2004
	March 31, 2005
			Combined
	BioMed Realty		Contribution	Combining
	Trust, Inc.	Predecessor	Properties	Entries	Total

Three Months Ended March 31 (unaudited):
Revenues:
Rental	$14,214	$1,562	$1,046	—	$2,608
Tenant recoveries	7,254	150	182	—	332
Other income	3,003	—	—	—	—

Total revenues	24,471	1,712	1,228	—	2,940

Expenses:
Rental operations	6,395	65	74	—	139
Real estate taxes	1,788	88	56	—	144
Depreciation and amortization	6,191	242	204	—	446
General and administrative	2,550	—	58	—	58

Total expenses	16,924	395	392	—	787

Income from operations	7,547	1,317	836	—	2,153
Equity in net income of unconsolidated partnership	51	—	—	—	—
Interest income	78	—	5	—	5
Interest expense	(1,411)	(686)	(613)	—	(1,299)

Income before minority interests	6,265	631	228	—	859
Minority interests	(429)	—	(72)	(370)	(442)

Net income	$5,836	$631	$156	$(370)	$417

Comparison of the Three Months Ended March 31, 2005 to the Three Months Ended March 31, 2004
      Rental Revenues. Rental revenues increased $11.6 million to $14.2 million for the three months ended March 31, 2005 compared to $2.6 million for the three months ended March 31, 2004. The increase was primarily due to the inclusion of rental revenues for the properties acquired in connection with our IPO as well as acquisitions subsequent to our IPO.
      Tenant Recoveries. Revenues from tenant reimbursements increased $7.0 million to $7.3 million for the three months ended March 31, 2005 compared to $332,000 for the three months ended March 31, 2004. The increase was primarily due to the inclusion of tenant reimbursements for the properties acquired in connection with our IPO as well as acquisitions subsequent to our IPO.
      Other Income. Other income is comprised of a gain on early termination of lease of a portion of the Nektar lease at Industrial Road of $3.0 million for the three months ended March 31, 2005 compared to $0 for the three months ended March 31, 2004.
      Rental Operations Expense. Rental operations expenses increased $6.3 million to $6.4 million for the three months ended March 31, 2005 compared to $139,000 for the three months ended March 31, 2004. The increase was primarily due to the inclusion of rental property operations expenses for the properties acquired in connection with our IPO as well as acquisitions subsequent to our IPO.
      Real Estate Tax Expense. Real estate tax expense increased $1.7 million to $1.8 million for the three months ended March 31, 2005 compared to $144,000 for the three months ended March 31, 2004. The increase was primarily due to the inclusion of property taxes for the properties acquired in connection with our IPO as well as additional property acquisitions subsequent to our IPO.
      Depreciation and Amortization Expense. Depreciation and amortization expense increased $5.8 million to $6.2 million for the three months ended March 31, 2005 compared to $446,000 for the three months ended March 31, 2004. The increase was primarily due to the inclusion of depreciation and amortization expense for the properties acquired in connection with our IPO as well as acquisitions subsequent to our IPO.
      General and Administrative Expenses. General and administrative expenses increased to $2.6 million for the three months ended March 31, 2005 from $58,000 for the three months ended March 31, 2004. The increase was primarily due to the IPO, the hiring of new personnel after the IPO, the addition of expenses relating to operating as a public company, compensation expense related to unvested restricted stock compensation awards accrued during the three months ended March 31, 2005 and higher consulting and professional fees associated with corporate governance and Sarbanes-Oxley Section 404 implementation.
      Interest Income. Interest income increased to $78,000 for the three months ended March 31, 2005 from $5,000 for the three months ended March 31, 2004. This is primarily due to interest earned on an increase of funds held by us during the three months ended March 31, 2005.
      Interest Expense. Interest expense increased $100,000 to $1.4 million for the three months ended March 31, 2005 compared to $1.3 million for the three months ended March 31, 2004. The increase in interest is a result of more overall debt outstanding after the consummation of the IPO partially offset by a reduction of interest expense in 2005 due to the accretion of debt premium, which decreased interest expense by $261,000.
      Minority Interests. Minority interests decreased to $429,000 for the three months ended March 31, 2005 from $442,000 for the three months ended March 31, 2004. The minority interest allocations for the three months ended March 31, 2005 and 2004 are not comparable due to the IPO. The 2004 allocation was a result of the percentage allocation to non-controlling interests of the Combined Contribution Properties and for our predecessor. The 2005 allocation was allocated to the limited partner unit holders of our operating partnership.

Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003
      Our results of operations for the years ended December 31, 2004 and 2003 include the accounts of our predecessor through the date of its contribution to us. Our predecessor is the largest of the properties contributed in our IPO and therefore has been identified as the accounting acquirer pursuant to paragraph 17 of SFAS No. 141, Business Combinations. As such, the historical financial statements presented herein for our predecessor were prepared on a stand-alone basis. The financial information for the Combined Contribution Properties also is included through the date of contribution for each property. Subsequent to the dates they were contributed to us, the financial information for each of our predecessor and the Combined Contribution Properties is included in the financial information for BioMed Realty Trust, which commenced operations on August 11, 2004.
      Rental Revenues. Rental revenues increased $15.1 million to $25.6 million for the year ended December 31, 2004 compared to $10.5 million for the year ended December 31, 2003. The increase was primarily due to the inclusion of rental revenues for the properties acquired in connection with our IPO as well as additional property acquisitions subsequent to our IPO. Rental revenues for the additional properties acquired during 2004 is net of amortization of the value recorded for acquired above market leases and includes amortization of acquired lease obligations related to below market leases, both related to purchase accounting entries recorded upon acquisition of the interests in these properties.
      Tenant Recoveries. Revenues from tenant reimbursements increased $8.6 million to $10.1 million for the year ended December 31, 2004 compared to $1.5 million for the year ended December 31, 2003. The increase was primarily due to the inclusion of tenant reimbursements for the properties acquired in connection with our IPO as well as additional property acquisitions subsequent to our IPO.
      Rental Operations Expenses. Rental operations expenses increased $10.8 million to $12.3 million for the year ended December 31, 2004 compared to $1.5 million for the year ended December 31, 2003. The increase was primarily due to the inclusion of rental property operations expenses for the properties acquired in connection with our IPO as well as additional property acquisitions subsequent to our IPO. These expenses include insurance, property taxes and other operating expenses, most of which were recovered from the tenants.
      Depreciation and Amortization Expense. Depreciation and amortization expense increased $7.2 million to $9.0 million for the year ended December 31, 2004 compared to $1.8 million for the year ended December 31, 2003. The increase was primarily due to the inclusion of depreciation and amortization expense for the properties acquired in connection with our IPO as well as additional property acquisitions subsequent to our IPO.
      General and Administrative Expenses. General and administrative expenses increased $3.1 million to $3.2 million for the year ended December 31, 2004 compared to $155,000 for the year ended December 31, 2003. The increase was primarily due to the IPO, the hiring of new personnel after the IPO, the addition of expenses relating to operating as a public company, and the compensation expense related to unvested restricted stock compensation awards accrued during the period from August 11, 2004 to December 31, 2004.
      Interest Income. Interest income increased to $200,000 for the year ended December 31, 2004 from $34,000 for the year ended December 31, 2003. This is primarily due to interest earned on funds held by us following the consummation of the IPO.
      Interest Expense. Interest expense decreased to $4.5 million for the year ended December 31, 2004 compared to $5.4 million for the year ended December 31, 2003. The decrease in interest is a result of the payoff of notes related to the Bernardo Center Drive and Balboa Avenue properties in connection with our IPO. In addition, interest expense was reduced in 2004 due to the accretion of debt premium, which decreased interest expense by $307,000.
      Minority Interests. Minority interests decreased to $1.1 million for the year ended December 31, 2004, compared to $1.7 million for the year ended December 31, 2003. The minority interest allocation for

2004 and 2003 are not comparable due to the IPO. The 2003 allocation was a result of the percentage allocation to non-controlling interests of the Combined Contribution Properties and for our predecessor. The 2004 allocation was allocated to the limited partner unit holders of our operating partnership.

Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002
      Rental Revenues. Rental revenues increased by $406,000, or 4.0%, to $10.5 million for 2003 compared to $10.1 million for 2002. The increase resulted from reduced rental rates charged during the build-out period for a portion of the Industrial Road property. Specifically, the tenant received a temporary rent reduction of $531,000 from October 2001 to October 2002, based on a pre-established formula as defined in the lease agreement.
      Tenant Recoveries. Revenues from tenant reimbursements remained consistent at approximately $1.5 million for 2003 and 2002.
      Rental Operations Expenses. Rental operations expenses remained consistent at approximately $1.5 million for 2003 and 2002. These expenses include insurance, property taxes and other operating expenses, most of which were recovered from the tenants.
      Depreciation and Amortization Expense. Depreciation and amortization expense remained consistent at $1.8 million for 2003 and 2002.
      General and Administrative Expenses. General and administrative expenses remained consistent at $155,000 for 2003 and $161,000 for 2002.
      Interest Income. Interest income was $34,000 for 2003 compared to $60,000 for 2002. The decrease was primarily due to a decrease in an amount due from a tenant for tenant improvements at the Balboa Avenue property. Additionally, we earned lower interest rates on cash balances in 2003 compared to 2002.
      Interest Expense. Interest expense decreased by $383,000, or 6.7%, to $5.4 million for 2003 compared to $5.7 million for 2002. This decrease resulted from reductions in the principal balances outstanding and a decrease in the interest rate floor (minimum contractual rate) on one of our variable-rate loans in August 2002. The weighted-average effective interest rate on our borrowings remained constant at 7.42% from December 31, 2002 to December 31, 2003.
      Minority Interests. Minority interests increased $462,000, or 38.5%, to $1.7 million for 2003 compared to $1.2 million in 2002. The increase in minority interest is a result of the consistent percentage allocation to non-controlling interests of income before minority interest, which increased as a result of the changes discussed above.
Funds from Operations
      We present funds from operations, or FFO, because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002). As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization (excluding amortization of loan origination costs) and after adjustments for unconsolidated partnerships and joint ventures. Our computation may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.
      The following tables provide the calculation of our FFO and a reconciliation to net income for the quarter ended March 31, 2005 and for the period from August 11, 2004 through December 31, 2004 (in thousands, except per share amounts):

	Quarter Ended	August 11, 2004
	March 31,	to December 31,
	2005	2004

Net income	$5,836	$4,782
Adjustments
Minority interests	538	414
Depreciation and amortization — real estate assets	6,180	7,903

Funds from operations	$12,554	$13,099

Funds from operations per share — diluted	$0.37	$0.39

Weighted-average common shares outstanding — diluted	34,148,820	33,767,575

Liquidity and Capital Resources
      Our short-term liquidity requirements consist primarily of funds to pay for operating expenses and other expenditures directly associated with our properties, including:

•	interest expense and scheduled principal payments on outstanding indebtedness,

•	general and administrative expenses,

•	future distributions expected to be paid to our stockholders, and

•	capital expenditures, tenant improvements and leasing commissions.
      We expect to satisfy our short-term liquidity requirements through our existing working capital and cash provided by our operations. Our rental revenue, provided by our triple-net leases, and minimal unreimbursed operating expenses generally provide cash inflows to meet our debt service obligations, pay general and administrative expenses, and fund regular distributions.
      Our long-term liquidity requirements consist primarily of funds to pay for scheduled debt maturities, renovations, expansions and other non-recurring capital expenditures that need to be made periodically and the costs associated with acquisitions of properties that we pursue. We expect to satisfy our long-term liquidity requirements through our existing working capital, cash provided by operations, long-term secured and unsecured indebtedness, the issuance of additional equity or debt securities and the use of net proceeds from the disposition of non-strategic assets. We also expect to use funds available under our revolving unsecured loan agreement to finance acquisition and development activities and capital expenditures on an interim basis.
      Our total market capitalization at March 31, 2005 was approximately $822.7 million based on the market closing price of our common stock at March 31, 2005 of $20.60 per share (assuming the conversion of 2,870,564 operating partnership units into common stock) and our debt outstanding was approximately $116.0 million (exclusive of unamortized debt premium and accounts payable and accrued expenses). As a result, our debt-to-total market capitalization ratio was approximately 14.1% at March 31, 2005. Following completion of this offering and application of the proceeds, our ratio of debt-to-total market capitalization will be approximately 31.1% (30.2% if the underwriters exercise their over-allotment option in full), based on our outstanding indebtedness and our closing stock price as of June 21, 2005. Our board of directors adopted a policy of limiting our indebtedness to approximately 60% of our total market capitalization. However, our board of directors may from time to time modify our debt policy in light of current economic or market conditions including, but not limited to, the relative costs of debt and equity capital, market conditions for debt and equity securities and fluctuations in the market price of our common stock. Accordingly, we may increase or decrease our debt to market capitalization ratio beyond the limit described above.
      On May 31, 2005, in order to finance the Lyme portfolio acquisition and provide additional working capital, we entered into three credit facilities with KeyBank and other lenders under which we initially borrowed $485.0 million of a total of $600.0 million available under these facilities. The credit facilities include a senior unsecured revolving credit facility of $250.0 million, under which we initially borrowed $135.0 million, a senior unsecured term loan facility of $100.0 million and a senior secured term loan facility of $250.0 million. We borrowed the full amounts under the senior unsecured term loan and senior secured term loan facilities. The senior unsecured facilities have a maturity date of May 30, 2008 and bear interest at a floating rate equal to, at our option, either (1) reserve adjusted LIBOR plus a spread which ranges from 120 to 200 basis points, depending on our leverage, or (2) the higher of (a) the prime rate then in effect plus a spread which ranges from 0 to 50 basis points and (b) the federal funds rate then in effect plus a spread which ranges from 50 to 100 basis points, in each case, depending on our leverage. The secured credit facility, which has a maturity date of May 30, 2010, is initially secured by 13 of our properties and bears interest at a floating rate equal to, at our option, either (1) reserve adjusted LIBOR plus 225 basis points or (2) the higher of (a) the prime rate then in effect plus 50 basis points and (b) the federal funds rate then in effect plus 100 basis points. The secured facility is also secured by our interest in any distributions from these properties and a pledge of the equity interests in a subsidiary owning one of these properties. We may not prepay the secured facility prior to May 31, 2006. Subject to the administrative agent’s reasonable discretion, we may increase the amount of the unsecured revolving credit facility to $400.0 million upon satisfying certain conditions. We entered into an interest rate swap agreement in connection with the closing of the credit facilities, which will have the effect of fixing the interest rate on the secured term loan at 6.4%.
      The terms of these credit facilities include certain restrictions and covenants, which limit, among other things, the payment of dividends, and the incurrence of additional indebtedness and liens. The terms also require compliance with financial ratios relating to the minimum amounts of net worth, fixed charge coverage, unsecured debt service coverage, leverage ratio and interest coverage, the maximum amounts of unsecured, secured and recourse indebtedness, and certain investment limitations. The dividend restriction referred to above provides that, except to enable us to continue to qualify as a REIT for federal income tax purposes, we will not during any four consecutive quarters make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of funds from operations or 100% of funds available for distribution, each as defined, for such period, subject to other adjustments. These credit facilities specify a number of events of default (some of which are subject to applicable cure periods), including, among others, the failure to make payments when due, noncompliance with covenants and defaults under other agreements or instruments of indebtedness. Upon the occurrence of an event of default, the lenders may terminate the facilities and declare all amounts outstanding to be immediately due and payable.
      On December 28, 2004, we completed a $49.3 million, five-year mortgage financing with The Northwestern Mutual Life Insurance Company at a rate of 4.55% per annum that matures on January 1, 2010. We may prepay the loan in full upon payment of a 1% fee. The debt is secured by three properties: Towne Centre Drive, Monte Villa Parkway and Bayshore Boulevard. The proceeds were used in part to repay outstanding borrowings under our then existing revolving credit facility.

      A summary of our outstanding consolidated secured indebtedness as of December 31, 2004 and March 31, 2005 is as follows (in thousands):

	Stated				Carrying	Carrying
	Fixed	Effective		Unamortized	Value at	Value at
	Interest	Interest	Principal	Premium	March 31,	December 31,
	Rate	Rate	Amount	Amount	2005	2004	Maturity Date

Ardentech Court	7.25%	5.06%	$4,807	$591	$5,398	$5,440	July 1, 2012
Bayshore Boulevard	4.55%	4.55%	16,378	—	16,378	16,438	January 1, 2010
Bridgeview	8.07%	5.04%	11,798	1,780	13,578	13,681	January 1, 2011
Eisenhower Road	5.80%	4.63%	2,244	73	2,317	2,331	May 5, 2008
Elliott Avenue	7.38%	4.63%	16,881	1,017	17,898	18,107	November 24, 2007
Monte Villa Parkway	4.55%	4.55%	9,971	—	9,971	10,007	January 1, 2010
Science Center Drive	7.65%	5.04%	11,667	1,613	13,280	13,376	July 1, 2011
Towne Centre Drive	4.55%	4.55%	22,774	—	22,774	22,856	January 1, 2010

			$96,520	$5,074	$101,594	$102,236

      The outstanding secured notes payable due to affiliates as of December 31, 2003 was repaid on August 17, 2004. Mortgage debt aggregating $77.0 million secured by the King of Prussia property was repaid in August 2004 concurrent with the purchase of the property. Premiums were recorded upon assumption of the notes at the time of the related acquisition to account for above-market interest rates. Amortization of these premiums is recorded as a reduction to interest expense over the remaining term of the respective note.
      As of March 31, 2005, principal payments due for our consolidated indebtedness were as follows (in thousands and excluding unamortized premiums):

2005	$1,456
2006	2,017
2007	37,112
2008	3,732
2009	1,716
Thereafter	69,987

$116,020

      We may in the future continue to enter into derivative financial instruments such as interest rate swaps, caps and treasury locks in order to mitigate our interest rate risk on a related financial instrument. In connection with the KeyBank $250.0 million secured term loan, we have entered into an interest rate swap agreement, which will have the effect of fixing the interest rate on the secured term loan at 6.4%. However, we were not a party to any derivative financial instruments at March 31, 2005. Further, we do not enter into derivative or interest rate transactions for speculative or trading purposes.

      The following table provides information with respect to our contractual obligations at March 31, 2005, including the maturities and scheduled principal repayments and related interest payments of our secured debt. We were not subject to any material capital lease obligations or unconditional purchase obligations as of March 31, 2005.
Contractual Obligations

	Through
	Remainder
Obligation	of 2005	2006	2007	2008	2009	Thereafter

	(In thousands)
Mortgage notes payable(1)	$5,787	$7,718	$23,126	$8,000	$5,833	$73,231
Unsecured line of credit	—	—	19,500	—	—	—
Share of secured debt of unconsolidated partnership(2)	164	219	219	219	219	2,159
Tenant obligations(3)	9,112	—	—	—	—	—
Construction projects	3,577	—	—	—	—	—

Total	$18,640	$7,937	$42,845	$8,219	$6,052	$75,390

(1)	Balance excludes $5.1 million of unamortized debt premium.

(2)	Balance excludes $385,000 of unamortized debt premium.

(3)	Committed tenant-related obligations based on executed leases as of March 31, 2005.
Off Balance Sheet Arrangements
      As of March 31, 2005, we had an investment in McKellar Court, L.P., which owns a single tenant occupied property located in San Diego. The acquisition of the investment in McKellar Court closed on September 30, 2004. McKellar Court is a variable interest entity as defined in Financial Accounting Standards Board Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities; however, we are not the primary beneficiary. The limited partner is also the only tenant in the property and will bear a disproportionate amount of any losses. We, as the general partner, will receive 21% of the operating cash flows and 75% of the gains upon sale of the property. We account for our general partner interest using the equity method. Significant accounting policies used by the unconsolidated partnership that owns this property are similar to those used by us. At March 31, 2005, our share of the debt related to this investment was equal to approximately $2.3 million (excluding unamortized debt premium). The assets and liabilities of McKellar Court were $18.9 million and $12.9 million, respectively, at March 31, 2005. The table below summarizes our share of the outstanding debt (based on our respective ownership interests) of this investment at March 31, 2005 (in thousands):

Stated
	Fixed	Effective		Unamortized	Total
	Interest	Interest	Principal	Premium	Book
	Rate	Rate	Amount	Amount	Value	Maturity Date

McKellar Court	8.56%	4.63%	$2,271	$385	$2,656	January 1, 2010

Cash Flows
      The following summary discussion of our cash flows is based on the Consolidated and Combined Statements of Cash Flows included in the Financial Statements in this prospectus and is not meant to be an all inclusive discussion of the changes in our cash flows for the periods presented below (in thousands):

	Three Months Ended March 31,

		Predecessor and
		Combined
	BioMed Realty	Contribution
	Trust, Inc.	Properties
	2005	2004	Change

Net cash provided by operating activities	$10,062	$1,137	$8,925
Net cash used in investing activities	(32,197)	—	(32,197)
Net cash provided by (used in) financing activities	9,836	(1,254)	11,090
Ending cash balance	15,570	238	15,332

	Year Ended December 31,

		Predecessor and
	BioMed Realty	Combined
	Trust, Inc. and	Contribution
	Predecessor	Properties
	2004	2003	Change

Net cash provided by operating activities	$13,959	$4,383	$9,576
Net cash used in investing activities	(456,680)	(105)	(456,575)
Net cash provided by (used in) financing activities	470,433	(4,563)	474,996
Ending cash balance	27,869	355	27,514
      Our statements of cash flows and those of our predecessor have been combined for the year ended December 31, 2004. The statements of cash flows of our predecessor have been combined with those of the Combined Contribution Properties for the three months ended March 31, 2004 and the year ended December 31, 2003 because management does not consider the cash flows of our predecessor on a stand-alone basis to be indicative of the historical cash flows of our company taken as a whole.

Comparison of the Three Months Ended March 31, 2005 to the Three Months Ended March 31, 2004
      Cash and cash equivalents were $15.6 million and $238,000, respectively, at March 31, 2005 and March 31, 2004.
      Net cash provided by operating activities increased $8.9 million to $10.0 million for the three months ended March 31, 2005 compared to $1.1 million for the three months ended March 31, 2004. The increase was primarily due to the increases in operating income before depreciation and amortization, and changes in other operating assets and liabilities.
      Net cash used in investing activities was $32.2 million for the three months ended March 31, 2005 compared to $0 for the three months ended March 31, 2004. The increase was primarily due to $33.0 million paid to acquire interests in real estate entities and funds held in escrow for acquisitions partially offset by receipts of master lease payments.
      Net cash provided by financing activities increased $11.1 million to $9.8 million for the three months ended March 31, 2005 compared to cash used of $1.3 million for the three months ended March 31, 2004. The increase was primarily due to borrowings under our revolving unsecured loan agreement offset by principal payments on mortgage loans, and payments of dividends and distributions.

Comparison of the Year Ended December 31, 2004 to the Year Ended December 31, 2003
      Net cash provided by operating activities increased $9.6 million to $14.0 million for the year ended December 31, 2004 compared to $4.4 million for the year ended December 31, 2003. The increase was primarily due to the acquisition of properties acquired in connection with our IPO.

      Net cash used in investing activities increased $456.6 million to $456.7 million for the year ended December 31, 2004 compared to $105,000 for the year ended December 31, 2003. The increase was primarily due to $459.3 million paid to acquire properties, funds held in escrow for acquisitions, and the repayment of related party payables, partially offset by funds received from prior owners for security deposits and tenant improvements and receipts of master lease payments.
      Net cash provided by financing activities increased $475.0 million to $470.4 million for the year ended December 31, 2004 compared to net cash used of $4.6 million for the year ended December 31, 2003. The increase was primarily due to the net proceeds received from the IPO of our common stock on August 11, 2004 and the exercise of the underwriters’ over-allotment option on August 16, 2004, offset by the payment of offering costs, principal payments on secured notes payable, the payment of loan costs, distributions to owners of the predecessor, and dividends paid to stockholders.
      Cash and cash equivalents were $27.9 million and $355,000 at December 31, 2004 and 2003, respectively.
Cash Distribution Policy
      We will elect to be taxed as a REIT under the Code commencing with our taxable year ended December 31, 2004. To qualify as a REIT, we must meet a number of organizational and operational requirements, including the requirement that we distribute currently at least 90% of our ordinary taxable income to our stockholders. It is our intention to comply with these requirements and maintain our REIT status. As a REIT, we generally will not be subject to corporate federal, state or local income taxes on taxable income we distribute currently (in accordance with the Code and applicable regulations) to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to federal, state and local income taxes at regular corporate rates and may not be able to qualify as a REIT for subsequent tax years. Even if we qualify for federal taxation as a REIT, we may be subject to certain state and local taxes on our income and to federal income and excise taxes on our undistributed taxable income, i.e., taxable income not distributed in the amounts and in the time frames prescribed by the Code and applicable regulations thereunder.
      Since our IPO through March 31, 2005, we have declared aggregate dividends on our common stock and distributions on our operating partnership units of $0.6897 per common share and unit, representing a full quarterly dividend for each of the fourth quarter of 2004 and first quarter of 2005 of $0.27 per common share and unit and a partial dividend for the third quarter of 2004 of $0.1497 per common share and unit. On June 3, 2005, we declared a dividend of $0.27 per common share and unit, for the period from April 1, 2005 to June 30, 2005, payable to the holders of record on June 15, 2005. The dividends are equivalent to an annual rate of $1.08 per common share and unit.
Inflation
      Some of our leases contain provisions designed to mitigate the adverse impact of inflation. These provisions generally increase rental rates during the terms of the leases either at fixed rates or indexed escalations (based on the Consumer Price Index or other measures). We may be adversely impacted by inflation on the leases that do not contain indexed escalation provisions. In addition, most of our leases require the tenant to pay an allocable share of operating expenses, including common area maintenance costs, real estate taxes and insurance. This may reduce our exposure to increases in costs and operating expenses resulting from inflation, assuming our properties remain leased and tenants fulfill their obligations to reimburse us for such expenses.
      Our Key Bank credit facilities bear interest at a variable rate, which, to the extent not adequately hedged, will be influenced by changes in short-term interest rates, and will be sensitive to inflation.

Newly Issued Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123R, Share-Based Payment, or SFAS 123R. SFAS 123R replaces SFAS 123. SFAS 123R requires the compensation cost relating to share-based payment transactions be recognized in financial statements and be measured based on the fair value of the equity instrument issued. SFAS 123R is effective in fiscal periods beginning after June 15, 2005. As of December 31, 2004, our equity issuances for compensation have consisted entirely of restricted stock grants to directors and employees. We do not believe that the treatment of our restricted stock grants under SFAS 123R differ from the treatment under SFAS 123. As a result, we do not expect the adoption of SFAS 123R to have a material impact on our results of operations, financial position or liquidity. On April 14, 2005, the Securities and Exchange Commission announced a deferral of the effective date of SFAS 123R for calendar year companies until the beginning of 2006.
      In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29, or SFAS 153. The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured on the fair value of assets exchanged. SFAS 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. We do not expect the adoption of SFAS 153 to have a material impact on our results of operations, financial position or liquidity.
Quantitative and Qualitative Disclosures About Market Risk
      Our future income, cash flows and fair values relevant to financial instruments depend upon prevailing market interest rates. Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risk to which we believe we are exposed is interest rate risk. Many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors that are beyond our control contribute to interest rate risk.
      As of March 31, 2005, our consolidated debt consisted of eight fixed-rate notes with a carrying value of $101.6 million (including $5.1 million of unamortized premium) and a weighted-average effective interest rate of 4.71% and our credit facility with an outstanding balance of $19.5 million and a weighted-average variable interest rate of 4.03%. To determine fair value, the fixed-rate debt is discounted at a rate based on an estimate of current lending rates, assuming the debt is outstanding through maturity and considering the notes’ collateral. At March 31, 2005, the fair value of the fixed-rate debt was estimated to be $99.0 million compared to the net carrying value of $101.6 million (including $5.1 million of unamortized premium). We do not believe that the interest rate risk represented by our fixed rate debt was material as of March 31, 2005 in relation to total assets of $601.6 million and equity market capitalization of $706.7 million of our common stock and operating units. At March 31, 2005, the fair value of the debt of our investment in unconsolidated partnership approximated the carrying value.
      If interest rates were to increase by 10%, or 40 basis points, the increase in interest expense on our $19.5 million in variable rate debt would decrease future annual earnings and cash flows by approximately $72,000 as of March 31, 2005. If interest rates were to decrease by 10%, or 40 basis points, the decrease in interest expense on our $19.5 million in variable rate debt would increase our future annual earnings and cash flows by approximately $72,000 as of March 31, 2005.
      These amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of the magnitude discussed above, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

      In order to modify and manage the interest rate characteristics of our outstanding debt and to limit the effects of interest rate risks on our operations, we may utilize a variety of financial instruments, including interest rate swaps, caps and treasury locks in order to mitigate our interest rate risk on a related financial instrument. The use of these types of instruments to hedge our exposure to changes in interest rates carries additional risks, including counterparty credit risk, the enforceability of hedging contracts and the risk that unanticipated and significant changes in interest rates will cause a significant loss of basis in the contract. To limit counterparty credit risk we will seek to enter into such agreements with major financial institutions with high credit ratings. There can be no assurance that we will be able to adequately protect against the foregoing risks and will ultimately realize an economic benefit that exceeds the related amounts incurred in connection with engaging in such hedging activities. We do not enter into such contracts for speculative or trading purposes. For the period from August 11, 2004 to March 31, 2005, we were not a party to any such financial instruments. In connection with the KeyBank $250.0 million secured term loan, we have entered into an interest rate swap agreement, which will have the effect of fixing the interest rate on the secured term loan at 6.4%.

BUSINESS AND PROPERTIES
Business Overview
      We are a REIT focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. Our tenants include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. Our current properties and our primary acquisition targets are located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/ New Jersey.
      We completed an IPO of our common stock in August 2004 and raised net proceeds of approximately $429.3 million. In connection with the IPO, we acquired 13 properties with an aggregate of 2.3 million rentable square feet of laboratory and office space. Since the completion of the IPO, we have acquired an additional 20 properties with an aggregate of 2.0 million rentable square feet of laboratory and office space for aggregate cash consideration of $546.9 million and the assumption of $143.0 million of debt. As of May 31, 2005, we owned 33 properties with an aggregate of 4.3 million rentable square feet of laboratory and office space, which was approximately 92.2% leased to 76 tenants. Of the remaining unleased space, 204,071 square feet, or 4.8% of our total rentable square footage, was under redevelopment.
      On May 31, 2005, we completed the acquisition of the Lyme portfolio, described below under “— Lyme Portfolio Properties.” The Lyme portfolio consists of ten buildings with an aggregate of approximately 1.1 million rentable square feet of laboratory and office space, which upon acquisition was 96.8% leased with an average remaining term of ten years, and includes the parking structure with 447 parking spaces. The purchase price was $523.6 million, excluding closing costs, and was funded through borrowings under three credit facilities with KeyBank and other lenders and the assumption of approximately $131.2 million of indebtedness.
      Our senior management team has significant experience in the real estate industry, principally focusing on properties designed for life science tenants. We operate as a fully integrated, self-administered and self-managed REIT, providing management, leasing, development and administrative services to our properties.
      Our executive offices are located at 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128. Our telephone number at that location is (858) 485-9840. Our website is located at www.biomedrealty.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission.

Industry Overview
      The life science industry represents a large and fast growing segment of the U.S. economy. In 2004, according to CMS, health care spending grew 7.5% to an estimated $1.8 trillion, representing 15.4% of U.S. gross domestic product, and annual health care spending is projected to grow faster than the broader economy for the next ten years, reaching $3.6 trillion in 2014, representing 18.7% of U.S. gross domestic product, as shown in the chart below. According to the Bureau of Labor Statistics, employment in the health services industry is forecasted to grow at approximately twice the rate of the broader economy. In addition, according to a 2001 study by Research!America, it was estimated that for every dollar spent on health care $0.06 was spent on research, which would represent approximately $100 billion in 2003. Within the life science industry, we primarily focus on the following tenants: biotechnology and pharmaceutical companies, scientific research institutions and government agencies.
National Health Expenditures and Their Share of Gross Domestic Product, 1994-2014
        Source: CMS

Biotechnology Companies
      Biotechnology is a large and growing, well-financed segment of total health care spending and employment. According to NDC Health, the market for prescription drugs accounted for approximately $251 billion in 2004, and has grown 51.2% since 2000. This revenue growth has been supported by significant increases in research and development spending. In the 2004 Ernst & Young Global Biotechnology Report issued in June 2004, or E&Y Report, Ernst & Young LLP estimates that public U.S. biotechnology companies spent $13.6 billion on research and development in 2003, representing a 101% increase since 1998. Ernst & Young estimates that this sector received approximately $75 billion in total financings. Also, since 1998, biotechnology employment by public U.S. biotechnology companies has grown 38% to an aggregate of 146,100 employees. The strengthening financial condition of the biotechnology industry is reflected in the revenue growth demonstrated in the chart below, with revenues growing from $12 billion in 1994 to $36 billion in 2003.
Domestic Biotechnology Revenues
        Source: Ernst & Young LLP

Pharmaceutical Companies
      Pharmaceutical companies are an important segment of the life science industry. Pharmaceutical companies not only require increasing amounts of research and development space but directly and indirectly drive demand for additional life science facilities. Pharmaceutical Research and Manufacturers of America, or PhRMA, estimates that the domestic pharmaceutical industry spent approximately $27.1 billion on research and development in 2003, an increase of 158% in the last ten years (as shown below), and has increased this spending every year since 1970. Over the same period, domestic pharmaceutical sales increased over 200%. Research and development spending has benefited from this sales growth, as well as more complex disease targets and a more extensive regulatory process.
Domestic Pharmaceutical R&D Expenditures
        Source: PhRMA

Scientific Research Institutions
      Demand for our space is also driven by university and non-profit research institute spending. These institutions directly drive the demand for laboratory space through their own research efforts and indirectly through funding private sector research and supplying access to their research facilities and equipment. For example, the Scripps Research Institute in San Diego utilizes over one million square feet of laboratory space and employs more than 2,800 scientists, technicians and other professionals. Other examples of non-profit research institutions in our target markets include the American Heart Association, the American Lung Association, the American Cancer Society, the Salk Institute for Biological Studies, the Whitehead Institute for Biomedical Research, the National Cancer Institute, the Sloan Kettering Institute for Cancer Research and the Fred Hutchinson Cancer Research Center. Universities and research hospitals such as the University of California, San Diego, the University of California, San Francisco, Stanford University, Johns Hopkins University, the University of Pennsylvania, Princeton University, Columbia University, Harvard University and Massachusetts General Hospital also have active research and development efforts and are important drivers of demand for rental space in the markets in which they operate.

     Government Agencies
      A fourth major demand driver and tenant focus for us is federal and state government agencies. Government agencies drive the need for space directly through their research and development programs and indirectly through research funding provided to university, non-profit research institutes and for-profit life science entities. The National Institutes of Health alone has an approved budget of $26.9 billion for research and development spending for 2004, and its total annual expenditures have increased from approximately $10.3 billion in 1994 to approximately $25.2 billion in 2003, as shown below. Other federal government agencies that fund health care research include: the Department of Health and Human Services, the Food and Drug Administration, or FDA, the Department of Homeland Security, the Environmental Protection Agency and the Department of Agriculture. These efforts are also supplemented by research grants and tax benefits from state and local government programs and agencies.
R&D Expenditures by the National Institutes of Health
        Source: National Institutes of Health
     We believe that there is a high likelihood for continued growth in the life science industry due to several factors, including (1) the existing high level of and continuing increase in research and development expenditures, (2) the aging of the U.S. population resulting from the transition of baby boomers to senior citizens, which has increased the demand for new drugs and services, and (3) escalating health care costs, which drive the demand for better drugs, less expensive treatments and more services in an attempt to manage such costs.
Life Science Real Estate Characteristics
      Life science entities desire properties that are strategically located near leading academic and research institutions and that have unique design and construction requirements to accommodate their research, development, clinical testing and product development needs. To accommodate the additional building infrastructure and tenant owned furniture, fixtures and equipment, properties are designed with enhanced structural floor rigidity and load bearing capacities ranging between 100 and 150 pounds per square foot and unobstructed floor-to-ceiling clear heights of 12.5 to 16 feet. In contrast, many of the existing multi-story office buildings in the market today have elevated floors with structural load bearing capacities ranging between 60 and 80 pounds per square foot and floor-to-ceiling clear heights of only 10.5 to twelve feet. Also, properties must have enhanced electrical, plumbing and HVAC systems. In addition, due to the critical nature of the tenant’s operations, life science properties typically require building systems to have significant excess capacity not found in generic office or industrial space.
      As an example, a typical office space environment cycles the volume of air within the space four to six times per hour using 10% to 20% of fresh outside air with the balance of the air re-circulated. A typical life science laboratory space environment cycles the volume of air within the space ten to 15 times per hour using 100% fresh air. This differential in the amount of fresh air and volume cycles significantly increases the amount and size of the facilities’ electrical, plumbing and HVAC equipment needs.
      Historically, the markets for properties designed for life science tenants with laboratory space have been characterized by fragmented ownership and scarce market data, with a limited number of institutional investors investing in and owning life science properties. Limited familiarity with the unique aspects of the property type and the high cost per square foot compared to traditional office and warehouse property have led to a lack of participation from traditional commercial property lenders in the sector. The limited access to cost-effective debt financing has in turn resulted in a limited number of competitors with the requisite expertise and access to capital necessary to acquire, develop and own properties designed for life science tenants.
Target Markets
      We focus our investment efforts in seven key markets: Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/ New Jersey. These target markets have emerged as primary hubs for research and development and production in the life science industry. These markets generally have reputations for scientific excellence and are often associated with a concentration of academic centers. Each market’s reputation for scientific excellence is enhanced by having some mature health care companies in the region which provide scale and stability to the market, in addition to a regular supply of new startups, which are drawn to the market by the ability to leverage off of the existing industry infrastructure. Furthermore, these markets generally provide a high quality of life for the skilled workforce. Unless otherwise noted, the following information regarding our target markets was provided in the Rosen Study.

Boston
      The Boston life science market has approximately 14.0 million rentable square feet of life science space, the majority of which is located in the Cambridge sub-market. Demand for laboratory and office space in this market is driven by its proximity to several prominent universities and research institutions, including Massachusetts Institute of Technology, Harvard University, the Whitehead Institute for Biomedical Research, Brigham and Women’s Hospital and Massachusetts General Hospital. The New England area, including Connecticut, Maine, Massachusetts, New Hampshire and Rhode Island, is listed in the E&Y Report as having 51 publicly traded biotechnology companies. This list includes Genzyme Corporation, Biogen Idec Inc. and Millennium Pharmaceuticals, Inc., each of which is located in the Boston area.

San Diego
      Over the course of the last several decades, San Diego has emerged as one of the primary centers for life science research and development, driven in large part by the concentration of academic centers, including the University of California, San Diego, the Scripps Research Institute and the Salk Institute for Biological Studies. The San Diego market has approximately 14.0 million rentable square feet of life science space. A significant portion of the biotechnology research effort is concentrated in a relatively high-density area of La Jolla, a suburb of San Diego, and its surrounding area. San Diego is listed in the E&Y Report as having 27 publicly traded biotechnology companies, including Elan Corporation, plc, Ligand Pharmaceuticals Incorporated, Quidel Corporation and Invitrogen Corporation.

San Francisco
      The San Francisco life science market has approximately 26.0 million rentable square feet of life science space and has emerged as one of the largest life science centers in the United States. The San Francisco Bay area is listed in the E&Y Report as having 59 publicly traded biotechnology companies, including Genentech, Inc., Alza Corporation, Chiron Corporation, Gilead Sciences, Inc. and Nektar Therapeutics. Other regional drivers include Stanford University, the University of California, Berkeley and the University of California, San Francisco. A significant portion of the biotechnology research effort is concentrated near Genentech’s corporate headquarters in South San Francisco.

Seattle
      The Seattle life science market has approximately 6.5 million rentable square feet of life science space and is driven primarily by the Fred Hutchinson Cancer Research Center and the University of Washington. The Pacific Northwest region, including Oregon and Washington, is listed in the E&Y Report as having 19 publicly traded biotechnology companies. These companies include Amgen Inc. (Helix campus), ICOS Corporation, ZymoGenetics, Inc. and Cell Therapeutics, Inc., each of which is located in the Seattle area.

Maryland
      The Maryland life science market has approximately 10.0 million rentable square feet of life science space and is driven by its proximity to government health agencies, including the FDA, the National Institutes of Health, the Department of Homeland Security and the National Cancer Institute, and several universities and institutes, such as Johns Hopkins University, the University of Maryland and the Howard Hughes Medical Institute. The Mid-Atlantic market, including Maryland, Virginia and Washington, D.C., is listed in the E&Y Report as having 20 publicly traded biotechnology companies, including Medimmune, Inc., Human Genome Sciences, Inc. and Celera Genomics group, a business segment of Applera Corporation. Each of these entities is located in Maryland.

Pennsylvania
      The Pennsylvania life science market has approximately 3.8 million rentable square feet of life science space and is driven by several research institutions and biotechnology companies, including the University of Pennsylvania, Pennsylvania State University, the University Science Center, The Wistar Institute and Hershey Medical Center. The Pennsylvania/ Delaware Valley market is listed in the E&Y Report as having eleven publicly traded biotechnology companies, including Cephalon, Inc., Centocor, Inc. and Neose Technologies, Inc.

New York/ New Jersey
      The New York/ New Jersey life science market has approximately 13.5 million rentable square feet of life science space and is driven by several research institutions, large pharmaceutical companies and biotechnology companies, including Princeton University, Columbia University, New York University, Rutgers University, Sloan Kettering Institute for Cancer Research, Johnson & Johnson, Merck & Co., Inc., Wyeth and Pfizer Inc. This region is listed in the E&Y Report as having 42 publicly traded biotechnology companies, including Celgene Corporation, Immunomedics, Inc., Lifecell Corporation, Regeneron Pharmaceuticals, Inc., OSI Pharmaceuticals, Inc., Emisphere Technologies, Inc. and Progenics Pharmaceuticals, Inc.
Our Business Strategy
      Our business strategy is to own, acquire, lease, manage and selectively develop laboratory and office space for lease to life science tenants in our target markets. This highly focused business strategy, coupled with our management expertise, provides significant internal and external growth opportunities.

Internal growth
      Our internal growth strategy is designed to maximize distributions to our stockholders by capitalizing on our significant management expertise through the following means:

•	Maximize occupancy. We believe our access to cost-effective capital enables us to finance tenant improvements and lease our available space to high quality tenants. We believe that this maximizes occupancy and drives revenue growth.

•	Contractual rental rate increases. Our leases generally include annual rent escalations, which provide us with predictable and consistent earnings growth.

•	Tenant monitoring. We closely monitor changes in our existing tenants’ financial position, prospects and creditworthiness in order to identify and address opportunities to renew, extend or modify existing leases and find additional expansion opportunities.

•	Opportunistic laboratory space conversions. We continually evaluate opportunities to convert existing office and industrial space into laboratory space and significantly increase our return on invested capital.

•	Tenant financed improvements. Our tenants generally contribute tenant improvements necessary to conform a property to their specific needs. These upfront costs and the requirement that many of these improvements remain with the property upon lease termination afford us the opportunity to substantially increase rental rates at the end of the lease, provide built-in growth above contractual rent increases and serve as a significant incentive for the tenant to renew its lease.

External growth
      Based on our management team’s extensive acquisition experience and its established network of informal relationships through past business dealings with existing and potential life science tenants, property owners and real estate brokers, we believe that we are well-positioned to be a significant acquirer in a fragmented niche of the real estate industry. According to the Rosen Study, our target markets have in excess of 87.0 million rentable square feet of life science real estate, not including owner-occupied properties. Also, according to the Rosen Study, the average market occupancy rate for life science real estate in these markets is seven percentage points greater than the occupancy rate for generic office properties. Our acquisition focus is to buy properties leased to high quality life science tenants at attractive cash-on-cash yields with potential upside through lease-up, redevelopment or additional development. Our acquisition strategy is a real estate-based formulation, combining extensive tenant analysis and risk-based underwriting. Our acquisition strategy includes:

•	Real Estate Underwriting. Our primary consideration is the location of a property in relation to academic and research institutions and other demand generators in our target markets, a critical factor in determining long-term value. In addition, we assess the property’s suitability for life science tenants and the amount of generic laboratory space in order to maximize the flexibility to attract new or replacement tenants. We also focus on the building improvements financed by the tenant, which provide significant downside protection to our investment while increasing tenant retention and providing future rental increases. Next, we consider the property’s basic design and construction and its ability to accommodate life science tenants. Features we examine include, among others, floor-to-ceiling clear heights, floor rigidity and load bearing capacity, and electrical, plumbing and HVAC systems. We generally seek to acquire properties with generic laboratory space (space that we can easily convert to support alternative uses within the life science industry). We believe we can more easily re-lease such space to future tenants or convert it to multi-tenant use.

•	Tenant Credit Analysis. Our tenant credit analysis considers three key elements in evaluating prospective tenants: (1) financial condition, (2) management team and (3) scientific focus. We perform a thorough review of the prospective tenant’s financial statements, considering the current liquidity and cash resources as well as the tenant’s prospects for raising additional capital. We meet with the prospective tenant’s senior management team in order to evaluate the quality of the management team, their scientific focus and their ability to raise capital. In addition, we review the prospective tenant’s investors and/or venture capital partners in order to obtain further validation of the tenant’s prospects. In order to assess the viability of the prospective tenant’s scientific focus, we rely on our contacts in the scientific community to provide insight on the prospective tenant and its competitors.

•	Lease Structuring. After careful consideration of the subject property and the prospective tenant, we analyze our leases to provide the appropriate economic return based on our risk assessment. Depending on the business plan for each individual property, our leases generally range from five to 15 years, with extension options, and include a fixed rental rate with scheduled annual escalations. The leases typically are triple-net. In addition, our tenants typically are responsible for capital improvements necessary to maintain the property in its original condition. Accordingly, we believe that we will have the capability to substantially increase the number of properties we own and manage without proportionate increases in overhead costs. Under some of the leases, we may remain responsible for the repair and maintenance of the foundation, exterior walls and other structural components of the building.

      In addition to the heavily improved nature of generic laboratory space, a significant amount of tenant improvements are made by the tenant in order to conform the property to the tenant’s specific needs. While we may pay for a limited portion of these improvements, tenants generally bear the majority of these costs. These sunk costs serve as a significant incentive for the tenant to remain in the property, increasing the likelihood that they renew their leases upon expiration. Furthermore, when tenants do leave, they generally are required under their leases to leave tenant improvements with the property, which in turn enhances our ability to attract new tenants. These tenant improvements typically include wall-coverings, carpeting, flooring, built-in cabinet and laboratory casework, paneling, electrical, mechanical and plumbing equipment and related ducts, shafts and conduits, gas and air delivery systems, autoclaves and glassware sterilization equipment, exterior venting fume hoods, walk-in freezers and refrigerators, clean-rooms, climatized rooms, electrical panels, circuits and back-up power distribution systems.
Property Portfolio
      At May 31, 2005, our portfolio consisted of 33 properties, which included 56 buildings with an aggregate of 4.3 million rentable square feet of laboratory and office space. We also owned undeveloped land that we estimate can support up to 600,000 rentable square feet of laboratory and office space.
      The following summarizes our existing portfolio at May 31, 2005 by location:

			Percent
			of				Annualized
	Number	Rentable	Rentable		Annualized	Percent	Rent
	of	Square	Square	Percent	Base Rent	Annualized	Per Leased
Market	Properties	Feet	Feet	Leased	($ in 000s)	Rent	Square Foot

Boston	11	1,270,365	29.8%	96%	$47,383	43.2%	$37.92
New York/New Jersey	2	823,948	19.4%	88%	14,253	13.0%	19.66
San Francisco	5	717,970	16.9%	89%	14,078	12.8%	22.00
Pennsylvania	3	559,259	13.1%	92%	10,221	9.3%	19.86
San Diego(1)	8	529,641	12.4%	89%	14,397	13.1%	30.66
Seattle	2	185,989	4.4%	100%	6,819	6.2%	36.67
Maryland	2	168,817	4.0%	100%	2,625	2.4%	15.55

Total/Weighted Average:	33	4,255,989	100.0%	92%	$109,776	100.0%	$27.99

(1)	Includes 72,863 square feet (or 1.7% of the portfolio) of an unconsolidated partnership, of which we own 21%.

     The following table sets forth information related to the properties we owned, or had an ownership interest in, as of May 31, 2005:

				Percent					Annualized
	Number		Rentable	Rentable	Approximate		Annualized	Percent	Rent Per
	of	Year Built/	Square	Square	Percentage	Percent	Base Rent	Annualized	Leased
Property Location	Buildings	Renovated	Feet	Feet	Lab Space	Leased	($ in 000s)	Rent	Square Foot	Primary Tenant

Boston
Kendall Square D(1)	1	2002	349,325	8.2%	0%	98%	$15,397	14.0%	$44.89	Genzyme Corporation
Kendall Square A(1)	1	2002	302,919	7.1%	65%	97%	14,536	13.2%	49.61	Vertex Pharmaceuticals
Sidney Street	1	2000	191,904	4.5%	60%	100%	4,063	3.7%	21.17	Vertex Pharmaceuticals
40 Erie Street	1	1996	100,854	2.4%	70%	100%	4,098	3.7%	40.63	Vertex Pharmaceuticals
Fresh Pond Research Park(1)	6	1948/2002	90,702	2.1%	45%	83%	1,027	0.9%	13.59	Curis
Albany Street	2	1922/1998	75,003	1.8%	65%	100%	3,460	3.2%	46.21	Millennium Pharmaceuticals
Vassar Street(2)	1	1950/1998	52,520	1.2%	65%	100%	1,372	1.3%	26.13	Monsanto Company
21 Erie Street	1	1925/2004	48,238	1.1%	20%	58%	769	0.7%	27.46	Metabolix
Coolidge Avenue(1)	1	1962/1999	37,400	0.9%	65%	100%	935	0.9%	25.00	V.I. Technologies
Lucent Drive(1)(3)	1	2004	21,500	0.5%	70%	100%	548	0.5%	25.49	Trustees of Dartmouth College
47 Erie Street Parking Structure(1)	1	1998	N/A	N/A	N/A	100%	1,178	1.1%	N/A	Various
New York/New Jersey
Landmark at Eastview(4)	8	1958/1999	751,648	17.7%	65%	95%	14,105	12.9%	19.75	Regeneron Pharmaceuticals
Graphics Drive	1	1992/2001	72,300	1.7%	12%	15%	148	0.1%	13.86	Medeikon
San Francisco
Bridgeview	3	1977/2002	263,073	6.2%	30%	82%	2,752	2.5%	12.78	Cell Genesys
Bayshore Boulevard	3	2000	183,344	4.3%	75%	100%	4,203	3.8%	22.92	Intermune
Industrial Road(5)	1	2001	171,965	4.0%	50%	82%	5,480	5.0%	38.67	Nektar Therapeutics
Ardentech Court	1	1997/2001	55,588	1.3%	40%	100%	1,010	0.9%	18.17	Vicuron Pharmaceuticals
Dumbarton Circle	1	1990	44,000	1.0%	50%	100%	633	0.6%	14.37	ARYx Therapeutics
Pennsylvania
King of Prussia(6)	5	1954/2004	427,109	10.0%	50%	100%	9,060	8.3%	21.21	Centocor
Phoenixville Pike	1	1989	104,400	2.5%	50%	57%	783	0.7%	13.13	Cephalon
Eisenhower Road	1	1973/2000	27,750	0.7%	20%	100%	378	0.3%	13.60	Crane Environmental
San Diego
Towne Centre Drive(7)	3	2001	115,870	2.7%	50%	100%	3,824	3.5%	33.00	Illumina
Bunker Hill Street	1	1973/2002	105,364	2.5%	60%	84%	3,137	2.9%	35.50	SCVSI
McKellar Court(8)	1	1988	72,863	1.7%	50%	100%	1,671	1.5%	22.94	Quidel Corporation
Bernardo Center Drive(9)	1	1974/1992	61,286	1.4%	0%	100%	2,113	1.9%	34.48	University of California Regents
Science Center Drive	1	1995	53,740	1.3%	80%	100%	1,660	1.5%	30.88	Ligand Pharmaceuticals
Waples Street(1)(10)	1	1983	43,036	1.0%	N/A	0%	0	0.0%	0.00	None (under redevelopment)
Nancy Ridge Drive	1	1983/2001	42,138	1.0%	70%	100%	1,350	1.2%	32.03	BioMedica
Balboa Avenue	1	1968/2000	35,344	0.8%	0%	100%	642	0.6%	18.18	General Services Administration
Seattle
Elliott Avenue	1	1925/1984	134,989	3.2%	60%	100%	5,204	4.7%	38.55	Chiron Corporation
Monte Villa Parkway	1	1996/2002	51,000	1.2%	60%	100%	1,615	1.5%	31.67	Nastech Pharmaceutical
Maryland
Tributary Street	1	1983/1998	91,592	2.2%	70%	100%	1,050	1.0%	11.46	Guilford Pharmaceuticals
Beckley Street	1	1999	77,225	1.8%	70%	100%	1,575	1.4%	20.39	Guilford Pharmaceuticals

Total/Weighted Average	56		4,255,989	100.0%	50%	92%	$109,776	100.0%	$27.99

(1) This property is managed by a third party not affiliated with us.
(2) Monsanto Company is the guarantor under the sublease of its wholly owned subsidiary Cereon Genomics, LLC.
(3) Located in Lebanon, New Hampshire.

(4)	We own a leasehold interest in the property through a 99-year ground lease, which will convert into a fee simple interest upon the completion of certain property subdivisions.

(5)	Includes rent from a lease with Nuvelo, Inc., which is expected to commence in September 2005.

(6)	We own an 88.5% limited partnership interest and a 0.5% general partnership interest in the limited partnership that owns this property.

(7)	A portion of one of the buildings on this property, representing 6,600 square feet, is subleased by Illumina to an unaffiliated third party for a period of 47 years, for which we will receive no economic benefit.

(8)	We own the general partnership interest in the limited partnership that owns the McKellar Court property, which entitles us to 75% of the gains upon a sale of the property and 21% of the operating cash flows.

(9)	This property is occupied by the Centre for Health Care as a medical office facility. Centre for Health Care, which occupies the property with the consent of the University of California Regents, pays the monthly rent and other obligations, but the University of California Regents remain ultimately liable under the lease.

(10)	We own 70% of the limited liability company that owns the Waples Street property, which entitles us to 90% of the cash flow from operations up to a 9.5% cumulative annual return, and then 75% of such distributions thereafter. The other member of the limited liability company has the right to put its interest to us after completion of the initial improvements, and can require us to issue partnership units as payment for such interest.
Description of Significant Existing Properties
      Our Landmark at Eastview and King of Prussia properties are the only properties that represented more than 10% of our total assets or more than 10% of our gross revenues as of December 31, 2004.

Landmark at Eastview
      Our Landmark at Eastview property, located in Tarrytown, New York, consists of eight buildings representing 751,648 rentable square feet of laboratory and office space. We have a leasehold interest in the property through a 99-year ground lease with the existing property owner. The owner retains a fee simple interest in the property. The transaction was structured as a ground lease to allow the seller to complete certain property subdivisions. Under the terms of the ground lease, we retain in escrow $1.0 million, which will be transferred to the seller upon completion of the property subdivisions, after which time the ground lease will terminate and a fee simple interest in the property will be transferred to us for no additional consideration. The buildings were constructed between 1958 and 1971 as the Union Carbide Research and Development Campus. We acquired the property in August 2004.
      We intend to make $4.0 million of capital improvements from future borrowings or other capital sources. As of May 31, 2005, the property was 95% leased to 18 tenants, of which 73.5% of the rentable square footage was leased under triple-net leases. The following table summarizes the information regarding the tenants of Landmark at Eastview representing more than 10% of the total rentable square footage, as of May 31, 2005, all of which lease space pursuant to triple-net leases:

						Percentage
						of Property
					Leased	Leased	Annualized
	Principal Nature	Lease		Renewal	Square	Square	Base Rent
Name	of Business	Expiration		Options	Feet	Feet	($ in 000s)

Regeneron Pharmaceuticals, Inc.	Biotech	Dec. 2007	(1)	(1)	211,813	29.7%	$3,950
Crompton Corporation	Chemical R&D	Dec. 2009		2 5-yr.	182,829	25.6%	3,377
Emisphere Technologies, Inc.	Biotech	Aug. 2007		2 5-yr.	87,022	12.2%	1,744

(1)	A lease representing 73,727 square feet of this space expires in December 2009, subject to the tenant’s option to renew the lease for one additional five-year period.

      The following table schedules the lease expirations for leases in place at our Landmark at Eastview property as of May 31, 2005, assuming that tenants exercise no renewal options and all early termination options:

			Percentage of	Annualized	Percentage of
	Number of	Square Footage of	Leased	Base Rent	Annualized
Year of Lease Expiration	Leases Expiring	Expiring Leases	Square Feet	($ in 000s)	Base Rent

2005	5	55,296	7.7%	$807	5.7%
2006	4	16,563	2.3%	434	3.1%
2007	2	225,108	31.5%	3,968	28.1%
2008	2	2,246	0.3%	47	0.3%
2009	4	297,021	41.6%	5,915	41.9%
2010	2	7,538	1.1%	149	1.1%
2011	—	—	—	—	—
2012	2	110,452	15.5%	2,786	19.8%
2013	—	—	—	—	—
2014	—	—	—	—	—
Thereafter	—	—	—	—	—
	—	—	—	—	—

Total	21	714,224	100.0%	$14,106	100.0%

      Month-to-month leases totaling 21,863 square feet are included in leases expiring in 2005. Unleased space of 37,424 square feet is not represented in the above table.
      The current real estate tax rate for the property is 2.4%, and the total annual tax for the property at this rate for the 2004 tax year was $1.3 million (at a taxable assessed value of $60.0 million). As of May 31, 2005, our federal tax basis for the property was $100.7 million. We compute depreciation on the property using the straight-line method based on an estimated useful life of 39 years, at an annualized average depreciation rate of 2.56%.

King of Prussia
      Our King of Prussia property, located near Philadelphia, Pennsylvania, consists of five buildings representing 427,109 rentable square feet of laboratory, office and warehouse space. The buildings were constructed in phases between 1952 and 1982 and most recently were renovated in 2004. We own an 89% interest in BMR-King of Prussia Road LP, the limited partnership that owns the King of Prussia property. Our interest includes an 88.5% limited partnership interest and a 0.5% general partnership interest.
      The limited partner in the partnership owns an 11% limited partnership interest, which entitles it to $1.3 million, plus a 10% cumulative preferred return, upon sale of the property and none of the property’s operating cash flow. After the third anniversary of our acquisition of the property, the limited partner has a put option to sell its remaining ownership interest to us for $1.6 million, which is exercisable for a period of three months. We have a call option on the limited partner’s remaining ownership interest for $1.8 million beginning six months after the expiration of the limited partner’s put option, which is exercisable for a period of three months.
      In addition, the primary tenant under a triple-net lease, Centocor, Inc. (a subsidiary of Johnson & Johnson), has the right, which expires in April 2008, to purchase the property at a purchase price using a formula based on the capitalization rate and in-place rents. Our share of the purchase price under the option would be higher than the price we paid to acquire the 89% interest in the partnership that owns the property.

      We acquired the property in August 2004. BMR-King of Prussia Road LP owns fee simple title to the property.
      As of May 31, 2005, the property was 100% leased to two tenants, one of which is an affiliate of The Rubenstein Company, as master lessee, pursuant to a modified gross lease. A Rubenstein Company affiliate has the right to lease all or portions of the space on our behalf to Centocor, Inc., or to other tenants with our approval, in which event the master lessee will be relieved of the portion of its obligation to pay rent that equals the rent payable by the new tenants during the term of the master lease. To the extent any new lease extends beyond the term of the master lease, that new lease must be on market terms. The following table summarizes the information regarding the two tenants as of May 31, 2005:

					Percentage
				Leased	of Leased	Annualized
	Principal Nature	Lease	Renewal	Square	Square	Base Rent
Name	of Business	Expiration	Options	Feet	Feet	($ in 000s)

Centocor, Inc.	Biotech	Mar. 2010	1 4-yr.	331,398	77.6%	$7,826
The Rubenstein Company	Real Estate	Feb. 2008	—	95,711	22.4	1,234
      The current real estate tax rate for the property is 1.9%, and the total annual tax for the property at this rate for the 2004 tax year was $780,000 (at a taxable assessed value of $41.6 million). As of May 31, 2005, our federal tax basis for the property was $88.3 million. We compute depreciation on the property using the straight-line method based on an estimated useful life of 39 years, at an annualized average depreciation rate of 2.56%.
Lyme Portfolio Properties
      On May 31, 2005, we completed the acquisition of the Lyme portfolio, consisting of ten buildings with an aggregate of approximately 1.1 million rentable square feet of laboratory and office space, which upon acquisition was 96.8% leased with an average remaining term of ten years, and includes the parking structure with 447 parking spaces. The purchase price was $523.6 million, excluding closing costs, and was funded through borrowings under three credit facilities with KeyBank and other lenders and the assumption of approximately $131.2 million of indebtedness.
      The following table presents an overview of the Lyme portfolio as of May 31, 2005:

				Percent					Annualized
	Number		Rentable	Rentable	Approximate		Annualized	Percent	Rent Per
	of	Year Built/	Square	Square	Percentage	Percent	Base Rent	Annualized	Leased
Property Location	Buildings	Renovated	Feet	Feet	Lab Space	Leased	($ in 000s)	Rent	Square Foot	Primary Tenant

Kendall Square D(1)	1	2002	349,325	30.6%	—	98%	$15,397	33.9%	$44.89	Genzyme Corporation
Kendall Square A(1)	1	2002	302,919	26.5%	65%	97%	14,536	32.0%	49.61	Vertex Pharmaceuticals
Sidney Street	1	2000	191,904	16.8%	60%	100%	4,063	8.9%	21.17	Vertex Pharmaceuticals
40 Erie Street	1	1996	100,854	8.8%	70%	100%	4,098	9.0%	40.63	Vertex Pharmaceuticals
Albany Street	2	1922/1998	75,003	6.6%	65%	100%	3,460	7.6%	46.21	Millennium Pharmaceuticals
Vassar Street	1	1950/1998	52,520	4.6%	65%	100%	1,372	3.0%	26.13	Monsanto Company
21 Erie Street	1	1925/2004	48,238	4.2%	20%	58%	769	1.7%	27.46	Metabolix
Lucent Drive	1	2004	21,500	1.9%	70%	100%	548	1.2%	25.49	Trustees of Dartmouth College
47 Erie Street Parking Structure	1	1998	N/A	N/A	N/A	100%	1,178	2.7%	N/A	Various

Total/ Weighted Average	10		1,142,263	100.0%	43%	97%	$45,421	100.0%	$41.08

(1)	Represented more than 10% of our total assets as of May 31, 2005.

Kendall Square D
      Our Kendall Square D property is located at 500 Kendall Street in Cambridge, Massachusetts. This property was built in 2002 and consists of one building, representing 349,325 rentable square feet of laboratory and office space. We intend to perform construction work at the property at a cost of up to $1.8 million. As of May 31, 2005, the property was 98.2% leased to one tenant, Genzyme Corporation, a public biotechnology company with a broad product and service portfolio focused on rare genetic disorders, renal disease, orthopaedics, organ transplant and diagnostic and predictive testing, pursuant to a triple-net lease. The lease expires in July 2018, subject to the tenant’s option to renew the lease for two additional ten-year periods. Annualized base rent under the lease is $15.4 million. We own fee simple title to the property.
      The current real estate tax rate for the property is 1.8%, and the total annual tax for the property at this rate for the 2004 tax year was $2.1 million (at a taxable assessed value of $113.8 million). As of May 31, 2005, our federal tax basis for the property was $192.0 million. We compute depreciation on the property using the straight-line method based on an estimated useful life of 39 years, at an annualized average depreciation rate of 2.56%.
      The property is subject to a mortgage loan having an outstanding balance as of May 31, 2005 of $73.2 million. The mortgage has a fixed interest rate of 6.4% per annum, a monthly payment of principal and interest of $501,000 and a maturity date of December 1, 2018. We may prepay the mortgage in full at any time upon payment of a prepayment premium.

Kendall Square A
      Our Kendall Square A property is located at 675 West Kendall Street in Cambridge, Massachusetts. This property was built in 2002 and consists of one building, representing 302,919 rentable square feet of laboratory and office space. As of May 31, 2005, the property was 96.7% leased to two tenants. Vertex Pharmaceuticals, a public biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases, leases 96.0% of the space pursuant to a triple-net lease, of which 45,000 square feet is subleased to Momenta Pharmaceuticals. The lease expires in April 2018, subject to the tenant’s option to renew the lease for two additional ten-year periods. Annualized base rent under the lease is $14.5 million. We own fee simple title to the property.
      The current real estate tax rate for the property is 1.8%, and the total annual tax for the property at this rate for the 2004 tax year was $1.3 million (at a taxable assessed value of $70.9 million). As of May 31, 2005, our federal tax basis for the property was $150.3 million. We compute depreciation on the property using the straight-line method based on an estimated useful life of 39 years, at an annualized average depreciation rate of 2.56%.

Sidney Street
      Our Sidney Street property is located in Cambridge, Massachusetts. This property was built in 2000 and consists of one building, representing 191,904 rentable square feet of laboratory and office space. As of May 31, 2005, the property was 99.8% leased to Vertex Pharmaceuticals pursuant to a triple-net lease. The lease expires in August 2010, subject to the tenant’s option to renew the lease for two additional ten-year periods. We own fee simple title to the property.
      This property and the 47 Erie Street parking structure are subject to a mortgage loan having an outstanding balance as of May 31, 2005 of $31.8 million. The mortgage has a fixed interest rate of 7.2% per annum, a monthly payment of principal and interest of $245,000 and a maturity date of June 1, 2012. The loan may not be prepaid until May 2006, and thereafter may be prepaid in full upon payment of a 1% prepayment fee.

40 Erie Street
      Our 40 Erie Street property is located in Cambridge, Massachusetts. This property was built in 1996 and consists of one building, representing 100,854 rentable square feet of laboratory and office space. As of May 31, 2005, the property was fully leased to Vertex Pharmaceuticals pursuant to a triple-net lease. The lease term covering the original premises of 59,322 rentable square feet expires in December 2010, subject to the tenant’s option to renew the lease for one additional five-year period. The term for the additional lease for 41,532 rentable square feet expires in March 2009, subject to the tenant’s option to renew the lease for two additional five-year periods. We own fee simple title to the property.
      The property is subject to a mortgage loan having an outstanding balance as of May 31, 2005 of $20.2 million. The mortgage has a fixed interest rate of 7.3% per annum, a monthly payment of principal and interest of $199,000 and a maturity date of July 1, 2008. The mortgage may be prepaid in full at any time upon payment of a 1% prepayment fee.

Albany Street
      Our Albany Street property is located in Cambridge, Massachusetts. This property was built in 1922 and was most recently renovated in 1998. The property consists of two buildings, representing 75,003 rentable square feet of laboratory and office space. As of May 31, 2005, the property was 99.8% leased to two tenants. The property’s primary tenant is Millennium Pharmaceuticals, Inc., a public biopharmaceutical company focused on developing and commercializing breakthrough products in the areas of cancer, cardiovascular disease and inflammatory disease, which occupies 73,347 rentable square feet subject to a triple-net lease. The lease expires in September 2013, subject to Millennium Pharmaceuticals’ option to renew the lease for two additional five-year periods. We own fee simple title to the property.

Vassar Street
      Our Vassar Street property is located in Cambridge, Massachusetts. This property was built in 1950 and was most recently renovated in 1998. The property consists of one building, representing 52,520 rentable square feet of laboratory and office space. As of May 31, 2005, the property was fully leased to one tenant, Monsanto Company, a public company specializing in providing technology-based solutions and agricultural products that improve farm productivity and food quality, pursuant to a triple-net lease. A portion of the premises is subleased to Modular Genetics, Inc. The lease expires in June 2010, subject to the tenant’s option to renew the lease for two additional five-year periods. We own fee simple title to the property.

21 Erie Street
      Our 21 Erie Street property is located in Cambridge, Massachusetts. This property was built in 1925 and was most recently renovated in 2004. The property consists of one building, representing 48,238 rentable square feet of laboratory and office space. As of May 31, 2005, the property was 58.1% leased to Metabolix, Inc., a private company focused on using biotechnology to produce performance plastics from renewable resources, pursuant to a triple-net lease. The lease expires in May 2014, subject to Metabolix’s option to renew the lease for two additional five-year periods and subject to Metabolix’s one-time right to terminate the lease during the initial ten-year term of the lease. We own fee simple title to the property.

47 Erie Street Parking Structure
      Our 47 Erie Street parking structure is a six-level, open-air parking structure located in Cambridge, Massachusetts. The parking structure, which contains 447 parking spaces, was built in 1998 and provides parking for the tenants at the Sidney Street, 40 Erie Street, Albany Street and 21 Erie Street properties. Revenue for the parking structure is derived from separate parking leases between our subsidiary that owns the parking structure and our subsidiaries that own the Sidney Street, 40 Erie Street and Albany Street properties. We own fee simple title to the property.
      This property is subject to the mortgage loan described above under “— Sidney Street.”

Lucent Drive
      Our Lucent Drive property is located in Lebanon, New Hampshire. The property was built in 2004 and consists of one building, representing 21,500 rentable square feet of laboratory and office space. As of May 31, 2005, the property was fully leased to one tenant, Trustees of Dartmouth College, pursuant to a triple-net lease. The lease expires in August 2014, subject to the tenant’s option to renew the lease for one additional ten-year period. The tenant has an option to purchase the property on or before March 1, 2014 at the fair market value at the time the option is exercised. We own fee simple title to the property.
      The property is subject to a mortgage loan having an outstanding balance as of May 31, 2005 of $6.0 million. The mortgage has a fixed interest rate of 5.5% per annum, subject to adjustment on each fifth anniversary of the loan, a monthly payment of principal and interest of $42,000 and a maturity date of January 21, 2015. We may prepay the loan at any time without penalty.
Tenants
      As of May 31, 2005, our properties were leased to 76 tenants, 91.6% of our annualized base rent was derived from tenants that were public companies or government agencies, and 33.3% of our annualized base rent was derived from investment grade tenants (according to Standard & Poor’s) or their subsidiaries. The table that follows presents information regarding our 20 largest tenants based on current annualized rent as of May 31, 2005. Current annualized rent is the monthly contractual rent as of May 31, 2005, or if rent has not yet commenced, the first monthly rent payment due, multiplied by twelve months:

					Percent
				Annualized	Annualized
		Leased	Annualized	Rent per	Rent of
		Square	Base Rent	Square	Total	Lease
Tenant	Market	Feet	($ in 000s)	Foot	Portfolio	Expiration Date

Vertex Pharmaceuticals	Boston	583,474	$22,696	$38.90	20.7%	April 2018(1)
Genzyme Corporation	Boston	343,000	15,397	44.89	14.0%	June 2018
Centocor, Inc. (Johnson & Johnson)	Pennsylvania	331,398	7,826	23.62	7.1%	March 2010
Regeneron Pharmaceuticals, Inc.	New York/New Jersey	211,813	3,950	18.65	3.6%	December 2007(2)
Illumina, Inc.	San Diego	115,870	3,824	33.00	3.5%	August 2014
Nektar Therapeutics	San Francisco	79,917	3,737	46.76	3.4%	October 2016
Millennium Pharmaceuticals, Inc.	Boston	73,347	3,419	46.62	3.1%	September 2013
Crompton Corporation	New York/New Jersey	182,829	3,377	18.47	3.1%	December 2009
Intermune, Inc.	San Francisco	55,898	3,207	57.37	2.9%	April 2011
Chiron Corporation	Seattle	71,153	2,858	40.17	2.6%	March 2008
Guilford Pharmaceuticals	Maryland	168,817	2,625	15.55	2.4%	December 2019
Cell Therapeutics, Inc.	Seattle	63,836	2,346	36.75	2.1%	January 2008
University of California Regents	San Diego	61,286	2,113	34.48	1.9%	April 2007
ACS	New York/New Jersey	71,399	1,791	25.08	1.6%	December 2012
Emisphere Technologies, Inc.	New York/New Jersey	87,022	1,744	20.04	1.6%	August 2007
Nuvelo, Inc.(3)	San Francisco	61,826	1,743	28.20	1.6%	August 2012
Quidel Corporation(4)	San Diego	72,863	1,671	22.94	1.5%	December 2014
Ligand Pharmaceuticals	San Diego	53,740	1,660	30.88	1.5%	August 2015
Nastech Pharmaceutical	Seattle	51,000	1,615	31.67	1.5%	January 2016
The Rubenstein Company	Pennsylvania	95,711	1,234	12.89	1.1%	June 2008

Total/ Weighted Average(5)		2,836,199	$88,833	$31.32	80.9%

(1)	41,532 square feet expires March 2009, 191,904 square feet expires August 2010, 59,322 square feet expires December 2010, and 290,714 square feet expires April 2018. 45,000 square feet of this space is subleased to Momenta Pharmaceuticals.

(2)	138,086 square feet expires December 2007 and 73,726 square feet expires December 2009.

(3)	Rent is expected to commence on September 1, 2005.

(4)	This tenant occupies a property that is owned by an unconsolidated partnership, of which we own 21%.

(5)	Without regard to any early lease terminations and/or renewal options.

Lease Expirations
      The following table presents a summary schedule of available space at May 31, 2005 and lease expirations over the next ten calendar years for leases in place at May 31, 2005. This table assumes that none of the tenants exercise renewal options or early termination rights, if any, at or prior to the scheduled expirations:

	Rentable				Annualized			Annualized
	Square	Percent	Annualized		Rent per	Annualized	Percent of	Rent per
	Feet of	of Total	Base	Percent of	Leased	Rent at	Annualized	Leased
	Expiring	Square	Rent	Annualized	Square	Expiration	Rent at	Square Foot
Year of Lease Expiration	Leases	Feet	($ in 000s)(1)	Base Rent	Foot	($ in 000s)(1)	Expiration	at Expiration

Vacant	129,495	3.0%	$—	—	$—	$—	—	$—
Redevelopment	204,071	4.8%	—	—	—	—	—	—
2005	152,300	3.6%	2,215	2.0%	14.54	2,812	2.1%	18.46
2006	160,799	3.8%	2,786	2.6%	17.33	2,844	2.2%	17.69
2007	352,141	8.3%	7,226	6.7%	20.52	7,836	5.9%	22.25
2008	246,959	5.8%	7,240	6.7%	29.32	7,720	5.9%	31.26
2009	422,898	9.9%	9,374	8.6%	22.17	10,085	7.7%	23.85
2010	760,319	17.9%	17,845	16.4%	23.47	19,310	14.7%	25.40
2011	55,898	1.3%	3,207	3.0%	57.37	4,058	3.1%	72.59
2012	221,496	5.2%	5,880	5.4%	26.55	6,975	5.3%	31.49
2013	222,299	5.2%	4,903	4.5%	22.05	6,982	5.3%	31.41
2014	238,252	5.6%	6,812	6.3%	28.59	8,689	6.6%	36.47
Thereafter	1,089,062	25.6%	41,111	37.8%	37.75	54,400	41.2%	49.95

Total/ Weighted Average	4,255,989	100.0%	$108,599	100.0%	$27.69	$131,711	100.0%	$33.58

(1)	Excludes rent for the 47 Erie Street parking structure.
Property Improvements
      The improvements generally required for our properties’ infrastructure are more extensive than for other property types. Typical improvements include reinforced concrete floors, upgraded roof loading capacity, increased floor-to-ceiling clear heights, heavy-duty HVAC systems, enhanced environmental control technology, significantly upgraded electrical, gas and plumbing infrastructure, and laboratory benchwork. Our tenants generally are responsible for all capital improvements and are contractually obligated to perform all maintenance on the properties as well, or reimburse us for all of the expenses relating to these functions. We provide a tenant improvement allowance in accordance with prevailing market conditions. With the exception of the capital improvements described above for our Landmark at Eastview and Kendall Square D properties, and an aggregate of $40.3 million relating to capital improvements at our Bayshore Boulevard, Bridgeview, Elliott Avenue, Fresh Pond Research Park, Graphics Drive, Industrial Road, Phoenixville Pike and Waples Street properties, we have no present plans for any material renovations, improvements or development of our properties.
Regulation

General
      Our properties are subject to various laws, ordinances and regulations, including regulations relating to common areas. We believe that we have the necessary permits and approvals to operate each of our properties.

Americans with Disabilities Act
      Our properties must comply with Title III of the ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. The tenants are generally responsible for any additional amounts required to conform their construction projects to the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Environmental Matters
      Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to investigate and remove hazardous or toxic substances or petroleum product releases or threats of releases at such property, and may be held liable for property damage and for investigation, clean-up and monitoring costs incurred in connection with the actual or threatened contamination. Such laws typically impose clean-up responsibility and liability without regard to fault, or whether the owner, operator or tenant knew of or caused the presence of the contamination. The liability under such laws may be joint and several for the full amount of the investigation, clean-up and monitoring costs incurred or to be incurred or actions to be undertaken, although a party held jointly and severally liable may obtain contributions from the other identified, solvent, responsible parties of their fair share toward these costs. These costs may be substantial, and can exceed the value of the property. The presence of contamination, or the failure to properly remediate contamination, on a property may adversely affect the ability of the owner, operator or tenant to sell or rent that property or to borrow using such property as collateral, and may adversely impact our investment on that property. The prior uses of several of our properties may provide an increased risk of future environmental liabilities. For instance, our Kendall Square A and Kendall Square D properties were previously used as a manufactured gas plant, and our Coolidge Avenue property is located on a former landfill. While our Phase I reports do not indicate that current action is required at these properties, we cannot assure you that contaminants will not be discovered in the future, or that future investigatory and remedial activities or regulatory restrictions will not be needed.
      In addition, a former creosoting works, located adjacent to our Elliott Avenue property, has been the subject of extensive investigation and sampling by the U.S. Environmental Protection Agency and the State of Washington Department of Ecology, or Ecology Department. Studies of this adjacent site have shown it to be contaminated with hazardous substances. The previous owner of the Elliott Avenue property engaged an environmental consulting firm to evaluate potential impacts to the Elliott Avenue property from the adjacent site and from a nearby former service station. The Phase II report completed in June 2004 states that the Ecology Department entered into a prospective purchaser consent decree with the property owner of the adjacent site for cleanup of that site. Further, the Phase II report states that the Elliott Avenue property has been impacted by hazardous contamination with constituents that may be related to the adjacent site, and that one of such constituents “slightly exceeded” the cleanup levels for the soil selected for the adjacent site. However, the consultant concluded that the soil that slightly exceeded the cleanup levels, and the entire Elliott Avenue property, lies below existing concrete pavement and does not represent a risk to human health or the environment. The Phase II report also states that no petroleum hydrocarbon contaminants were detected in soil or groundwater samples. Although levels of contamination detected at the Elliott Avenue property were mostly below the cleanup standards established for the adjacent site, future investigatory and remedial or related regulatory activities or restrictions may be needed. We believe that costs in connection with such activities or restrictions will not have a material adverse effect on the property’s value or operations.
      Federal regulations require building owners and those exercising control over a building’s management to identify and warn, via signs and labels, of potential hazards posed by workplace exposure to installed asbestos-containing materials, or ACMs, and potential ACMs in their building. The regulations also set forth employee training, record keeping and due diligence requirements pertaining to ACMs and potential ACMs. Significant fines can be assessed for violating these regulations. Building owners and those exercising control over a building’s management may be subject to an increased risk of personal injury lawsuits by workers and others exposed to ACMs and potential ACMs as a result of these regulations. The regulations may affect the value of a building containing ACMs and potential ACMs in which we have invested. Federal, state and local laws and regulations also govern the removal, encapsulation, disturbance, handling and/or disposal of ACMs and potential ACMs when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for improper handling or a release to the environment of ACMs and potential ACMs and may provide for fines to, and for third parties to seek recovery from, owners or operators of real properties for personal injury or improper work exposure associated with ACMs and potential ACMs. See “Risk Factors — Risks Related to the Real Estate Industry — We could incur significant costs related to government regulation and private litigation over environmental matters involving asbestos-containing materials, which could adversely affect our operations, the value of our properties, and our ability to make distributions you.”
      Federal, state and local laws and regulations also require removing or upgrading certain underground storage tanks and regulate the discharge of storm water, wastewater and any water pollutants; the emission of air pollutants; the generation, management and disposal of hazardous or toxic chemicals, substances or wastes; and workplace health and safety. Life science industry tenants, including certain of our tenants, engage in various research and development activities involving the controlled use of hazardous materials, chemicals, heavy metals, biological and radioactive compounds. Although we believe that the tenants’ activities involving such materials comply in all material respects with applicable laws and regulations, the risk of contamination or injury from these materials cannot be completely eliminated. In the event of such contamination or injury, we could be held liable for any damages that result, and any such liability could exceed our resources and our environmental remediation insurance coverage. See “Risk Factors — Risks Related to the Real Estate Industry — We could incur significant costs related to government regulation and private litigation over environmental matters involving the presence, discharge or threat of discharge of hazardous or toxic substances, which could adversely affect our operations, the value of our properties, and our ability to make distributions to you.”
      In addition, our leases generally provide that (1) the tenant is responsible for all environmental liabilities relating to the tenant’s operations, (2) we are indemnified for such liabilities and (3) the tenant must comply with all environmental laws and regulations. Such a contractual arrangement, however, does not eliminate our statutory liability or preclude claims against us by governmental authorities or persons who are not parties to such an arrangement. Noncompliance with environmental or health and safety requirements may also result in the need to cease or alter operations at a property, which could affect the financial health of a tenant and its ability to make lease payments. In addition, if there is a violation of such a requirement in connection with a tenant’s operations, it is possible that we, as the owner of the property, could be held accountable by governmental authorities for such violation and could be required to correct the violation and pay related fines.
      Prior to closing any property acquisition, we obtain environmental assessments in a manner we believe prudent in order to attempt to identify potential environment concerns at such properties. These assessments are carried out in accordance with an appropriate level of due diligence and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the first phase of the environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures.
      While we may purchase our properties on an “as is” basis, all of our purchase contracts contain an environmental contingency clause, which permits us to reject a property because of any environmental hazard at such property. We receive environmental reports on all prospective properties.

      We believe that our properties comply in all material respects with all federal and state regulations regarding hazardous or toxic substances and other environmental matters.
Insurance
      We carry comprehensive liability, fire, workers’ compensation, extended coverage, terrorism and rental loss insurance covering all of our properties under a blanket policy, except with respect to property and fire insurance on our McKellar Court and Science Center Drive properties, which is carried directly by the tenants. We believe the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice. We do not carry insurance for generally uninsurable losses such as loss from riots or acts of God. We also carry environmental remediation insurance for our properties. This insurance, subject to certain exclusions and deductibles, covers the cost to remediate environmental damage caused by future spills or the historic presence of previously undiscovered hazardous substances. We intend to carry similar insurance with respect to future acquisitions as appropriate. Our properties located in the San Diego and San Francisco areas are subject to earthquakes. We presently carry earthquake insurance on our Industrial Road property in San Francisco but do not carry earthquake insurance on our other properties in San Francisco or San Diego. The amount of earthquake insurance coverage we do carry may not be sufficient to fully cover losses from earthquakes. In addition, we may discontinue earthquake, terrorism or other insurance, or may elect not to procure such insurance, on some or all of our properties in the future if the cost of premiums for any of these policies exceeds, in our judgment, the value of the coverage discounted for the risk of loss. See “Risk Factors — Risks Related to the Real Estate Industry — Uninsured and underinsured losses could adversely affect our operating results and our ability to make distributions to our stockholders.” However, we believe that all of our properties are adequately insured, consistent with industry standards.
Competition
      We are one of only two publicly traded entities focusing primarily on the acquisition, management, expansion and selective development of properties designed for life science tenants (the other such entity being Alexandria Real Estate Equities, Inc.). However, various entities, including other REITs, such as health care REITs and suburban office property REITs, pension funds, insurance companies, investment funds and companies, partnerships, and developers invest in properties occupied by life science tenants and therefore compete for investment opportunities with us. Because properties designed for life science tenants typically contain improvements that are specific to tenants operating in the life science industry, we believe that we will be able to maximize returns on investments as a result of:

•	our expertise in understanding the real estate needs of life science industry tenants;

•	our ability to identify and acquire those properties with generic laboratory infrastructure that appeal to a wide range of life science industry tenants; and

•	our expertise in identifying and evaluating life science industry tenants.
      However, many of our competitors have substantially greater financial resources than we do and may be able to accept more risks, including risks with respect to the creditworthiness of a tenant or the geographic proximity of its investments. In the future, competition from these entities may reduce the number of suitable investment opportunities offered to us or increase the bargaining power of property owners seeking to sell. Further, as a result of their greater resources, those entities may have more flexibility than we do in their ability to offer rental concessions to attract tenants. These concessions could put pressure on our ability to maintain or raise rents and could adversely affect our ability to attract or retain tenants. Additionally, our ability to compete depends upon, among other factors, trends of the national and local economies, investment alternatives, financial condition and operating results of current and prospective tenants, availability and cost of capital, construction and renovation costs, taxes, governmental regulations, legislation and population trends.

Employees
      As of May 31, 2005, we had 30 employees, none of which were represented by a labor union. We believe that our labor relations are generally good.
Offices
      Our headquarters is located in San Diego, California, and we have regional offices located in West Conshohocken, Pennsylvania and at our Landmark at Eastview property. Based on the anticipated growth of our company, we intend to relocate our corporate headquarters to a larger facility in the future. We may also add additional regional offices depending upon our future operational needs.
Legal Proceedings
      We are not currently a party to any material legal proceedings nor, to our knowledge, is any legal proceeding threatened against us that would have a material adverse effect on our financial position, results of operations or liquidity.

MANAGEMENT
Executive Officers and Directors
      Our board of directors consists of seven members, including a majority of directors who are independent directors. Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualified. See “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Our Board of Directors.” Subject to rights pursuant to any employment agreements, officers serve at the pleasure of our board of directors.
      The following table sets forth information about our executive officers and directors as of May 31, 2005:

Name	Age	Position

Alan D. Gold	45	Chairman, President and Chief Executive Officer
Gary A. Kreitzer	50	Executive Vice President, General Counsel, Secretary and Director
John F. Wilson, II	43	Chief Financial Officer
Matthew G. McDevitt	39	Vice President, Acquisitions
Barbara R. Cambon	51	Director
Edward A. Dennis, Ph.D.	63	Director
Mark J. Riedy, Ph.D.	62	Director
Theodore D. Roth	54	Director
M. Faye Wilson	67	Director
      The following is a biographical summary of the experience of our directors and executive officers:
      Alan D. Gold has served as our Chairman, President and Chief Executive Officer since our formation in 2004. Mr. Gold also served in the same role with Bernardo Property Advisors, Inc. since August 1998. Mr. Gold was a co-founder and served as President and a director of Alexandria Real Estate Equities, Inc., a REIT specializing in acquiring and managing laboratory properties for lease to the life science industry, from its predecessor’s inception in 1994 until he resigned as President in August 1998 and as a director at the end of 1998. Mr. Gold served as managing partner of Gold Stone Real Estate Finance and Investments, a partnership engaged in the real estate and mortgage business, from 1989 to 1994. He also served as Assistant Vice President of Commercial Real Estate for Northland Financial Company, a full service commercial property mortgage banker, from 1989 to 1990 and as Real Estate Investment Officer — Commercial Real Estate for John Burnham Company, a regional full service real estate company, from 1985 to 1989. Mr. Gold received his Bachelor of Science Degree in Business Administration and his Master of Business Administration with an emphasis in real estate finance from San Diego State University.
      Gary A. Kreitzer has served as our Executive Vice President, General Counsel and Secretary and as a director since our formation in 2004. Mr. Kreitzer also served in the same role with Bernardo Property Advisors since December 1998. Mr. Kreitzer was a co-founder and served as Senior Vice President and In-House Counsel of Alexandria Real Estate Equities, Inc. from its predecessor’s inception in 1994 until December 1998. From 1990 to 1994, Mr. Kreitzer was In-House Counsel and Vice President for Seawest Energy Corporation, an alternative energy facilities development company. Mr. Kreitzer also served with The Christiana Companies, Inc., a publicly traded investment and real estate development company, in a number of roles from 1982 to 1989, including as In-House Counsel, Secretary and Vice President. Mr. Kreitzer received his Juris Doctor Degree, with honors, from the University of San Francisco and a Bachelor of Arts Degree in Economics from the University of California, San Diego. Mr. Kreitzer is a member of the California State Bar and the American Bar Association.
      John F. Wilson, II has served as our Chief Financial Officer since our formation in 2004. Mr. Wilson also served in the same role with Bernardo Property Advisors since 1998. From 1996 to 1998, Mr. Wilson served as President and Chief Executive Officer of SupraLife International, a private company that develops and manufactures nutritional and other health care products. From 1994 to 1996, Mr. Wilson was an audit partner, and from 1989 to 1994 an audit manager, at Harlan & Boettger, a public accounting firm. Mr. Wilson served on the Qualifications Committee of the California State Board of Accountancy from 1995 to 1997. Mr. Wilson also was employed as an accountant at Arthur Andersen LLP from 1984 to 1989. Mr. Wilson received his Bachelor of Arts Degree in Business Economics from the University of California, Santa Barbara, and is a certified public accountant. Mr. Wilson is a member of NAREIT, Financial Executives International, the National Investor Relations Institute, the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.
      Matthew G. McDevitt has served as our Vice President, Acquisitions since joining us in 2004. Mr. McDevitt previously served as President of McDevitt Real Estate Services, Inc. (MRES), which Mr. McDevitt formed in October 1997 as a full service real estate provider focusing on the life science industry. Before founding MRES, Mr. McDevitt spent ten years as a commercial real estate broker in the Washington, D.C. metropolitan area. Mr. McDevitt received his Bachelor of Arts Degree in Business from Gettysburg College. He is a member of the Montgomery County High Tech Council, the Pennsylvania Biotechnology Association and the Biotech Council of New Jersey.
      Barbara R. Cambon has been a director since 2004. Ms. Cambon has been an independent consultant since October 2002. From November 1999 to October 2002, Ms. Cambon served as a Principal of Colony Capital, LLC, a private real estate investment firm, where she also served as Chief Operating Officer from April 2000 until October 2002. From 1985 to October 1999, she served as President and was a founder of Institutional Property Consultants, Inc., a real estate consulting company. She received her Bachelor of Science Degree in Education from the University of Delaware and her Master of Business Administration with an emphasis in real estate and finance from Southern Methodist University.
      Edward A. Dennis, Ph.D. has been a director since 2004. Dr. Dennis is Distinguished Professor and former Chair of the Department of Chemistry and Biochemistry and Professor in the Department of Pharmacology in the School of Medicine at the University of California, San Diego, where he has served as a faculty member since 1970. He received his Bachelor of Arts degree from Yale University and his Master of Arts and Doctorate of Philosophy in Chemistry from Harvard University, and served as a Research Fellow at Harvard Medical School.
      Mark J. Riedy, Ph.D. has been a director since 2004. Dr. Riedy has been the Ernest W. Hahn Professor of Real Estate Finance since 1993 and Executive Director of the Burnham-Moores Center for Real Estate since 2004 at the University of San Diego. From July 1988 to July 1992, he served as President and Chief Executive Officer of the National Council of Community Bankers. From July 1987 to July 1988, he served as President and Chief Operating Officer of the J.E. Robert Companies, a real estate workout firm. From January 1985 to July 1986, he served as President and Chief Operating Officer and a director of the Federal National Mortgage Association. Dr. Riedy currently serves on the boards of directors of Neighborhood Bancorp, AmNet Mortgage, Inc. and Pan Pacific Retail Properties, Inc. He received his Bachelor of Arts Degree in Economics from Loras College, his Master of Business Administration from Washington University and his Doctorate of Philosophy from the University of Michigan.
      Theodore D. Roth has been a director since 2004. Mr. Roth has been a Managing Director of Roth Capital Partners, LLC, an investment-banking firm, since February 2003. For more than 15 years prior to that time, Mr. Roth was employed by Alliance Pharmaceutical Corp., most recently serving as President and Chief Operating Officer. Mr. Roth currently serves on the board of directors of Alliance Pharmaceutical. He received his Juris Doctor Degree from Washburn University and a Master of Laws in Corporate and Commercial Law from the University of Missouri in Kansas City.
      M. Faye Wilson has been a director since 2005. Ms. Wilson has been a principal of Wilson Boyles and Company, a business management and strategic planning consulting firm, since 2003. She served on the board of directors of Farmers Insurance Group of Companies from 1993 through 2001 and the board of directors of The Home Depot, Inc. from 1992 through 2001. Ms. Wilson was also a senior officer of Home Depot from 1998 through 2002. From 1992 until 1998, Ms. Wilson served in several senior management roles at Bank of America Corporation including Chairman of Security Pacific Financial Services and Executive Vice President and Chief Credit Officer for Bank of America’s National Consumer Banking Group. Ms. Wilson currently serves on the board of directors of Community Bancorp, Inc., the parent company of Community National Bank. She earned her Masters Degrees in International Relations and Business Administration from the University of Southern California and an Undergraduate Degree from Duke University. She became a certified public accountant in 1961.
Board Committees
      Our board of directors has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Our board of directors has adopted charters for each of the audit committee, compensation committee and nominating and corporate governance committee.
      Audit Committee. The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The audit committee helps ensure the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. The audit committee appoints, assists and meets with the independent registered public accounting firm, oversees each annual audit and quarterly review, establishes and maintains our internal audit controls and prepares the report that federal securities laws require be included in our annual proxy statement. Dr. Riedy is the chair and Ms. Cambon and Ms. Wilson serve as members of the audit committee. Our board of directors has determined that Dr. Riedy is an “audit committee financial expert” as defined by the Securities and Exchange Commission.
      Compensation Committee. The compensation committee reviews and approves the compensation and benefits of our executive officers, administers and makes recommendations to our board of directors regarding our compensation and stock incentive plans, and produces an annual report on executive compensation for inclusion in our proxy statement. Mr. Roth is the chair and Dr. Dennis and Dr. Riedy serve as members of the compensation committee.
      Nominating and Corporate Governance Committee. The nominating and corporate governance committee develops and recommends to our board of directors a set of corporate governance principles, adopts a code of ethics, adopts policies with respect to conflicts of interest, monitors our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, establishes criteria for prospective members of our board of directors, conducts candidate searches and interviews, oversees and evaluates our board of directors and management, evaluates from time to time the appropriate size and composition of our board of directors, recommends, as appropriate, increases, decreases and changes in the composition of our board of directors and recommends to our board of directors the slate of directors to be elected at each annual meeting of our stockholders. Ms. Cambon is the chair and Dr. Dennis, Mr. Roth and Ms. Wilson serve as members of the nominating and corporate governance committee.
      Our board of directors may from time to time establish certain other committees to facilitate the management of BioMed.
Compensation Committee Interlocks and Insider Participation
      There are no compensation committee interlocks and none of the employees participate on the compensation committee.

Compensation of Directors
      Each of our directors who is not an employee of our company or our subsidiaries receives an annual fee of $16,000 for services as a director. In addition, each director who is not an employee of our company or our subsidiaries receives a fee of $1,500 for each board of directors meeting attended in person ($750 for telephonic attendance), a fee of $750 for each committee meeting attended in person on a day that does not include a meeting of our board of directors ($500 for telephonic attendance) and an additional fee of $1,500 for each committee meeting chaired by that director, whether or not a meeting of the board of directors is held on the same day. Directors are also reimbursed for reasonable expenses incurred to attend board of directors and committee meetings. Directors who are employees of our company or our subsidiaries do not receive compensation for their services as directors.
      Our non-employee directors also receive automatic grants of restricted stock under our 2004 incentive award plan. Effective on the date of initial trading of our common stock, each non-employee director was granted 2,000 shares of restricted common stock. Thereafter, on the date of each annual meeting of stockholders, each non-employee director who continues to serve on our board of directors will be granted 2,000 shares of restricted common stock. Similarly, we will grant 2,000 shares of restricted common stock to each non-employee director who is initially elected or appointed to our board of directors after the IPO on the date of such initial election or appointment. We also will grant 2,000 shares of restricted common stock on the date of each annual meeting of stockholders while the non-employee director continues to serve on our board of directors. The restricted stock granted to non-employee directors vests one year from the date of grant.
Executive Officer Compensation
      Because we were only recently organized, meaningful individual compensation information is not available for periods prior to August 6, 2004. The following table sets forth the annual base salary, bonus and other compensation paid in 2004 to our Chief Executive Officer and our three other most highly compensated executive officers, which are collectively referred to as our named executive officers. Pursuant to their respective employment agreements and our 2004 incentive award plan, each of our named executive officers received shares of restricted common stock as set forth under “Restricted Stock Awards” in the table below.
Summary Compensation Table

				Long-Term
				Compensation

		Annual Compensation		Restricted
				Stock	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Compensation(2)

Alan D. Gold	2004	$144,798	$70,565	$1,900,000	$2,733
Chairman, President and Chief Executive Officer
Gary A. Kreitzer	2004	101,923	50,403	1,100,000	3,629
Executive Vice President, General Counsel and Secretary
John F. Wilson, II	2004	101,923	50,403	1,000,000	3,629
Chief Financial Officer
Matthew G. McDevitt	2004	89,692	44,355	450,000	11,228
Vice President, Acquisitions

(1)	Represents the value of restricted stock awarded on August 6, 2004 based on the initial public offering price of our common stock of $15.00 per share. Messrs. Gold, Kreitzer, Wilson and McDevitt were awarded 126,667, 73,333, 66,667 and 30,000 shares of restricted stock, respectively. Based on the closing price of our common stock of $22.21 per share at December 31, 2004, the value of the stock awards was $2,813,274, $1,628,726, $1,480,674 and $666,300, respectively. The restricted stock vests 1/3 annually on each of January 1, 2005, 2006 and 2007, and dividends are paid on the entirety of the grant from the date of the grant.

(2)	All other compensation represents automobile allowances and, in the case of Mr. McDevitt, $7,599 in premiums paid for life and disability insurance.

401(k) Plan
      We established and maintain a retirement savings plan under Section 401(k) of the Code to cover our eligible employees, which became effective as of January 1, 2005. The plan allows eligible employees to defer, within prescribed limits, up to 100% of their compensation on a pre-tax basis through contributions to the plan. We currently match each eligible participant’s contributions, within prescribed limits, with an amount equal to 50% of such participant’s initial 6% tax-deferred contributions. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants. Our employees are eligible to participate in the plan if they meet certain requirements, including a minimum period of credited service. Any matching and discretionary company contributions may be subject to certain vesting requirements. Some classes of employees, such as those covered by a collective bargaining agreement, will not be eligible to participate in the plan.
2004 Incentive Award Plan
      We have adopted the 2004 Incentive Award Plan of BioMed Realty Trust, Inc. and BioMed Realty, L.P. The incentive award plan became effective on August 3, 2004. The incentive award plan provides for the grant to employees and consultants of our company and our operating partnership (and their respective subsidiaries) and directors of our company of stock options, restricted stock, dividend equivalents, stock appreciation rights, restricted stock units and other incentive awards. Only employees of our company and its qualifying subsidiaries are eligible to receive incentive stock options under the incentive award plan. We have reserved a total of 2,500,000 shares of our common stock for issuance pursuant to the incentive award plan, subject to certain adjustments as set forth in the plan. As of May 31, 2005, 394,558 shares of restricted stock had been granted and 2,105,442 shares remained available for future grants under the incentive award plan.
Employment Agreements
      We entered into employment agreements, effective as of August 6, 2004, with Messrs. Gold, Kreitzer, Wilson and McDevitt. The employment agreements provide for Mr. Gold to serve as our Chairman, Chief Executive Officer and President, Mr. Kreitzer to serve as our Executive Vice President, General Counsel and Secretary, Mr. Wilson to serve as our Chief Financial Officer and Mr. McDevitt to serve as our Vice President, Acquisitions. These employment agreements require Messrs. Gold, Kreitzer, Wilson and McDevitt, as applicable, to devote such attention and time to our affairs as is necessary for the performance of their duties, but also permit them to devote time to their outside business interests consistent with past practice. Under the employment agreements with Messrs. Gold and Kreitzer, we will use our best efforts to cause Mr. Gold to be nominated and elected as Chairman of our board of directors and Mr. Kreitzer to be nominated and elected as a member of our board of directors.
      The employment agreements with Messrs. Gold, Kreitzer and Wilson have a term of three years, and the employment agreement with Mr. McDevitt has a two-year term. Each employment agreement provides for automatic one-year extensions thereafter, unless either party provides at least six months’ notice of non-renewal.
      The employment agreements provide for:

•	an annual base salary of $350,000 for Mr. Gold, $250,000 for Messrs. Kreitzer and Wilson and $220,000 for Mr. McDevitt, subject to annual increases based on increases in the consumer price index and further increases in the discretion of our board of directors or the compensation committee of our board of directors,

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals established by our board of directors or the compensation committee of our board of directors,

•	participation in other incentive, savings and retirement plans applicable generally to our senior executives,

•	medical and other group welfare plan coverage and fringe benefits provided to our senior executives,

•	payment of the premiums for a long-term disability insurance policy which will provide benefits equal to at least 60% of an executive’s annual base salary,

•	payment of the premiums for a $1 million term life insurance policy, and

•	monthly payments of $750 ($1,000 in the case of Mr. Gold) for an automobile allowance.
      Each executive has a minimum annual bonus equal to 50% of base salary. Mr. Gold’s annual bonus may be up to 200% of his base salary. Messrs. Kreitzer, Wilson and McDevitt may have annual bonuses up to 150% of their base salary.
      In addition, on August 6, 2004, Messrs. Gold, Kreitzer, Wilson and McDevitt were granted 126,667, 73,333, 66,667 and 30,000 shares of restricted stock, respectively. The restricted stock vests one-third each year, beginning on January 1, 2005 and each successive January 1 thereafter.
      The employment agreements provide that, if an executive’s employment is terminated by us without “cause” or by the executive for “good reason” (each as defined in the applicable employment agreement), or, in the case of Mr. Gold, if we fail to renew his employment agreement for each of the first two renewal years, the executive will be entitled to the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

•	an amount equal to the sum of the then-current annual base salary plus average bonus over the prior three years, multiplied by

•	with respect to Messrs. Gold, Kreitzer and Wilson, three, or

•	with respect to Mr. McDevitt, one

(such number, the “Severance Multiple” for such executive), 50% of which amount shall be paid in a lump sum and the remaining 50% of which amount will be paid in equal monthly installments over two years (or, with respect to Mr. McDevitt, one year),

•	health benefits for 18 months following the executive’s termination of employment at the same level as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer,

•	up to $15,000 worth of outplacement services at our expense, and

•	100% of the unvested stock options held by the executive will become fully exercisable and 100% of the unvested restricted stock held by such executive will become fully vested.
      Under the employment agreements, we agree to make an additional tax gross-up payment to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and we will not be required to make the gross-up payment.
      Each employment agreement provides that, if the executive’s employment is terminated by us without cause or by the executive for good reason within one year after a “change in control” (as defined in the applicable employment agreement), then the executive will receive the above benefits and payments as though the executive’s employment was terminated without cause or for good reason. However, the severance amount shall be paid in a lump sum.

      Each employment agreement also provides that the executive or his estate will be entitled to certain severance benefits in the event of his death or disability. Specifically, each executive or, in the event of the executive’s death, his beneficiaries, will receive:

•	an amount equal to the then-current annual base salary,

•	his prorated annual bonus for the year in which the termination occurs,

•	health benefits for the executive and/or his eligible family members for twelve months following the executive’s termination of employment, and

•	in the event the executive’s employment is terminated as a result of his disability, we will continue to pay the premiums on the long-term disability and life insurance policies described above for twelve months.
      The employment agreements also contain standard confidentiality provisions, which apply indefinitely, and non-solicitation provisions, which apply during the term of the employment agreements and for any period thereafter during which the executive is receiving payments from us.
Limitation of Liability and Indemnification
      Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
      Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty,

•	the director or officer actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
      A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
      In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.
      Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate our company to indemnify (1) any present or former director or officer or (2) any individual who, while a director or officer and, at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, against any claim or liability arising from his or her service in that capacity and to pay or reimburse such individual’s reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses.
Indemnification Agreements
      We have entered into indemnification agreements with our directors and certain executive officers that obligate us to indemnify them to the maximum extent permitted by Maryland law. The indemnification agreements require us to indemnify the director or officer, the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on behalf of us. In addition, the indemnification agreements require us to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on behalf of us. In either case, the indemnitee is not entitled to indemnification if it is established that one of the exceptions to indemnification under Maryland law set forth above exists.
      In addition, the indemnification agreements require us to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by us of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification, and

•	an undertaking by or on behalf of the Indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.
      The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring such determination be made by independent counsel after a change of control of us.

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
      The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.
Investment Policies

Investment in Real Estate or Interests in Real Estate
      We conduct all of our investment activities through our operating partnership and its affiliates. Our investment objectives are to provide quarterly cash distributions and achieve long-term capital appreciation through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and acquisition and other strategic objectives, see “Business and Properties.”
      We expect to pursue our investment objectives primarily through our operating partnership’s ownership of our contribution properties and other acquired properties and real estate assets designed principally for life science entities. We intend to continue to invest primarily in developments of office properties and laboratory space, acquisitions of existing improved properties or properties in need of redevelopment and acquisitions of land that we believe has development potential. Although we intend to continue to focus our activities in our target markets on office properties and laboratory space designed principally for life science entities, future investment or development activities will not be limited to any geographic area, product type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment or development activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the properties we presently own or subsequently acquire, or sell such properties, in whole or in part, when circumstances warrant.
      We also may participate with third parties in property ownership, through joint ventures or other types of co-ownership. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.
      Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness we incur when we acquire or refinance these investments. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Investments in Real Estate Mortgages
      While our current portfolio consists of, and our business objectives emphasize, equity investments in office properties and laboratory space designed principally for life science entities, we may, at the discretion of our board of directors, invest in mortgages and other types of real estate interests consistent with our qualification as a REIT. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers
      Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or other issuers, including for the purpose of exercising control over such entities.
Dispositions
      We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon management’s periodic review of our portfolio, our board of directors determines that such action would be in our stockholders’ best interests. Any decision to dispose of a property will be made by our board of directors. Directors and executive officers holding units may be influenced as to the desirability of a proposed disposition by the tax consequences to them resulting from the disposition of a certain property. In addition, under the tax indemnification provisions of the contribution agreements, we may be obligated to indemnify certain contributors against adverse tax consequences if we sell or dispose of certain properties in taxable transactions.
Financing Policies
      Our board of directors has adopted a policy of limiting our indebtedness to approximately 60% of our total market capitalization. We define our total market capitalization as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt-to-total market capitalization ratio), plus the aggregate value of operating partnership units we do not own, plus the book value of our total consolidated indebtedness. Since this ratio is based, in part, upon market values of equity, it will fluctuate with changes in our common stock’s market value. However, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. Following completion of this offering and application of the proceeds, our ratio of debt-to-total market capitalization will be approximately 31.1% (30.2% if the underwriters exercise their over-allotment option in full), based on our outstanding indebtedness and our closing stock price as of June 21, 2005.
      Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt-to-total market capitalization beyond the limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our stockholders. See “Risk Factors — Risks Related to Our Capital Structure — Debt obligations expose us to increased risk of property losses and may have adverse consequences on our business operations and our ability to make distributions” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
Conflict of Interest Policies
      We have adopted a code of business conduct and ethics that prohibits conflicts of interest between our officers, employees and directors on the one hand, and our company on the other hand, except in compliance with the policy. Waivers of our code of business conduct and ethics must be disclosed in accordance with NYSE and Securities and Exchange Commission requirements. In addition, our board of directors is subject to certain provisions of Maryland law, which are also designed to eliminate or minimize conflicts. However, we cannot assure you that these policies or provisions of law will always succeed in eliminating the influence of such conflicts. If they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

Interested Director and Officer Transactions
      Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest. The common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof will not render the transaction void or voidable if:

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our board of directors or a committee of our board, and our board or a duly authorized committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or

•	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, other than the votes or shares owned of record or beneficially by the interested director or corporation or other entity, or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.
      Furthermore, under Maryland law (where our operating partnership is formed), we, as general partner, may have a fiduciary duty to the limited partners of our operating partnership and, consequently, such transactions also may be subject to the duties of care and loyalty that we, as general partner, owe to limited partners in our operating partnership (to the extent such duties have not been modified pursuant to the terms of the partnership agreement). We have adopted a policy that requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.
Policies with Respect to Other Activities
      We have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. Except in connection with our formation transactions, we have not issued common stock, units or any other securities in exchange for property, and our board of directors has no present intention of causing us to repurchase any common stock. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of Securities.” We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code or the Treasury regulations, our board of directors determines that it is no longer in our best interest to qualify as a REIT. We have not made any loans to third parties, although we may in the future make loans to third parties, including, without limitation, to joint ventures in which we participate. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.
      Generally speaking, we intend to make available to our stockholders audited annual financial statements and annual reports. We are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the Securities and Exchange Commission.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Formation Transactions and Contribution of Properties
      BioMed Realty Trust, Inc. was formed as a Maryland corporation on April 30, 2004. We also formed our operating partnership, BioMed Realty, L.P., as a Maryland limited partnership on April 30, 2004. In connection with our IPO in August 2004, we acquired interests in six properties through our operating partnership that were previously owned by limited partnerships and a limited liability company in which Messrs. Gold, Kreitzer, Wilson and McDevitt, entities affiliated with them, and private investors and tenants who are not affiliated with them owned interests. We refer to these transactions collectively as our formation transactions.
      Persons and entities owning the interests in four of the limited partnerships and the limited liability company, including Messrs. Gold, Kreitzer, Wilson and McDevitt, some of their spouses and parents, and other individuals and entities not affiliated with us or our management, contributed to us all of their interests in these entities. In addition, the entity that owned the general partnership interest in a limited partnership that owns our McKellar Court property contributed to us all of its interests in that entity. In exchange for these interests, we issued an aggregate of 2,870,564 units and cash payments in the aggregate amount of $20.5 million. Messrs. Gold, Kreitzer, Wilson and McDevitt (including some of their spouses) received an aggregate of 2,673,172 units having a value of $40.1 million based on the IPO price of our common stock of $15.00 per share.
      The following chart reflects the value of consideration (dollars in thousands) received by each of our executive officers and their family members in connection with the formation transactions:

	Value of	Cash	Total Value of
Contributor	Units	Payments	Consideration

Alan D. Gold	$19,812	—	$19,812
Gary A. Kreitzer	12,484	—	12,484
John F. Wilson, II	6,376	—	6,376
Matthew G. McDevitt	668	—	668
Holly K. McDevitt (Mr. McDevitt’s wife)	655	—	655
Martin L. & Delia Gold Family Trust (Mr. Gold’s parents)	—	$178	178
Julie A-M Wilson (Mr. Wilson’s wife)	103	—	103
David & Georgette Kreitzer (Mr. Kreitzer’s parents)	—	25	25
      We also assumed $70.3 million of mortgage and other debt secured by the properties contributed by our executive officers ($56.3 million of which we repaid with the net proceeds of our IPO), excluding $10.9 million associated with the unconsolidated partnership that owns our McKellar Court property. The cash payments made to Messrs. Gold’s and Kreitzer’s parents include loan repayments of $75,000 and $25,000, respectively.
Contribution Agreements
      We received the interests in the properties contributed by our executive officers and their affiliates under contribution agreements with the individuals or entities that held those interests. Each contribution is subject to all of the terms and conditions of the applicable contribution agreement. The contributors transferred their interests in the properties to our operating partnership for units or cash or a combination of units and cash. We assumed or succeeded to all of each contributor’s rights, obligations and responsibilities with respect to the properties and the property entities contributed. The contribution agreements generally contain representations by the contributors with respect to the ownership of their interests and other limited matters, including environmental conditions on the properties and compliance with environmental laws, payment of applicable taxes, physical condition of the properties, no current condemnation or similar proceedings that would affect the properties and compliance with laws generally. Messrs. Gold, Kreitzer, Wilson and McDevitt made additional customary representations and warranties regarding various matters concerning the contributed properties. Messrs. Gold, Kreitzer, Wilson and McDevitt have agreed to indemnify our operating partnership for breach of these representations and warranties for one year after we completed our IPO, subject to certain thresholds, and have pledged units to our operating partnership in order to secure their indemnity obligations.
      Under the contribution agreements we agreed that if our operating partnership directly or indirectly sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in the properties contributed by our executive officers and their affiliates before the tenth anniversary of the completion of our IPO, then our operating partnership will indemnify each contributor for all direct and indirect adverse tax consequences. The calculation of damages will not be based on the time value of money or the time remaining within the indemnification period. These tax indemnities do not apply to the disposition of a restricted property under certain circumstances.
      We have also agreed for a period of ten years following the date of our IPO to use reasonable best efforts consistent with our fiduciary duties to maintain at least $8.0 million of debt, some of which must be property specific, to enable the contributors of these properties to guarantee such debt in order to defer any taxable gain they may incur if our operating partnership repays existing debt.
Redemption or Exchange of the Limited Partnership Units in our Operating Partnership
      Beginning on October 1, 2005, limited partners of our operating partnership, including Messrs. Gold, Kreitzer, Wilson and McDevitt, will have the right to require our operating partnership to redeem all or a part of their units for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, or, at our election, shares of our common stock in exchange for such units, subject to certain ownership limits set forth in our charter. As of May 31, 2005, the limited partners of our operating partnership held units exchangeable for an aggregate of 2,870,564 shares of our common stock, assuming the exchange of units into shares of our common stock on a one-for-one basis.
Other Benefits to Related Parties
      Messrs. Gold, Kreitzer and Wilson have agreed to indemnify the lenders of the debt on the contribution properties. These indemnified lenders include Hawthorne Savings, F.S.B. with respect to our Balboa Avenue property, Fremont Investment & Loan with respect to our Bernardo Center Drive and Industrial Road properties, Midland Loan Services, Inc. with respect to our McKellar Court property and PNC Bank, National Association with respect to our Science Center Drive property. The indemnification covers certain losses incurred by the lender as a result of breaches by the borrowers of the loan documents, including losses resulting from environmental hazards found on or in our contributed properties; losses relating to fraud, intentional misrepresentation or misappropriation of certain funds collected from tenants; losses resulting from waste; and losses resulting from the borrower’s failure to comply with certain insurance provisions in the loan documents. In connection with our IPO, we agreed to indemnify Messrs. Gold, Kreitzer and Wilson against any payments they may be required to make under such indemnification agreements. However, our indemnification obligation will not be effective with respect to losses relating to a breach of the environmental representations and warranties made to our operating partnership by Messrs. Gold, Kreitzer and Wilson in their respective contribution agreements. For losses relating to such breaches, Messrs. Gold, Kreitzer and Wilson have agreed to indemnify our operating partnership.
      We have entered into a registration rights agreement with the limited partners in our operating partnership to provide registration rights to holders of common stock to be issued upon redemption of their units.

STRUCTURE AND FORMATION OF OUR COMPANY
Our Operating Partnership
      Substantially all of our assets are held by, and our operations conducted through, our operating partnership. Our interest in our operating partnership entitles us to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to our percentage ownership. As sole general partner of our operating partnership, we generally have the exclusive power under the partnership agreement to manage and conduct its business, including with respect to property sales and refinancing decisions, subject to certain limited approval and voting rights of the limited partners described more fully below in “Description of the Partnership Agreement of BioMed Realty, L.P.” Our board of directors manages the affairs of our company by directing the affairs of our operating partnership.
      We will sell 13,150,000 shares of our common stock in this offering, and an additional 1,972,500 shares if the underwriters exercise their over-allotment option in full, and we will contribute the net proceeds of this offering to our operating partnership. In return for our capital contribution, we will receive units and, upon completion of this offering, will own a 93.9% partnership interest in our operating partnership, or 94.2% if the underwriters exercise their over-allotment option in full.
      Beginning on October 1, 2005, limited partners of our operating partnership will have the right to require our operating partnership to redeem part or all of their units for cash, or, at our election, shares of our common stock, based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption, subject to the ownership limits set forth in our charter. With each redemption of units, we increase our percentage ownership interest in our operating partnership and our share of our operating partnership’s cash distributions and profits and losses. See “Description of the Partnership Agreement of BioMed Realty, L.P.”

DESCRIPTION OF THE
PARTNERSHIP AGREEMENT OF BIOMED REALTY, L.P.
      The material terms and provisions of the Agreement of Limited Partnership of BioMed Realty, L.P. which we refer to as the “partnership agreement” are summarized below. For more detail, you should refer to the partnership agreement itself, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. For purposes of this section, references to “we,” “our,” “us” and “our company” refer to BioMed Realty Trust, Inc.
Management of Our Operating Partnership
      Our operating partnership, BioMed Realty, L.P., is a Maryland limited partnership that was formed on April 30, 2004. Our company is the sole general partner of our operating partnership, and we conduct substantially all of our business in or through it. As sole general partner of our operating partnership, we exercise exclusive and complete responsibility and discretion in its day-to-day management and control. We can cause our operating partnership to enter into certain major transactions including acquisitions, dispositions and refinancings, subject to limited exceptions. The limited partners of our operating partnership may not transact business for, or participate in the management activities or decisions of, our operating partnership, except as provided in the partnership agreement and as required by applicable law. Some restrictions in the partnership agreement restrict our ability to engage in a business combination as more fully described in “— Termination Transactions” below.
      The limited partners of our operating partnership expressly acknowledged that we, as general partner of our operating partnership, are acting for the benefit of our operating partnership, the limited partners and our stockholders collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, any conflict that cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by limited partners in connection with such decisions; so long as we have acted in good faith.
      The partnership agreement provides that substantially all of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and that our operating partnership must be operated in a manner that will enable our company to satisfy the requirements for being classified as a REIT.
Transferability of Interests
      Except in connection with a transaction described in “— Termination Transactions” below, we, as general partner, may not voluntarily withdraw from our operating partnership, or transfer or assign all or any portion of our interest in our operating partnership, without the consent of the holders of a majority of the limited partnership interests (including our 91.6% limited partnership interest therein, which will be a 93.9% limited partnership interest following completion of this offering) except for permitted transfers to our affiliates. The limited partners agreed not to sell, assign, encumber or otherwise dispose of their units in our operating partnership without our consent for the twelve-month period following the completion of our IPO in August 2004, other than to us, as general partner, to an affiliate of the transferring limited partner, to other original limited partners, to immediate family members of the transferring limited partner, to a trust for the benefit of a charitable beneficiary, or to a lending institution as collateral for a bona fide loan, subject to specified limitations. After the twelve-month period following the completion of our IPO, any transfer of units by the limited partners, except to the parties specified above, will be subject to a right of first refusal by us and must be made only to “accredited investors” as defined under Rule 501 of the Securities Act of 1933, as amended.

Capital Contributions
      We contributed to our operating partnership all of the net proceeds of our IPO as our initial capital contribution in exchange for a 91.5% limited partnership interest. Some of our directors, executive officers and their affiliates contributed properties and assets to our operating partnership and became limited partners and, together with other limited partners, initially owned the remaining 8.5% limited partnership interest. Upon completion of this offering, we will own a 93.9% limited partnership interest and other limited partners, including some of our directors, executive officers and their affiliates, will own the remaining 6.1% limited partnership interest.
      The partnership agreement provides that we, as general partner, may determine that our operating partnership requires additional funds for the acquisition of additional properties or for other purposes. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of stock as additional capital to our operating partnership. Our operating partnership is authorized to cause partnership interests to be issued for less than fair market value if we conclude in good faith that such issuance is in the interests of our operating partnership.
      The partnership agreement provides that we may make additional capital contributions, including properties, to our operating partnership in exchange for additional partnership units. If we contribute additional capital and receive additional partnership interests for the capital contribution, our percentage interests will be increased on a proportionate basis based on the amount of the additional capital contributions and the value of our operating partnership at the time of the contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis. In addition, if we contribute additional capital and receive additional partnership interests for the capital contribution, the capital accounts of the partners may be adjusted upward or downward to reflect any unrealized gain or loss attributable to the properties as if there were an actual sale of the properties at the fair market value thereof. Limited partners have no preemptive right or obligation to make additional capital contributions.
      Our operating partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise. Any such preferred partnership interests would have priority over common partnership interests with respect to distributions from our operating partnership, including the partnership interests that our wholly owned subsidiaries own.
Amendments of the Partnership Agreement
      Amendments to the partnership agreement may be proposed by us, as general partner, or by limited partners owning at least 25% of the units held by limited partners.
      Generally, the partnership agreement may be amended, modified or terminated only with the approval of partners holding 50% of all outstanding units (including the units held by us as general partner and as a limited partner). However, as general partner, we will have the power to unilaterally amend the partnership agreement without obtaining the consent of the limited partners as may be required to:

•	add to our obligations as general partner or surrender any right or power granted to us as general partner for the benefit of the limited partners,

•	reflect the issuance of additional units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement,

•	set forth or amend the designations, rights, powers, duties and preferences of the holders of any additional partnership interests issued by our operating partnership,

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect,

•	cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law,

•	satisfy any requirements, conditions or guidelines of federal or state law,

•	reflect changes that are reasonably necessary for us, as general partner, to maintain our status as a REIT, or

•	modify the manner in which capital accounts are computed.

      Amendments that would convert a limited partner’s interest into a general partner’s interest, adversely affect the limited liability of a limited partner, alter a partner’s right to receive any distributions or allocations of profits or losses or materially alter or modify the redemption rights described below (other than a change to reflect the seniority of any distribution or liquidation rights of any preferred units issued in accordance with the partnership agreement) must be approved by each limited partner that would be adversely affected by such amendment; provided, that any such amendment does not require the unanimous consent of all the partners who are adversely affected unless the amendment is to be effective against all adversely affected partners.
      In addition, without the written consent of a majority of the units held by limited partners (other than limited partners 50% or more of whose equity is owned, directly or indirectly, by us as general partner), we, as general partner, may not do any of the following:

•	take any action in contravention of an express prohibition or limitation contained in the partnership agreement,

•	enter into or conduct any business other than in connection with our role as general partner of our operating partnership and our operation as a public reporting company and as a REIT,

•	acquire an interest in real or personal property other than through our operating partnership or our subsidiary partnerships,

•	withdraw from our operating partnership or transfer any portion of our general partnership interest, except to an affiliate, or

•	be relieved of our obligations under the partnership agreement following any permitted transfer of our general partnership interest.
Redemption/Exchange Rights
      Limited partners who acquired units in our formation transactions have the right, commencing on October 1, 2005, to require our operating partnership to redeem part or all of their units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those units in exchange for shares of our common stock. Our acquisition will be on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. We presently anticipate that we will elect to issue shares of our common stock in exchange for units in connection with each redemption request, rather than having our operating partnership redeem the units for cash. With each redemption or exchange, we increase our company’s percentage ownership interest in our operating partnership. Commencing on October 1, 2005, limited partners who hold units may exercise this redemption right from time to time, in whole or in part, except when, as a consequence of shares of our common stock being issued, any person’s actual or constructive stock ownership would exceed our company’s ownership limits, or violate any other restriction as provided in our charter as described under the section entitled “Description of Securities — Restrictions on Ownership and Transfer.” In all cases, unless we agree otherwise, no limited partner may exercise its redemption right for fewer than 1,000 units or, if a limited partner holds fewer than 1,000 units, all of the units held by such limited partner.

Issuance of Additional Units, Common Stock or Convertible Securities
      As sole general partner, we have the ability to cause our operating partnership to issue additional units representing general and limited partnership interests. These additional units may include preferred limited partnership units. In addition, we may issue additional shares of our common stock or convertible securities, but only if we cause our operating partnership to issue to us partnership interests or rights, options, warrants or convertible or exchangeable securities of our operating partnership having designations, preferences and other rights, so that the economic interests of our operating partnership’s interests issued are substantially similar to the securities that we have issued.
Tax Matters
      We are the tax matters partner of our operating partnership. We have authority to make tax elections under the Code on behalf of our operating partnership.
Allocations of Net Income and Net Losses to Partners
      The net income or net loss of our operating partnership generally will be allocated to us, as the general partner, and to the limited partners in accordance with our respective percentage interests in our operating partnership. However, in some cases losses may be disproportionately allocated to partners who have guaranteed debt of our operating partnership. The allocations described above are subject to special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the associated Treasury regulations. See “Federal Income Tax Considerations — Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”
Operations and Distributions
      The partnership agreement provides that we, as general partner, will determine and distribute the net operating cash revenues of our operating partnership, as well as the net sales and refinancing proceeds, in such amount as determined by us in our sole discretion, quarterly, pro rata in accordance with the partners’ percentage interests.
      The partnership agreement provides that our operating partnership will assume and pay when due, or reimburse us for payment of all costs and expenses relating to the operations of, or for the benefit of, our operating partnership.
Termination Transactions
      The partnership agreement provides that our company may not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of our assets or any reclassification or any recapitalization or change in outstanding shares of our equity interests, each a termination transaction, unless in connection with a termination transaction either:

(a) all limited partners will receive, or have the right to elect to receive, for each unit an amount of cash, securities, or other property equal to the product of:

•	the number of shares of our common stock into which each unit is then exchangeable, and

•	the greatest amount of cash, securities or other property paid to the holder of one share of our common stock in consideration of one share of our common stock in the termination transaction,

provided that, if, in connection with a termination transaction, a purchase, tender or exchange offer is made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of units will receive, or will have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its redemption right and received shares of our common stock in exchange for its units immediately prior to the expiration of such purchase, tender or exchange offer and accepted such purchase, tender or exchange offer; or

(b) the following conditions are met:

•	substantially all of the assets of the surviving entity are held directly or indirectly by our operating partnership or another limited partnership or limited liability company that is the surviving partnership of a merger, consolidation or combination of assets with our operating partnership,

•	the holders of units own a percentage interest of the surviving partnership based on the relative fair market value of the net assets of our operating partnership and the other net assets of the surviving partnership immediately prior to the consummation of the transaction,

•	the rights, preferences and privileges of such unit holders in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of the transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership, and

•	the limited partners may redeem their interests in the surviving partnership for either the consideration available to the common limited partners pursuant to the first paragraph in this section, or if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, shares of those common equity securities, at an exchange ratio based on the relative fair market value of those securities and our common stock.
Term
      Our operating partnership will continue in full force and effect until December 31, 2104, or until sooner dissolved in accordance with its terms or as otherwise provided by law.
Indemnification and Limitation of Liability
      To the extent permitted by applicable law, the partnership agreement requires our operating partnership to indemnify us, as general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith, fraud or was the result of active and deliberate dishonesty,

•	the indemnitee actually received an improper personal benefit in money, property or services, or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.
      Similarly, we, as general partner of our operating partnership, and our officers, directors, agents or employees, are not liable or accountable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission so long as we acted in good faith.

PRINCIPAL STOCKHOLDERS
      The following table sets forth the beneficial ownership of shares of our common stock and shares of common stock into which units are exchangeable as of May 31, 2005 for (1) each person who is the beneficial owner of 5% or more of the outstanding common stock, (2) directors and executive officers and (3) directors and executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person holds shares of common stock as opposed to units is set forth in the footnotes below. Unless otherwise indicated, the address of each named person is c/o BioMed Realty Trust, Inc., 17140 Bernardo Center Drive, Suite 222, San Diego, California 92128.

			Percentage of
		Percentage of	Shares of
	Number of Shares of	Shares of	Common Stock
	Common Stock and	Common Stock	and Units
	Units Beneficially	Beneficially	Beneficially
Name and Address	Owned(1)	Owned(2)	Owned(2)(3)

Alan D. Gold(4)	1,457,647	*	4.4%
Gary A. Kreitzer(5)	911,576	*	2.8
John F. Wilson, II(6)	504,994	*	1.6
Matthew G. McDevitt(7)	125,200	*	*
Mark J. Riedy, Ph.D.(8)	10,500	*	*
Barbara R. Cambon(8)	4,000	*	*
Edward A. Dennis, Ph.D(8)	4,000	*	*
Theodore D. Roth(8)	4,000	*	*
M. Faye Wilson(8)	4,000	*	*
Deutsche Bank AG(9)	3,051,450	9.7%	9.7
K. G. Redding & Associates, LLC(10)	1,949,700	6.2	6.2
RS Investment Management Co. LLC(11)	1,905,200	6.1	6.1
All executive officers and directors as a group (9 persons)	3,025,917	1.1	8.9

*	Less than 1%.

(1)	Amounts assume that all units are exchanged for shares of our common stock (regardless of when such units are exchangeable).

(2)	Based on a total of 31,444,558 shares of our common stock outstanding as of May 31, 2005.

(3)	Based on a total of 2,870,564 units outstanding as of May 31, 2005, which may be exchanged for cash or shares of our common stock under certain circumstances. The total number of shares of common stock and units outstanding used in calculating these percentages assumes that none of the units held by other persons are exchanged for shares of our common stock.

(4)	Includes 1,141,742 units and 136,667 shares of restricted common stock held by Mr. Gold directly. Also includes Mr. Gold’s interest in 179,038 units held by entities in which Messrs. Gold and Kreitzer share voting and investment power. Mr. Gold and entities controlled by him have pledged all of the units beneficially owned by them to our operating partnership in order to secure their indemnity obligations under their contribution agreement.

(5)	Includes 722,528 units and 79,333 shares of restricted common stock held by Mr. Kreitzer directly. Also includes Mr. Kreitzer’s interest in 109,715 units held by entities in which Messrs. Gold and Kreitzer share voting and investment power. Mr. Kreitzer and entities controlled by him have pledged all of the units beneficially owned by them to our operating partnership in order to secure their indemnity obligations under their contribution agreement.

(6)	Includes 425,073 units and 72,667 shares of restricted common stock held by Mr. Wilson directly. Also includes 6,876 units and 378 shares of common stock held by Mr. Wilson’s wife. Mr. Wilson has pledged all of the units beneficially owned by him to our operating partnership in order to secure his indemnity obligations under his contribution agreement.

(7)	Includes 44,541 units and 36,000 shares of restricted common stock held by Mr. McDevitt directly. Also includes 43,659 units held by Mr. McDevitt’s wife. Mr. McDevitt and his wife have pledged all of the units beneficially owned by them to our operating partnership in order to secure their indemnity obligations under their contribution agreements.

(8)	Includes 4,000 shares of restricted common stock.

(9)	Deutsche Bank AG’s address is Taunusanlage 12, D-60325, Frankfurt am Main, Federal Republic of Germany. The foregoing information is based on Deutsche Bank AG’s Schedule 13G/ A filed with the Securities and Exchange Commission on January 26, 2005.

(10)	K. G. Redding & Associates, LLC’s address is One North Wacker Drive, Suite 4343, Chicago, Illinois 60606-2841. The foregoing information is based on K. G. Redding & Associates, LLC’s Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005.

(11)	Information is based on RS Investment Management Co. LLC’s Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, which did not include RS Investment Management Co. LLC’s address.

DESCRIPTION OF SECURITIES
      The following summary of the terms of the stock of our company is subject to and qualified in its entirety by reference to our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
General
      Our charter provides that we may issue up to 100,000,000 shares of our common stock, $0.01 par value per share, or common stock, and 15,000,000 shares of preferred stock, $0.01 par value per share, or preferred stock. Our charter authorizes our board of directors to amend our charter to increase or decrease the number of authorized shares of any class or series without stockholder approval. Upon completion of this offering, 44,594,558 shares of our common stock (46,567,058 shares if the underwriters exercise their over-allotment option in full), based on the number of shares of common stock outstanding as of May 31, 2005, and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.
Common Stock
      All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.
      Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.
      Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.
      Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such action is advised by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter provides, except with respect to an amendment to the section relating to the removal of directors and the corresponding reference in the general amendment provision, that the foregoing items may be approved by a majority of the votes entitled to be cast. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that our subsidiary can merge or transfer all of its assets without a vote of our stockholders.

Power to Reclassify Shares of Our Stock
      Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for our common stockholders or otherwise be in their best interest. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.
Power to Increase Authorized Stock and Issue Additional Shares of our Common Stock and Preferred Stock
      We believe that the power of our board of directors to increase the number of authorized shares of stock, issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interest.
Restrictions on Ownership and Transfer
      In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
      Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% in value of our outstanding shares of capital stock. In addition, no person may acquire or hold, directly or indirectly, common stock in excess of 9.8% (in value or in number of shares, whichever is more restrictive) of our outstanding shares of common stock.
      Our charter further prohibits (1) any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (2) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to a trust, as described below, is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

      Our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if it:

•	determines that such ownership will not cause any individual’s beneficial ownership of shares of our common stock to violate the ownership limit and that any exemption from the ownership limit will not jeopardize our status as a REIT, and

•	determines that such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant or that any such ownership would not cause us to fail to qualify as a REIT under the Code.
      As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.
      Any attempted transfer of our stock which, if effective, would result in our stock being owned by fewer than 100 persons will be null and void. Any attempted transfer of our stock which, if effective, would result in violation of the ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends, to vote the shares, or to any other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of a charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trust must be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
      Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares will be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess must be paid to the trustee upon demand.

      In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.
      All certificates representing shares of our stock will bear a legend referring to the restrictions described above.
      Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner will provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder will upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
      These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is The Bank of New York.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
      The following summary of certain provisions of Maryland law and of our charter and bylaws is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
Our Board of Directors
      Our bylaws provide that our board of directors may establish the number of directors of our company as long as the number is not fewer than the minimum required under the MGCL nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.
      Pursuant to our charter, each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualified. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.
Removal of Directors
      Our charter provides that a director may be removed only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.
Business Combinations
      Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the statute, an asset transfer, issuance or transfer by us of equity securities, liquidation plan or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our stock; or

•	an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding voting stock.
A person is not an interested stockholder if our board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.
After the five-year prohibition, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock; and

•	two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.
      The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. We have opted out of the business combination provisions of the MGCL by resolution of our board of directors with respect to any business combination between us and any person, provided such business combination is first approved by our board of directors (including a majority of the directors who are not affiliates or associates of such person). However, our board of directors may, by resolution, opt into the business combination statute in the future.
      We can provide no assurance that our board of directors will not rescind this resolution, thus opting back into the provisions of this law. Should our board opt into the business combination statute, the business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
      The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, or by officers or by directors who are our employees, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,

•	one-third or more but less than a majority, or

•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
      A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
      The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

      Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. We can provide no assurance that our board of directors will not amend or eliminate such provision in the future. Should this happen, the control share acquisition statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Other Anti-Takeover Provisions of Maryland Law
      Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and with at least three independent directors to elect to be subject to any or all of five provisions:

•	A classified board;

•	A two-thirds vote requirement to remove a director;

•	A requirement that the number of directors be fixed only by the vote of the directors;

•	A requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

•	A majority requirement for the calling of a special meeting of stockholders.
A company can elect into this statute by provision in its charter or bylaws or by a resolution of its board of directors. Furthermore, a company can elect to be subject to the above provisions regardless of any contrary provisions in the charter or bylaws.
      Through provisions in our charter and bylaws unrelated to Subtitle 8, (1) vacancies on the board may be filled by the remaining directors, (2) the number of directors may be fixed only by the vote of the directors and (3) a two-thirds vote is required to remove any director from the board.
Amendment to Our Charter and Bylaws
      Our charter may generally be amended only if declared advisable by our board of directors and approved by the affirmative vote of the holders of at least a majority of all the votes entitled to be cast on the matter under consideration. However, the provision regarding director removal and the corresponding amendment provision may be amended only if advised by the board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter. Our bylaws provide that only our board of directors may amend or repeal our bylaws or adopt new laws.
Advance Notice of Director Nominations and New Business
      Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only:

•	pursuant to our notice of the meeting,

•	by or at the direction of our board of directors, or

•	by a stockholder who is a stockholder of record both at the time of giving the stockholder’s notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

      With respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting,

•	by or at the direction of our board of directors, or

•	provided that our board of directors has determined that directors will be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving the stockholder’s notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
      Generally, under our bylaws, a stockholder seeking to nominate a director or bring other business before our annual meeting of stockholders must deliver a notice to our secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of the notice to stockholders for the prior year’s annual meeting. For a stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
      The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stockholders or otherwise be in their best interest. Likewise, if our company’s board of directors were to opt in to the business combination provisions of the MGCL or if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.
Ownership Limit
      Our charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock. We refer to this restriction as the “ownership limit.” For a fuller description of this restriction and the constructive ownership rules, see “Description of Securities — Restrictions on Ownership and Transfer.”

FEDERAL INCOME TAX CONSIDERATIONS
      The following is a summary of material federal income tax considerations related to our REIT election and this offering of our common stock. This summary is for general information only and is not tax advice.
      The information in this section is based on current law, including:

•	the Code,

•	current, temporary and proposed Treasury regulations promulgated under the Code,

•	the legislative history of the Code,

•	current administrative interpretations and practices of the IRS, and

•	court decisions,
in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations described in this discussion. Any such change could apply retroactively to transactions preceding the date of the change.
      We have not requested and do not intend to request a ruling from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if so challenged. This summary does not discuss any state, local or foreign tax consequences associated with the acquisition, ownership, sale or other disposition of our common stock or our election to be taxed as a REIT.
      You are urged to consult your tax advisors regarding the specific tax consequences to you of:

•	the acquisition, ownership, and/or sale or other disposition of the common stock offered under this prospectus, including the federal, state, local, foreign and other tax consequences,

•	our election to be taxed as a REIT for federal income tax purposes, and

•	potential changes in the tax laws.
Taxation of Our Company
      General. We will elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2004. We believe that we have been organized and have operated in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2004, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through our actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized or operated in a manner so as to qualify, or that we will remain qualified, as a REIT. See “— Failure to Qualify.”
      The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code and those rules and regulations.
      Latham & Watkins LLP has acted as our tax counsel in connection with this offering of our common stock and our election to be taxed as a REIT. Latham & Watkins LLP rendered an opinion to us to the effect that, commencing with our taxable year ended December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion is based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code which are discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year will satisfy those requirements. Latham & Watkins LLP has no obligation to update its opinion subsequent to its date. Further, the anticipated income tax treatment described in this prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See “— Failure to Qualify.”
      If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. We will, however, be required to pay federal income tax as follows:

•	First, we will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Second, we may be required to pay the “alternative minimum tax” on our items of tax preference under some circumstances.

•	Third, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	Fourth, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property held primarily for sale to customers in the ordinary course of business.

•	Fifth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to a pay a tax equal to (1) the greater of (A) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test, and (B) the amount by which 95% of our gross income (90% for our taxable year ended December 31, 2004) exceeds the amount qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	Sixth, if we fail to satisfy any of the REIT asset tests, as described below, by more than a de minimis amount due to a reasonable cause and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets.

•	Seventh, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•	Eighth, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•	Ninth, if we acquire any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period beginning on the date on which we acquired the asset, then we will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under existing Treasury regulations on its tax return for the year in which we acquire an asset from the C corporation.

•	Tenth, we will be subject to a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a “taxable REIT subsidiary” of our company to any of our tenants. Redetermined deductions and excess interest represent amounts that are deducted by our taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. See “— Penalty Tax.”

      Requirements for Qualification as a Real Estate Investment Trust. The Code defines a “REIT” as a corporation, trust or association:

(1) that is managed by one or more trustees or directors,

(2) that issues transferable shares or transferable certificates to evidence its beneficial ownership,

(3) that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code,

(4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code,

(5) that is beneficially owned by 100 or more persons,

(6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year, and

(7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.
      The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and other specified tax-exempt entities are generally treated as individuals except that a “look-through” exception applies with respect to pension funds.
      We believe that we have been organized, and operated in a manner that has or, as applicable, will allow us to satisfy conditions (1) through (7) inclusive. In addition, our charter provides for restrictions regarding the ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These stock ownership and transfer restrictions are described in “Description of Securities — Restrictions on Ownership and Transfer.” These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided below, our status as a REIT will terminate. See “— Failure to Qualify.” If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement.
      In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.
      Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for federal income tax purposes, Treasury regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% REIT asset test described below. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The character of the assets and gross income of the partnership or limited liability company retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company in which it owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. We have included a brief summary of the rules governing the federal income taxation of partnerships and limited liability companies and their partners or members below in “— Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.” We have control of our operating partnership and the subsidiary partnerships and limited liability companies and intend to continue to operate them in a manner consistent with the requirements for our qualification as a REIT. In the future, we may be a limited partner or non-managing member in a partnership or limited liability company. If such a partnership or limited liability company were to take actions which could jeopardize our status as a REIT or require us to pay tax, we could be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below. See “— Failure to Qualify” below.
      We may from time to time own and operate certain properties through wholly owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of its outstanding stock and we do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” described below. For federal income tax purposes, a qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the parent REIT for all purposes under the Code, including the REIT qualification tests. Thus, in applying the requirements described in this prospectus, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries are treated as our assets, liabilities and items of income, deduction, and credit. A qualified REIT subsidiary is not required to pay federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities of any one issuer that constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets, as described below in “— Asset Tests.”
      Ownership of Interests in Taxable REIT Subsidiaries. A taxable REIT subsidiary is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a taxable REIT subsidiary. A taxable REIT subsidiary also includes any corporation, other than a REIT, with respect to which a taxable REIT subsidiary owns securities possessing more than 35% of the total voting power or value. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to federal income tax as a regular C corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of taxable REIT subsidiaries is not subject to the 10% or 5% asset tests described below, but is subject to a separate limitation on the ownership of securities of taxable REIT subsidiaries.
      We currently hold an interest in one taxable REIT subsidiary and may acquire securities in additional taxable REIT subsidiaries in the future.
      Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year, we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from investments relating to real property or mortgages on real property, including “rents from real property” and, in certain circumstances, interest, or from certain types of temporary investments. Second, in each taxable year, we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from income qualifying under the 75% test, or from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
      Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales,

•	We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such a tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space. For taxable years beginning on or after January 1, 2005, whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease; provided, however, that if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value.

•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property,” and

•	We generally must not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception, other than through a taxable REIT subsidiary or an independent contractor from whom we derive no revenue. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor to provide customary services, or a taxable REIT subsidiary, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of noncustomary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% REIT gross income test.

      We generally do not intend, and as a general partner of our operating partnership, do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we conclude, based on the advice of our tax counsel, the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will agree with our determinations of value.
      Income we receive that is attributable to the rental of parking spaces at the properties will constitute rents from real property for purposes of the REIT gross income tests if any services provided with respect to the parking facilities are performed by independent contractors from whom we derive no income, either directly or indirectly, or by a taxable REIT subsidiary. We believe that the income we receive that is attributable to parking facilities meets these tests and, accordingly, will constitute rents from real property for purposes of the REIT gross income tests. From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction which is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate. Income from any hedging transaction will, however, be nonqualifying for purposes of the 75% gross income test. The term “hedging transaction,” as used above, generally means any transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us. To the extent that we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
      To the extent our taxable REIT subsidiary pays dividends, we generally will derive our allocable share of such dividend income through our interest in our operating partnership. Such dividend income will qualify under the 95%, but not the 75%, REIT gross income test. We intend to monitor the amount of the dividend and other income from our taxable REIT subsidiary and we intend to take actions to keep this income, and any other nonqualifying income, within the limitations of the REIT income tests. While we expect these actions will prevent a violation of the REIT income tests, we cannot guarantee that such actions will in all cases prevent such a violation.
      If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Commencing with our taxable year beginning January 1, 2005, we generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect,

For our taxable year ended December 31, 2004, we generally may avail ourselves of the relief provisions if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect,

•	we attach a schedule of the sources of our income to our federal income tax return, and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.
      It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in “— Taxation of Our Company — General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.
      Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our operating partnership’s investment objectives. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.
      Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by our taxable REIT subsidiary to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code.
      Our taxable REIT subsidiary currently does not provide any services to our tenants. If, in the future, we employ a taxable REIT subsidiary to provide services to our tenants, we intend to set the fees paid to our taxable REIT subsidiary for such services at arm’s length rates, although the fees paid may not satisfy the safe harbor provisions referred to above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.
      Asset Tests. At the close of each quarter of our taxable year, we must also satisfy four tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a public offering of debt with a term of at least five years, but only for the one-year period beginning on the date we receive such proceeds. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, certain “straight debt” securities, having specified characteristics. Under the American Jobs Creation Act of 2004, or the 2004 Act, signed into law by President Bush on October 22, 2004, certain types of securities are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, under the 2004 Act, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. This provision of the 2004 Act was effective commencing with our taxable year beginning January 1, 2005. Fourth, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.
      To the extent that we own an interest in an issuer that does not qualify as a REIT, a qualified REIT subsidiary, or a taxable REIT subsidiary, we believe that the value of the securities of any such issuer has not exceeded 5% of the total value of our assets. Moreover, with respect to each issuer in which we own an interest that does not qualify as a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our ownership of the securities of any such issuer has complied with the 10% voting securities limitation and the 10% value limitation. We believe that the aggregate value of our taxable REIT subsidiaries does not exceed, and believe that in the future it will not exceed, 20% of the aggregate value of our gross assets. No independent appraisals have been obtained to support these conclusions. In addition, there can be no assurance that the IRS will agree with our determinations of value.
      The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through our operating partnership, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in our operating partnership. For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise their redemption/exchange rights. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter, including as a result of an increase in our interest in our operating partnership, we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter.
      Commencing with our taxable year beginning January 1, 2005, certain relief provisions may be available to us if we fail to satisfy the asset tests described above after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or take other corrective action within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations due to reasonable cause and not due to willful neglect that are in excess of the de minimis exception described above, we may avoid disqualification as a REIT under any of the asset tests, after the 30 day cure period, by taking steps including (i) the disposition of sufficient assets to meet the asset test or taking other corrective action within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

      Although we plan to take steps to ensure that we satisfy the tests described above, there can be no assurance that our efforts will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer. If we fail to timely cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT. See “— Failure to Qualify” below.
      Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our “REIT taxable income,” and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the excess of the sum of certain items of non-cash income over 5% of our “REIT taxable income.”
      For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount on purchase money debt, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.
      We generally must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year. Such distributions are treated as paid by us and received by our stockholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the twelve-month period following the close of such year. These distributions are taxable to our stockholders, other than tax-exempt entities, in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 90% distribution requirement. The amount distributed must not be preferential — i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on that amount at regular corporate tax rates. We intend to make timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as general partner, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.
      We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.
      Under some circumstances, we may be able to rectify an inadvertent failure to meet the distribution requirements for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

      Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year, at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.
      Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could subject us to federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.
Failure To Qualify
      Commencing with our taxable year beginning January 1, 2005, specified cure provisions will be available to us in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT. These cure provisions would reduce the instances that could lead to our disqualification as a REIT for violations due to reasonable cause and would instead generally require the payment of a monetary penalty.
      If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we will be required to pay tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.
Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies
      General. All of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies which we expect will be treated as partnerships (or disregarded entities) for federal income tax purposes. In general, entities that are classified as partnerships (or disregarded entities) for federal income tax purposes are “pass-through” entities which are not required to pay federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the entity, and are potentially required to pay tax thereon, without regard to whether the partners or members receive a distribution of cash from the entity. We include in our income our pro rata share of the foregoing items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we include our pro rata share of assets held by our operating partnership, including its share of its subsidiary partnerships and limited liability companies. See “— Taxation of Our Company.”
      Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of one or more of these entities as a partnership (or disregarded entity), as opposed to an association taxable as a corporation for federal income tax purposes. If our operating partnership, or a subsidiary partnership or limited liability company, were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and prevent us from satisfying the REIT asset tests and possibly the income tests. See “— Taxation of Our Company — Asset Tests” and “— Income Tests.” This, in turn, would prevent us from qualifying as a REIT. See “— Failure to Qualify” for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in our operating partnership’s or a subsidiary partnership’s or limited liability company’s status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.
      A domestic business entity not otherwise organized as a corporation and which has at least two members, an “eligible entity,” that did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. Our operating partnership and each of our other partnerships and limited liability companies intend to claim classification as a partnership. As a result, we believe these entities will be classified as partnerships for federal income tax purposes.
      Allocations of Income, Gain, Loss and Deduction. The partnership agreement generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each such unit holder. Certain limited partners have agreed to guarantee debt of our operating partnership, either directly or indirectly through an agreement to make capital contributions to our operating partnership under limited circumstances. As a result of these guarantees or contribution agreements, and notwithstanding the foregoing discussion of allocations of income and loss of our operating partnership to holders of units, such limited partners could under limited circumstances be allocated a disproportionate amount of net loss upon a liquidation of our operating partnership, which net loss would have otherwise been allocable to us.
      If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.
      Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution, as adjusted from time to time. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Appreciated property was contributed to our operating partnership in exchange for interests in our operating partnership in connection with the formation transactions. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. Treasury regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. We and our operating partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties initially contributed to our operating partnership. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of contributed interests in the properties in the hands of our operating partnership (i) will or could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in (ii) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “— Taxation of Our Company — Requirements for Qualification as a Real Estate Investment Trust” and “— Annual Distribution Requirements.” To the extent our depreciation is reduced, or our gain on sale is increased, stockholders may recognize additional dividend income without an increase in distributions.
      Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.
Federal Income Tax Considerations for Holders of Our Common Stock
      The following summary describes the principal United States federal income tax consequences to U.S. stockholders (as defined below) of purchasing, owning and disposing of our common stock. This summary deals only with common stock held as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). It does not address all the tax consequences that may be relevant to you in light of your particular circumstances. In addition, it does not address the tax consequences relevant to persons who receive special treatment under the federal income tax law, except where specifically noted. Holders receiving special treatment include, without limitation:

•	financial institutions, banks and thrifts,

•	insurance companies,

•	tax-exempt organizations,

•	“S” corporations,

•	regulated investment companies and REITs,

•	foreign corporations and persons who are not residents or citizens of the United States,

•	partnerships or other entities treated as partnerships for U.S. income tax purposes,

•	dealers in securities or currencies,

•	persons holding our common stock as a hedge against currency risks or as a position in a straddle, or

•	United States persons whose functional currency is not the United States dollar.
      If you are considering purchasing our common stock, you should consult your tax advisors concerning the application of United States federal income tax laws to your particular situation as well as any consequences of the purchase, ownership and disposition of our common stock arising under the laws of any state, local or foreign taxing jurisdiction.
      When we use the term “U.S. stockholder,” we mean a holder of shares of our common stock who, for United States federal income tax purposes:

•	is a citizen or resident of the United States,

•	is a corporation, partnership, limited liability company or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury regulations provide otherwise,

•	is an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

      Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, also will be considered U.S. stockholders.
      If you hold shares of our common stock and are not a U.S. stockholder, you are a “non-U.S. stockholder.”
Taxation of Taxable U.S. Stockholders Generally
      Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends, and certain amounts that have previously been subject to corporate revel tax, discussed below, will be taxable to our taxable U.S. stockholders as ordinary income. See “— Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations.
      To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted tax basis that each U.S. stockholder has in its shares of stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder’s adjusted tax basis in his shares will be taxable as capital gains. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. stockholders may not include in their own income tax returns any of our net operating losses or capital losses.
      Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to our taxable U.S. stockholders as gain from the sale or disposition of a capital asset, to the extent that such gain does not exceed our actual net capital gain for the taxable year. As described in “— Tax Rates” below, these gains may be taxable to non-corporate U.S. stockholders at a 15% or 25% rate. U.S. stockholders that are corporations may, however, be required to treat up to 20% of some capital gain dividends as ordinary income.
      Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. A U.S. stockholder may elect to treat capital gain dividends, capital gains from the disposition of stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.
      Retention of Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, a U.S. stockholder generally would:

•	include its pro rata share of our undistributed net capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable,

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder’s capital gains,

•	receive a credit or refund for the amount of tax deemed paid by it,

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it, and

•	in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury regulations to be promulgated by the IRS.
      Dispositions of Our Common Stock. If a U.S. stockholder sells or disposes of its shares of our common stock, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares for tax purposes. This gain or loss will be capital if it has held the common stock as a capital asset. This gain or loss will be long-term capital gain or loss if it has held the common stock for more than one year. In general, if a U.S. stockholder recognizes loss upon the sale or other disposition of our common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. stockholder received distributions from us which were required to be treated as long-term capital gains.
      Tax Rates. The maximum tax rate for non-corporate taxpayers for (i) capital gains, including “capital gain dividends,” has generally been reduced to 15% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (ii) “qualified dividend income” has generally been reduced to 15%. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent certain holding requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as our taxable REIT subsidiary), to income that was subject to tax at the corporate/ REIT level (for example, if we distribute taxable income that we retained and paid tax on in the prior taxable year) or to dividends properly designated by us as “capital gain dividends.” The applicable provisions of the United States federal income tax laws relating to the 15% tax rate are currently scheduled to “sunset” or revert back to the provisions of prior law effective for taxable years beginning after December 31, 2008, at which time the capital gains tax rate will be increased to 20% and the rate applicable to dividends will be increased to the tax rate then applicable to ordinary income.
Backup Withholding
      We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder who does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder’s federal income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “— Taxation of Non-U.S. Stockholders.”
Taxation of Tax-Exempt Stockholders
      Dividend income from us and gain arising from a sale of our stock will not be unrelated business taxable income to a tax-exempt stockholder, except as described below. This income or gain will be unrelated business taxable income, however, if a tax-exempt stockholder holds its shares as “debt financed property” within the meaning of the Code or if the shares are used in a trade or business of the tax-exempt stockholder. Generally, “debt financed property” is property, the acquisition or holding of which was financed through a borrowing by the tax-exempt stockholder.
      For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our shares will constitute unrelated business taxable income unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these set aside and reserve requirements.
      Notwithstanding the above, a portion of the dividends paid by a “pension-held REIT” may be treated as unrelated business taxable income as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the look-through exception with respect to certain trusts. As a result of limitations on the transfer and ownership of stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described above should be inapplicable to our stockholders. However, because our stock will be publicly traded, we cannot guarantee that this will always be the case.
Taxation of Non-U.S. Stockholders
      The following discussion addresses the rules governing United States federal income taxation of the ownership and disposition of our common stock by non-U.S. stockholders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income taxation and does not address state, local or foreign tax consequences that may be relevant to a non-U.S. stockholder in light of its particular circumstances. We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state and local income tax laws on the purchase, ownership, and disposition of shares of our common stock, including any reporting requirements.
      Distributions generally. Distributions that are neither attributable to gain from our sale or exchange of United States real property interests nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent they are made to non-U.S. stockholders out of our current accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty unless the distributions are treated as effectively connected with the conduct by the non-U.S. stockholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with such a trade or business will be subject to tax on a net basis at graduated rates, in the same manner as dividends paid to U.S. stockholders are subject to tax, and are generally not subject to withholding. Any such dividends received by a non-U.S. stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
      We expect to withhold United States income tax at the rate of 30% on any dividend distributions made to a non-U.S. stockholder unless:

•	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate, or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business.
      Distributions in excess of our current or accumulated earnings and profits will not be taxable to a non-U.S. stockholder to the extent that such distributions do not exceed the non-U.S. stockholder’s adjusted basis in our common stock, but rather will reduce the adjusted basis of such stock. To the extent that these distributions exceed a non-U.S. stockholder’s adjusted basis in our common stock, the distributions will give rise to gain from the sale or exchange of such stock. The tax treatment of this gain is described below.

      We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. While we generally expect to withhold at a rate of 30% on the entire amount of a distribution that is not attributable to gain from the sale of United States real property interests, to the extent we do not do so, we may withhold at a 10% rate. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current or accumulated earnings and profits.
      Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. stockholder that we properly designate as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

(1) the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s United States trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, except that a non-U.S. stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or

(2) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.
      Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. stockholder that are attributable to gain from our sale or exchange of United States real property interests (whether or not designated as capital gain dividends) will cause the non-U.S. stockholder to be treated as recognizing this gain as income effectively connected with a United States trade or business. Non-U.S. stockholders would thus be required to file U.S. tax returns and would generally be taxed at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to the 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. We are also required to withhold and remit to the IRS 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. The amount withheld is creditable against the non-U.S. stockholder’s United States federal income tax liability. We or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of foreign status on IRS Form W-8BEN, IRS Form W-8ELI (unless we or our nominee have actual knowledge or reason to know that the beneficial owner is a United States person) or IRS Form W-9, to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares of our common stock on behalf of a non-U.S. stockholder will bear the burden of withholding provided that we have designated the appropriate portion of a distribution as a capital gain dividend. However, any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if the non-United States stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead, such distributions will be treated as ordinary dividend distributions.
      Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the common stock held by U.S. stockholders should generally be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting from their proportionate share of the tax paid by us on such retained gains, and to receive from the IRS a refund to the extent their proportionate share of this tax paid by us exceeds their actual United States federal income tax liability.
      Sale of Our Common Stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock will generally not be subject to United States taxation unless the stock constitutes a “United States real property interest” within the meaning of FIRPTA. The stock will not constitute a

“United States real property interest” so long as we are a “domestically-controlled REIT.” A “domestically-controlled REIT” is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. stockholders. We believe that we have been a domestically-controlled REIT and, therefore, that the sale by a non-U.S. stockholder of our common stock will not be subject to tax under FIRPTA. Because our common stock is publicly traded, however, no assurance can be given that we are or will continue to be a domestically-controlled REIT. Notwithstanding the foregoing, gain from the sale or exchange of our common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. stockholder if either (a) the investment in our common stock is treated as effectively connected with the non-U.S. stockholder’s United States trade or business or (b) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.
      Even if we do not qualify as a “domestically-controlled REIT” at the time a non-U.S. stockholder sells our common stock, gain arising from the sale or exchange by a non-U.S. stockholder of our shares of common stock would not be subject to United States taxation under FIRPTA as a sale of a “United States real property interest” if the shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market such as the NYSE, and the selling non-U.S. stockholder owned actually or constructively no more than 5% of our common stock throughout the five-year period ending on the date of the sale or exchange. If gain on the sale or exchange of shares of stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to pay regular United States federal income tax with respect to the gain in the same manner as a taxable U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.
      Backup Withholding Tax and Information Reporting. Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. stockholder, such holder’s name and address, and the amount of tax withheld, if any. A similar report is sent to the non-U.S. stockholder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. stockholder’s country of residence.
      Payments of dividends or of proceeds from the disposition of stock made to a non-U.S. stockholder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS From W-8BEN or another appropriate version of IRS From W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a non-U.S. stockholder is a United States person.
Other Tax Consequences
      State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. You should consult you tax advisor regarding the effect of state and local tax laws with respect to our tax treatment as a REIT and on an investment in our common stock.

ERISA CONSIDERATIONS
ERISA Considerations
      The following is a summary of certain material considerations arising under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to a prospective purchaser. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account or education individual retirement account, which we refer to collectively as an “IRA.” This discussion does not address all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental, church, foreign and other plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to other federal, state, local or foreign law requirements.
      A fiduciary making the decision to invest in shares of our common stock on behalf of a prospective purchaser which is an ERISA plan, a tax qualified retirement plan, an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Code, and, to the extent not pre-empted, state law with respect to the purchase, ownership or sale of shares of our common stock by the plan or IRA.
      Plans should also consider the entire discussion under the heading “Federal Income Tax Considerations,” as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our common stock.
Employee Benefit Plans, Tax-Qualified Retirement Plans and IRAs
      Each fiduciary of an “ERISA plan,” which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of our common stock is consistent with its fiduciary responsibilities under ERISA. In particular, the fiduciary requirements of Part 4 of Title I of ERISA require that:

•	an ERISA plan make investments that are prudent and for the exclusive purpose of providing benefits to participants and beneficiaries in the plan,

•	an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so,

•	an ERISA plan’s investments must be authorized under ERISA and the terms of the governing documents of the ERISA plan, and

•	the fiduciary may not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Code).
      In determining whether an investment in shares of our common stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan, taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan’s portfolio. A fiduciary should also take into account the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.”
      The fiduciary of an IRA or an employee benefit plan that is not subject to Title I of ERISA because it is a governmental plan, a church plan (if no election has been made by the church plan under Section 410(d) of the Code), or because the plan does not cover common law employees, should consider the extent to which investments by the IRA or plan are authorized and not prohibited by the appropriate governing documents, and are authorized and not prohibited under Section 4975 of the Code and other applicable law.
Our Status Under ERISA
      In some circumstances where an ERISA plan holds an interest in an entity, the assets of the entity are deemed to be ERISA plan assets. This is known as the “plan asset rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Code (except to the extent (if any) that a favorable statutory or administrative exemption or exception applies). For example, a prohibited transaction may occur if our assets are deemed to be assets of investing ERISA plans and persons who have certain specified relationships to an ERISA plan (“parties in interest” within the meaning of ERISA, and “disqualified persons” within the meaning of the Code) deal with these assets. Further, if our assets are deemed to be assets of investing ERISA plans, any person that exercises authority or control with respect to the management or disposition of the assets is an ERISA plan fiduciary.
      ERISA plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations that outline the circumstances under which an ERISA plan’s interest in an entity will be subject to the plan asset rule. The Department of Labor regulations apply to the purchase by an ERISA plan of an “equity interest” in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the plan asset rule for equity interests that are “publicly offered securities.”
      Under the Department of Labor regulations, a “publicly offered security” is a security that is:

•	freely transferable,

•	part of a class of securities that is widely held, and

•	either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the Securities and Exchange Commission, after the end of the fiscal year of the issuer during which this offering of these securities to the public occurred.
      Whether a security is considered “freely transferable” depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an offering in which the minimum investment is $10,000 or less, then any restriction on or prohibition against any transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. Additionally, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.
      A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the IPO as a result of events beyond the issuer’s control.
      The shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the plan asset rule, but we cannot guarantee that result. First, the common stock could be considered to be freely transferable, because the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of

Labor regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates, and voluntary restrictions agreed to by the selling stockholder regarding volume limitations.
      Second, we expect (although we cannot guarantee) that our common stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.
      Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act.
      In addition, the Department of Labor regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a “real estate operating company” or a “venture capital operating company.”
      Under the Department of Labor regulations, a “real estate operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities, and

•	which, in the ordinary course of its business, is engaged directly in real estate management or development activities.
      According to those same regulations, a “venture capital operating company” is defined as an entity which on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost:

•	invested in one or more operating companies with respect to which the entity has management rights, and

•	which, in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.
      We have not endeavored to determine whether we will satisfy the “real estate operating company” or “venture capital operating company” exception.
      Prior to making an investment in the shares offered in this prospectus, prospective employee benefit plan investors (whether or not subject to ERISA or section 4975 of the Code) should consult with their legal and other advisors concerning the impact of ERISA and the Code (and, particularly in the case of non-ERISA plans and arrangements, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

UNDERWRITING
      Subject to the terms and conditions in an underwriting agreement dated June 21, 2005, the underwriters named below, for whom Raymond James & Associates, Inc. is acting as representative, have severally agreed to purchase from us the respective number of common shares set forth opposite their names:

Number of
Underwriter	Shares

Raymond James & Associates, Inc.	6,312,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.	2,104,000
Wachovia Capital Markets, LLC	1,972,500
Friedman, Billings, Ramsey & Co., Inc.	920,500
Legg Mason Wood Walker, Incorporated	920,500
RBC Capital Markets Corporation	920,500

Total	13,150,000

      The underwriting agreement provides that the obligations of the underwriters to purchase and accept delivery of the common shares offered by this prospectus are subject to approval by their counsel of legal matters and to other conditions set forth in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all shares of our common stock offered by this prospectus, if any of the shares are purchased, other than those covered by the over-allotment option described below.
      The underwriters propose to offer our common stock directly to the public at the public offering price indicated on the cover page of this prospectus and to various dealers at that price less a concession not in excess of $0.6075 per share. The underwriters may allow, and the dealers may re-allow, a concession not in excess of $0.1000 per share to other dealers. If all the shares of common stock are not sold at the public offering price, the underwriters may change the public offering price and other selling terms. The shares of our common stock are offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them. The underwriters reserve the right to reject an order for the purchase of our common stock in whole or in part. In connection with the offering, we expect to incur expenses of approximately $500,000.
      We have granted the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase from time to time up to an aggregate of 1,972,500 additional shares of our common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus. If the underwriters exercise this option, each underwriter, subject to certain conditions, will become obligated to purchase its pro rata portion of these additional shares based on the underwriter’s percentage purchase commitment in this offering as indicated in the table above. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the common shares offered in this offering.
      The following table shows the amount per share and total underwriting discounts we will pay to the underwriters (dollars in thousands, except per share). The amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

		Total
	Per
	Share	No Exercise	Full Exercise

Public offering price	$22.50	$295,875	$340,256
Underwriting discounts to be paid by us	$1.0125	$13,314	$15,312
Proceeds, before expenses, to us	$21.4875	$282,561	$324,944
      In connection with our IPO, we also granted to Raymond James & Associates, Inc. until October 5, 2005, a right of first refusal to provide all investment banking services that we may seek. Investment banking services include, without limitation, acting as co-lead manager for any underwritten public offering by us, acting as co-lead placement agent or financial advisor in connection with private securities offerings by us, and acting as financial advisor in connection with a sale or transfer by us of a majority of our stock or assets, or our merger or consolidation with another entity.
      In connection with our acquisition of the Lyme portfolio, we have agreed to pay Raymond James & Associates, Inc. an advisory fee of $1,375,000.
      We have agreed to indemnify the underwriters against various liabilities that may arise in connection with this offering, including liabilities under the Securities Act for errors or omissions in this prospectus or the registration statement of which this prospectus is a part. However, we will not indemnify the underwriters if the error or omission was the result of information the underwriters supplied to us in writing for inclusion in this prospectus or the registration statement. If we cannot indemnify the underwriters, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities. Our contribution would be in the proportion that the proceeds (after underwriting discounts and commissions) that we receive from this offering bear to the proceeds (from underwriting discounts and commissions) that the underwriters receive. If we cannot contribute in this proportion, we will contribute based on respective faults and benefits, as set forth in the underwriting agreement.
      Subject to specified exceptions, each of our executive officers has agreed with the underwriters, for a period of 90 after the date of this prospectus, not to offer, sell, contract to sell, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, including any interests in the operating partnership, without the prior written consent of Raymond James & Associates, Inc. This agreement also precludes any hedging collar or other transaction designed or reasonably expected to result in a disposition of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock.
      In addition, we have agreed with the underwriters, for a period of 90 days after the date of this prospectus, not to issue, sell, offer or contract to sell, or otherwise dispose of or transfer, any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, or file any registration statement with the Securities and Exchange Commission (except a registration statement on Form S-8 relating to our stock plan or a registration statement relating to common stock issuable upon exchange of currently outstanding partnership units), without the prior written consent of Raymond James & Associates, Inc., except that we may make grants of stock options or stock awards under our existing stock plan, issue shares upon exercise of those options, issue shares pursuant to our dividend reinvestment plan (if any), issue partnership units in connection with acquisitions of real property or real property companies, or issue shares upon exchange of currently outstanding partnership units. However, Raymond James & Associates, Inc. may, in its discretion and at any time without notice, release all or any portion of the securities subject to these agreements.
      At our request, the underwriters have reserved up to 3% of the common stock being offered by this prospectus for sale to our directors, employees, business associates and related persons at the public offering price. The sales will be made by the underwriters through a directed share program. We do not know if these persons will choose to purchase all or any portion of this reserved common stock, but any purchases they do make will reduce the number of shares available to the general public. To the extent the allotted shares are not purchased in the directed share program, we will offer these shares to the public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any directors, employees or other persons purchasing such reserved common stock will be prohibited from selling such stock for a period of 90 days after the date of this prospectus. The common stock issued in connection with the directed share program will be issued as part of the underwritten offer.
      Until the offering is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and various selling group members to bid for and purchase our common shares.

As an exception to these rules, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	short sales,

•	syndicate covering transactions,

•	imposition of penalty bids, and

•	purchases to cover positions created by short sales.
      Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in the offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriter’s over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.
      Each underwriter may close out any covered short position either by exercising its over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, each underwriter will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriter may purchase shares pursuant to the over-allotment option.
      A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in the offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
      The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of the offering to repay the selling concession received by them.
      As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them without notice at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.
      The underwriters and their affiliates may provide in the future investment banking, financial advisory, or other financial services for us and our affiliates, for which they may receive advisory or transaction fees, as applicable, plus out-of-pocket expenses, of the nature and in amounts customary in the industry for these financial services. The initial participating lenders under some or all of our three credit facilities include affiliates of Raymond James & Associates, Inc., RBC Capital Markets Corporation and KeyBanc Capital Markets, a division of McDonald Investments Inc. Other underwriters and their affiliates may also participate in the future. These entities will receive interest and principal payments pursuant to the loan documents and customary fees for acting in such capacities. A significant portion of the net proceeds of this offering will be used to pay off amounts outstanding under these credit facilities.
      Raymond James & Associates, Inc. extended a line of credit to each of Alan D. Gold, John F. Wilson, II and Matthew G. McDevitt for payment of federal and state taxes owed in connection with each person’s restricted stock awards. The amount and number of pledged partnership units in connection with each loan are set forth below. To the extent such officer fails to pay the loan in full, Raymond James &

Associates, Inc. will have the right to take title to the number of units set forth opposite such person’s name, subject to such officers’ pledges of units to us pursuant to their contribution agreements.

	Amount	Pledged
Name	Available	Units

Alan D. Gold	$950,000	291,667
John F. Wilson, II	$550,000	155,000
Matthew G. McDevitt	$100,000	22,274
      A prospectus in electronic format may be available on the Internet sites or through other online services maintained by one or more of the underwriters and selling group members participating in the offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.
      Other than the prospectus in electronic format, the information on any underwriter’s or any selling group member’s website and any information contained in any other website maintained by the underwriters or any selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS
      Certain legal matters will be passed upon for us by Latham & Watkins LLP, San Diego, California, and for the underwriters by DLA Piper Rudnick Gray Cary US LLP, Raleigh, North Carolina. Venable LLP, Baltimore, Maryland, has issued an opinion to us regarding certain matters of Maryland law, including the validity of the common stock offered hereby.
EXPERTS
      The consolidated balance sheet of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2004, the balance sheet of Inhale 201 Industrial Road, L.P., as of December 31, 2003, and the related consolidated statements of income and stockholders’ equity of BioMed Realty Trust, Inc. and subsidiaries for the period from August 11, 2004 (commencement of operations) through December 31, 2004, the related statements of income and owners’ equity of Inhale 201 Industrial Road, L.P. for the period from January 1, 2004 through August 17, 2004 and the years ended December 31, 2003 and 2002, the related consolidated and combined statement of cash flows of BioMed Realty Trust, Inc. and subsidiaries and Inhale 201 Industrial Road, L.P. for the year ended December 31, 2004, the related statements of cash flows of Inhale 201 Industrial Road, L.P. for the years ended December 31, 2003 and 2002 and the related financial statement schedule III of BioMed Realty Trust, Inc. as of December 31, 2004 have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
      The statements of revenues and certain expenses of the Lyme Portfolio, Bridgeview II, Nancy Ridge, Graphics Drive and Phoenixville for the year ended December 31, 2004, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP’s reports refer to the fact that the statements of revenues and expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenues and expenses.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the Securities and Exchange Commission a registration statement on Form S-11, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by the exhibit to which the reference relates. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the Securities and Exchange Commission upon payment of prescribed fees. Our Securities and Exchange Commission filings, including our registration statement, are also available to you on the Securities and Exchange Commission’s website, www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Page

BioMed Realty Trust, Inc.:
Unaudited Pro Forma Consolidated Financial Statements:
Pro Forma Consolidated Balance Sheet as of March 31, 2005	F-4
Pro Forma Consolidated Statement of Income for the three months ended March 31, 2005	F-5
Pro Forma Consolidated Statement of Income for the year ended December 31, 2004	F-6
Notes to Pro Forma Consolidated Balance Sheet and Statements of Income	F-7

BioMed Realty Trust, Inc.:
Report of Independent Registered Public Accounting Firm	F-19

 Consolidated Balance Sheets for BioMed Realty Trust, Inc. as of March 31, 2005 (Unaudited) and December 31, 2004 and Balance Sheet for Inhale 201 Industrial Road, L.P. (Predecessor) as of December 31, 2003
F-20

 Consolidated Statement of Income for BioMed Realty Trust, Inc. for the three months ended March 31, 2005 (Unaudited) and for the period from August 11, 2004 through December 31, 2004, and Statements of Income for Inhale 201 Industrial Road, L.P. (Predecessor) for the three months ended March 31, 2004 (Unaudited) and for the period from January 1, 2004 through August 17, 2004 and for the years ended December 31, 2003 and 2002
F-21

 Consolidated Statement of Stockholders’ Equity for BioMed Realty Trust, Inc. for the three months ended March 31, 2005 (Unaudited) and for the period from August 11, 2004 through December 31, 2004, and Statements of Owners’ Equity for Inhale 201 Industrial Road, L.P. (Predecessor) for the period from January 1, 2004 through August 17, 2004 and for the years ended December 31, 2003 and 2002
F-22

 Consolidated Statements of Cash Flows for BioMed Realty Trust, Inc. for the three months ended March 31, 2005 (Unaudited), Consolidated and Combined Statements of Cash Flows for BioMed Realty Trust, Inc. and Inhale 201 Industrial Road, L.P. (Predecessor) for the year ended December 31, 2004, and Statements of Cash Flows for Inhale 201 Industrial Road, L.P. (Predecessor) for the three months ended March 31, 2004 (Unaudited) and years ended December 31, 2003 and 2002
F-23
Notes to Consolidated Financial Statements	F-24
Real Estate and Accumulated Depreciation — Schedule III	F-43

Lyme Portfolio:
Independent Auditors’ Report	F-45
Combined statements of Revenues and Certain Expenses for the three months ended March 31, 2005 (unaudited) and year ended December 31, 2004	F-46
Notes to Statements of Revenues and Certain Expenses	F-47

Bridgeview II:
Independent Auditors’ Report	F-49
Statements of Revenues and Certain Expenses for the period from January 1, 2005 through March 15, 2005 (unaudited) and year ended December 31, 2004	F-50
Notes to Statements of Revenues and Certain Expenses	F-51

Nancy Ridge:
Independent Auditors’ Report	F-53
Statements of Revenues and Certain Expenses for the three months ended March 31, 2005 (unaudited) and year ended December 31, 2004	F-54
Notes to Statements of Revenues and Certain Expenses	F-55

BIOMED REALTY TRUST, INC.
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
      The unaudited pro forma consolidated financial statements of BioMed Realty Trust, Inc., a Maryland corporation (the “Company”), as of March 31, 2005, and for the three months ended March 31, 2005 and the year ended December 31, 2004, are presented as if this common stock offering and related transactions had occurred on March 31, 2005 for the pro forma consolidated balance sheet, and on the first day of the period presented for the unaudited pro forma consolidated statements of income.
      The pro forma consolidated financial statements should be read in conjunction with the consolidated historical financial statements of the Company, Inhale 201 Industrial Road, L.P., and the separate historical financial statements of Lyme Portfolio, Bridgeview II, Nancy Ridge, Graphics Drive and Phoenixville, and the notes thereto, included elsewhere in this Prospectus. Adjustments have been made to give effect to the properties contributed and acquired in connection with and following our IPO in 2004. The remaining properties acquired since December 31, 2004 are considered insignificant.
      The pro forma consolidated financial statements do not purport to represent the Company’s financial position or the results of operations that would actually have occurred assuming the completion of the common stock offering and other transactions, nor do they purport to project the Company’s financial position or results of operations as of any future date or any future period.

BIOMED REALTY TRUST, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
March 31, 2005
(Unaudited)
(In thousands)

	Historical
	BioMed	Lyme	Other	Other			Pro Forma
	Realty	Portfolio	Subsequent	Financing	This		BioMed Realty
	Trust, Inc.	Acquisition	Acquisitions	Transactions	Offering		Trust, Inc.

		(A)	(B)	(C)	(D)
ASSETS
Rental property, net	$489,136	$486,540	$59,813	$—	$—		$1,035,489
Property under development	5,373	—	—	—	—		5,373
Investment in unconsolidated partnership	2,505	—	—	—	—		2,505
Cash and cash equivalents	15,570	(399,796)	(3,789)	399,796	282,061		61,745
					(132,097	)(E)
					(100,000	)(F)
Restricted cash	2,572	—	4,049	—	—		6,621
Accounts receivable, net	5,255	—	—	—	—		5,255
Accrued straight-line rents, net	4,224	—	—	—	—		4,224
Acquired above market leases, net	7,543	3,252	—	—	—		10,795
Deferred leasing costs, net	60,950	63,720	7,670	—	—		132,340
Deferred loan costs, net	1,605	—	83	5,776	(1,951	)(G)	5,513
Prepaid expenses	2,154	—	—	—	—		2,154
Other assets	4,730	—	—	—	—		4,730

Total assets	$601,617	$153,716	$67,826	$405,572	$48,013		$1,276,744

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$101,594	$137,517	$7,870	$—	$—		$246,981
Secured term loan	—	—	—	250,000	—		250,000
Unsecured line of credit	19,500	—	57,025	55,572	(132,097	)(E)	—
Unsecured term loan	—	—	—	100,000	(100,000	)(F)	—
Security deposits	5,227	—	232	—	—		5,459
Dividends and distributions payable	9,262	—	—	—	—		9,262
Accounts payable and accrued expenses	9,466	—	—	—	—		9,466
Acquired lease obligations, net	14,209	16,199	2,699	—	—		33,107

Total liabilities	159,258	153,716	67,826	405,572	(232,097)		554,275

Minority interests	22,486	—	—	—	—		22,486
Stockholders’ equity:
Common stock	314	—	—	—	132		446
Additional paid-in capital	435,010	—	—	—	281,929		716,939
Deferred compensation	(4,410)	—	—	—	—		(4,410)
Dividends in excess of earnings	(11,041)	—	—	—	(1,951	)(G)	(12,992)

Total stockholders’ equity	419,873	—	—	—	280,110		699,983

Total liabilities and stockholders’ equity	$601,617	$153,716	$67,826	$405,572	$48,013		$1,276,744

See accompanying notes to pro forma consolidated balance sheet and statements of income.

BIOMED REALTY TRUST, INC.
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Three Months Ended March 31, 2005
(Unaudited)
(In thousands, except per share data)

	Historical	First					Pro Forma
	BioMed	Quarter	Lyme	Other	Other		BioMed
	Realty	2005	Portfolio	Subsequent	Financing	This	Realty
	Trust, Inc.	Acquisitions	Acquisition	Acquisitions	Transactions	Offering	Trust, Inc.

		(AA)	(BB)	(CC)	(DD)	(EE)
Revenues:
Rental	$14,214	$315	$11,874	$1,292	$—	$—	$27,695
Tenant recoveries	7,254	69	4,167	363	—	—	11,853
Other income	3,003	—	318	167	—	—	3,488

Total revenues	24,471	384	16,359	1,822	—	—	43,036

Expenses:
Rental operations	6,395	63	1,867	204	—	—	8,529
Real estate taxes	1,788	121	2,479	282	—	—	4,670
Depreciation and amortization	6,191	201	4,054	672	—	—	11,118
General and administrative	2,550	—	22	—	—	—	2,572

Total expenses	16,924	385	8,422	1,158	—	—	26,889

Income from operations	7,547	(1)	7,937	664	—	—	16,147
Equity in net income of unconsolidated partnership	51	—	—	—	—	—	51
Interest income	78	—	—	—	—	—	78
Interest expense	(1,411)	—	(2,037)	(104)	(6,758)	2,188	(8,122)

Income (loss) before minority interests	6,265	(1)	5,900	560	(6,758)	2,188	8,154
Minority interests	(429)	—	—	—	—	36	(393	)(GG)

Net income (loss)	$5,836	$(1)	$5,900	$560	$(6,758)	$2,224	$7,761

Pro forma earnings per share — basic(HH)	$0.19						$0.18

Pro forma earnings per share — diluted(HH)	$0.19						$0.17

Pro forma weighted average common shares outstanding — basic(HH)	31,129,613						44,279,613

Pro forma weighted average common shares outstanding — diluted(HH)	34,148,820						47,298,820

See accompanying notes to pro forma consolidated balance sheet and statements of income.

BIOMED REALTY TRUST, INC.
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
For the Year Ended December 31, 2004
(Unaudited)
(In thousands, except per share data)

	Historical	First					Third and	Pro Forma
	BioMed	Quarter	Lyme	Other	Other		Fourth	BioMed
	Realty	2005	Portfolio	Subsequent	Financing	This	Quarter 2004	Realty
	Trust, Inc.	Acquisitions	Acquisition	Acquisitions	Transactions	Offering	Acquisitions	Trust, Inc.

		(AA)	(BB)	(CC)	(DD)	(EE)	(FF)
Revenues:
Rental	$19,432	$1,408	$46,406	$5,513	$—	$—	$38,937	$111,696
Tenant recoveries	9,222	259	13,955	1,490	—	—	16,216	41,142
Other income	—	—	1,378	—	—	—	—	1,378

Total revenues	28,654	1,667	61,739	7,003	—	—	55,153	154,216

Expenses:
Rental operations	10,030	244	5,011	586	—	—	17,222	33,093
Real estate taxes	1,589	497	9,919	1,131	—	—	3,317	16,453
Depreciation and amortization	7,853	803	15,725	2,465	—	—	15,961	42,807
General and administrative	3,130	—	86	—	—	—	7,141	10,357

Total expenses	22,602	1,544	30,741	4,182	—	—	43,641	102,710

Income from operations	6,052	123	30,998	2,821	—	—	11,512	51,506
Equity in net loss of unconsolidated partnership	(11)	—	—	—	—	—	(33)	(44)
Interest income	190	—	—	—	—	—	306	496
Interest expense	(1,180)	—	(8,110)	(422)	(27,032)	8,751	(830)	(28,823)

Income (loss) before minority interests	5,051	123	22,888	2,399	(27,032)	8,751	10,955	23,135
Minority interests	(269)	—	—	—	—	(834)	—	(1,103	)(GG)

Net income (loss)	$4,782	$123	$22,888	$2,399	$(27,032)	$7,917	$10,955	$22,032

Pro forma earnings per share — basic(HH)	$0.15							$0.50

Pro forma earnings per share — diluted(HH)	$0.15							$0.50

Pro forma weighted average common shares outstanding — basic(HH)	30,965,178							44,115,178

Pro forma weighted average common shares outstanding — diluted(HH)	33,767,575							46,917,575

See accompanying notes to pro forma consolidated balance sheet and statements of income.

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME
(Unaudited)
(Tabular amounts in thousands)

1.	Adjustments to the Pro Forma Consolidated Balance Sheet

Presentation
      The accompanying unaudited pro forma consolidated balance sheet of the Company reflects adjustments for completed acquisitions and the Company’s proposed public offering of common shares and related transactions as if all of the following occurred on March 31, 2005:

•	The acquisition of the Lyme Portfolio for approximately $531,000,000, including closing costs and an advisory fee to Raymond James & Associates, Inc. of $1,375,000, which occurred on May 31, 2005. In addition to cash paid and financed by borrowings discussed below, consideration also included the assumption of $137,517,000 of mortgage notes payable (including premium of $6,313,000);

•	Borrowings of $100,000,000 on a senior unsecured term loan, $250,000,000 on a senior secured term loan, and approximately $55,572,000 on our senior unsecured revolving credit facility. This debt was incurred to partially fund the acquisition of the Lyme Portfolio;

•	The acquisition of Fresh Pond Research Park for $20,756,000, which occurred on April 5, 2005;

•	The acquisition of Coolidge Avenue for $10,833,000, which occurred on April 5, 2005;

•	The acquisition of Phoenixville for $13,206,000, which occurred on April 5, 2005;

•	The acquisition of Nancy Ridge for $12,800,000, which occurred on April 21, 2005. Consideration paid for this acquisition also included the assumption of $7,870,000 of a mortgage note payable (including premium of $869,000). In addition a $1,177,000 deposit for loan impounds was made by the Company;

•	The acquisition of Dumbarton Circle for $6,320,000, excluding $2,640,000 paid into escrow for tenant construction allowance, which occurred on May 27, 2005;

•	Public offering of 13,150,000 common shares at $22.50 per share, with net proceeds of $282,061,000;

•	Repayment of the $100,000,000 senior unsecured term loan and approximately $132,097,000 of debt outstanding on the Company’s senior unsecured revolving credit facility using proceeds from the offering.
      In the opinion of the Company’s management, all material adjustments necessary to reflect the effects of the preceding transactions have been made. The unaudited pro forma consolidated balance sheet is presented for illustrative purposes only and is not necessarily indicative of what the actual financial position would have been had the common share offering and other transactions described above occurred on March 31, 2005, nor does it purport to represent the future financial position of the Company.

Adjustments
      The adjustments to the pro forma consolidated balance sheet as of March 31, 2005 are as follows:

(A) Reflects the acquisition of the Lyme Portfolio from a third party on May 31, 2005 for approximately $531,000,000, including closing costs, consisting of cash payments of $399,796,000 (see

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

Note C for discussion of funding) and the assumption of mortgage notes payable in the amount of $137,517,000 (including premium of $6,313,000):

Rental properties, net	$486,540
Intangible assets, net(1)	66,972
Acquired debt premium(2)	(6,313)
Assumed lease obligation, net(1)	(16,199)

Net assets acquired	$531,000

(1)	A portion of the purchase price has been allocated to identified intangible assets (liabilities) for (i) above-market and below-market leases in the amounts of $3,252,000 and $16,199,000, respectively, which are amortized to rental income over the remaining non-cancelable term of the respective leases, and (ii) the value of in-place leases and management agreements in the amount of $63,720,000 which are amortized to depreciation and amortization expense over the remaining non-cancelable terms of the respective leases and management agreements.

(2)	Debt premiums are recorded upon assumption of the notes at the time of acquisition to account for above-market interest rates. Amortization of these premiums is recorded as a reduction to interest expense over the remaining terms of the respective mortgages.

(B) Reflects the acquisition of five other properties from third parties subsequent to March 31, 2005 for approximately $67,732,000, including loan impounds of $1,177,000 for the Nancy Ridge loan assumption, closing costs and payment of deferred loan costs of $83,000. Consideration paid consisted of cash payments of $60,814,000 (financed by borrowings on the existing unsecured line of credit of $57,025,000 and cash on hand of $3,789,000), the assumption of mortgage notes payable in the amount of $7,870,000 (including $869,000 of debt premium) for the Nancy Ridge acquisition:

	Fresh Pond	Coolidge	Phoenixville	Nancy Ridge	Dumbarton	Total

Rental properties, net	$20,928	$9,533	$11,657	$12,133	$5,562	$59,813
Loan impounds (restricted cash)	—	—	—	1,177	—	1,177
Tenant construction allowance (restricted cash)	—	—	—	—	2,640	2,640
Intangible assets, net(1)	2,491	1,300	1,585	1,536	758	7,670
Cash received for tenant security deposits (restricted cash)	18	—	117	—	97	232
Acquired debt premium(2)	—	—	—	(869)	—	(869)
Tenant deposits (restricted cash)	(18)	—	(117)	—	(97)	(232)
Acquired lease obligation, net(1)	(2,663)	—	(36)	—	—	(2,699)

Net assets acquired	$20,756	$10,833	$13,206	$13,977	$8,960	$67,732

Acquisition date	April 5, 2005	April 5, 2005	April 5, 2005	April 21, 2005	May 27, 2005

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

(1)	A portion of the purchase price has been allocated to identified intangible liabilities for below-market leases in the amount of $2,699,000, which are amortized to rental income over the remaining non-cancelable term of the respective leases, and the value of in-place leases and management agreements in the amount of $7,670,000 which are amortized to depreciation and amortization expense over the remaining non-cancelable term of the respective leases and management agreements.

(2)	Premiums are recorded upon assumption of mortgages at the time of acquisition to account for above-market interest rates. Amortization of these premiums is recorded as a reduction to interest expense over the remaining term of the respective notes.

(C) To fund the acquisitions, the Company incurred the following indebtedness:

	Principal	Loan
	Amount	Fees

$250.0 million senior unsecured revolving credit facility(1)	$112,597	$1,863
$100.0 million senior unsecured term loan	100,000	1,050
$250.0 million senior secured term loan	250,000	2,863

Total	$462,597	$5,776

(1)	Consists of $55,572 for the Lyme Portfolio and $57,025 for the other subsequent acquisitions.

(D) Sale of 13,150,000 shares of common stock for $22.50 per share in this offering:

Proceeds from this offering	$295,875
Less costs associated with this offering (including underwriters’ discount of $13,314)	(13,814)

Net cash proceeds	$282,061

Repayment of certain indebtedness upon completion of this offering:

Principal/Total
Cash Payments

(E) $250.0 million senior unsecured revolving credit facility	$132,097
(F) $100.0 million senior unsecured term loan	100,000

Total	$232,097

(G) Write-off of unamortized loan fees upon repayment of certain indebtedness and pro forma amortization adjustments:

Writeoff of
Unamortized
Loan Fees

$100.0 million unsecured line of credit (replaced)	$901
$100.0 million senior unsecured term loan	1,050

Total	$1,951

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

2.	Pro Forma Consolidated Statements of Income
      The adjustments to the pro forma consolidated statements of income for the three months ended March 31, 2005 and for the year ended December 31, 2004 are as follows:
      Adjustments (AA) through (HH) inclusive relate to the pro forma adjustments made to give effect to the acquired properties in accordance with Regulation S-X Rule 11-2 and Rule 3-14. Specifically, in accordance with Rule 3-14(a)(1) audited financial statements of properties acquired should exclude items not comparable to the proposed future operations of the properties including corporate expenses. Prior to the acquisition, the properties were either self-managed or managed by third party management companies. Following the acquisitions, the properties will continue to be managed internally by us or managed by third-party managers under new management contracts. In accordance with Rule 3-14, the related management fee revenues and expenses have either been included or excluded from the historical audited Rule 3-14 financial statements. For properties that will be managed internally by us, the property management revenues and costs are excluded in the historical financial statements of the acquired properties. For properties that will be managed by third-parties, property management revenues and expenses are included in the historical financial statements of the acquired properties. Pro forma revenue and expense adjustments were made for properties that will be managed internally by us.
      (AA) Reflects the first quarter 2005 acquisitions for the period from January 1, 2005 through date of acquisition:

	For the Three Months Ended March 31, 2005

				Adjustments
				Resulting from
				Purchasing	Pro Forma
	Waples	Bridgeview	Graphics	the Property	Adjustment

Revenues:
Rental(1)	$—	$271	$31	$13	$315
Tenant recoveries(2)	—	34	10	25	69
Other income	—	—	—	—	—

Total revenues	—	305	41	38	384

Expenses:
Rental operations	8	11	44	—	63
Real estate taxes(3)	6	25	25	65	121
Depreciation and amortization(4)	—	—	—	201	201

Total expenses	14	36	69	266	385

Net income (loss)	$(14)	$269	$(28)	$(228)	$(1)

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

	For the Year Ended December 31, 2004

				Adjustments
				Resulting from
				Purchasing	Pro Forma
	Waples	Bridgeview II	Graphics	the Property	Adjustment

Revenues:
Rental(1)	$—	$1,292	$56	$60	$1,408
Tenant recoveries(2)	—	164	14	81	259
Other income	—	—	—	—	—

Total revenues	—	1,456	70	141	1,667

Expenses:
Rental operations	48	53	143	—	244
Real estate taxes(3)	36	118	116	227	497
Depreciation and amortization(4)	—	—	—	803	803

Total expenses	84	171	259	1,030	1,544

Net income (loss)	$(84)	$1,285	$(189)	$(889)	$123

(1)	The pro forma adjustment to rental revenue is directly attributable to the acquisition of the property and consists of amounts related to above and below market leases, which are being amortized over the remaining non-cancelable term of the respective contracts in accordance with SFAS 141.

(2)	The pro forma adjustment to tenant recoveries includes amounts to be received from tenants related to the pro forma adjustment to real estate taxes expense.

(3)	The pro forma adjustment to real estate taxes expense relates to the increase in property taxes due to the acquisition of the property by the Company that may result in a reassessment by the taxing authorities based on the purchase price of the property.

(4)	The pro forma adjustment to depreciation and amortization is due to depreciation of the acquired buildings and improvements using the straight-line method and an estimated life of 40 years. In addition, the value of in-place leases (exclusive of the value of above and below market leases) and the value of management agreements are amortized to depreciation and amortization expense over the remaining non-cancelable term of the respective leases and management agreements.

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)
      (BB) Reflects the acquisition of the Lyme Portfolio:

	For the Three Months Ended March 31, 2005

	Historical	Adjustments
	Revenue and	Resulting from
	Certain	Purchasing	Pro Forma
	Expenses	the Property	Adjustment

Revenues:
Rental(1)	$11,273	$601	$11,874
Tenant recoveries(2)	3,140	1,027	4,167
Other income	318	—	318

Total revenues	14,731	1,628	16,359

Expenses:
Rental operations(3)	1,758	109	1,867
Real estate taxes(4)	1,529	950	2,479
Depreciation and amortization(5)	—	4,054	4,054
Other	22	—	22

Total expenses	3,309	5,113	8,422

Income from operations	11,422	(3,485)	7,937
Interest expense(6)	(2,203)	166	(2,037)

Net income (loss)	$9,219	$(3,319)	$5,900

	For the Year Ended December 31, 2004

	Historical	Adjustments
	Revenue and	Resulting from
	Certain	Purchasing	Pro Forma
	Expenses	the Property	Adjustment

Revenues:
Rental(1)	$44,123	$2,283	$46,406
Tenant recoveries(2)	9,198	4,757	13,955
Other income	1,378	—	1,378

Total revenues	54,699	7,040	61,739

Expenses:
Rental operations(3)	4,683	328	5,011
Real estate taxes(4)	5,344	4,575	9,919
Depreciation and amortization(5)	—	15,725	15,725
Other	86	—	86

Total expenses	10,113	20,628	30,741

Income from operations	44,586	(13,588)	30,998
Interest expense(6)	(8,711)	601	(8,110)

Net income (loss)	$35,875	$(12,987)	$22,888

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

(1)	The pro forma adjustment to rental revenue is directly attributable to the acquisition of the property and consists of amounts related to above and below market leases, which are being amortized over the remaining non-cancelable term of the respective contracts in accordance with SFAS 141.

(2)	The pro forma tenant recovery revenue adjustment is based upon an assignment of pre-existing management agreements with certain tenants, as contractually entered into with the execution of the purchase and sale agreement. Also includes, amounts to be received from tenants related to the pro forma adjustment to real estate taxes expense.

(3)	The pro forma adjustment to rental operations expense includes amounts related to expenses associated with self-managed properties.

(4)	The pro forma adjustment to real estate taxes expense relates to the increase in property taxes due to the acquisition of the property by the Company that may result in a reassessment by the taxing authorities based on the purchase price of the property.

(5)	The pro forma adjustment to depreciation and amortization is due to depreciation of the acquired buildings and improvements using the straight-line method and an estimated life of 40 years. In addition, the value of in-place leases (exclusive of the value of above and below market leases) and the value of management agreements are amortized to depreciation and amortization expense over the remaining non-cancelable term of the respective leases and management agreements.

(6)	The pro forma adjustment to interest expense is due to the amortization of debt premiums that were recorded upon assumption of the mortgage notes to account for above-market interest rates. This adjustment reduces interest expense over the remaining terms of the respective mortgages using the effective interest method. Also includes amortization of deferred loan fees, including loan assumption fees, incurred in obtaining long-term financing, which are capitalized and amortized to interest expense over the terms of the related loans using the effective-interest method.

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)
      (CC) Reflects the acquisition of five other properties from third parties subsequent to March 31, 2005:

	For the Three Months Ended March 31, 2005

						Adjustments
						Resulting from
				Nancy		Purchasing	Pro Forma
	Coolidge	Fresh Pond	Phoenixville	Ridge	Dumbarton	the Properties	Adjustment

Revenues:
Rental(1)	$244	$389	$187	$355	$—	$117	$1,292
Tenant recoveries(2)	51	92	42	35	—	143	363
Other income	—	—	—	16	151	—	167

Total revenues	295	481	229	406	151	260	1,822

Expenses:
Rental operations(3)	33	28	81	20	17	25	204
Real estate taxes(4)	18	64	31	15	16	138	282
Depreciation and amortization(5)	—	—	—	—	—	672	672

Total expenses	51	92	112	35	33	835	1,158

Income from operations	244	389	117	371	118	(575)	664
Interest expense(6)	—	—	—	(130)	—	26	(104)

Net income (loss) before minority interest	$244	$389	$117	$241	$118	$(549)	$560

	For the Year Ended December 31, 2004

						Adjustments
						Resulting from
				Nancy		Purchasing	Pro Forma
	Coolidge	Fresh Pond	Phoenixville	Ridge	Dumbarton	the Properties	Adjustment

Revenues:
Rental(1)	$927	$1,512	$615	$1,419	$596	$444	$5,513
Tenant recoveries(2)	153	336	112	112	184	593	1,490
Other income	—	—	—	—	—	—	—

Total revenues	1,080	1,848	727	1,531	780	1,037	7,003

Expenses:
Rental operations(3)	79	84	186	49	102	86	586
Real estate taxes(4)	74	256	126	60	100	515	1,131
Depreciation and amortization(5)	—	—	—	—	—	2,465	2,465

Total expenses	153	340	312	109	202	3,066	4,182

Income from operations	927	1,508	415	1,422	578	(2,029)	2,821
Interest expense(6)	—	—	—	(513)	—	91	(422)

Net income (loss) before minority interest	$927	$1,508	$415	$909	$578	$(1,938)	$2,399

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

(1)	The pro forma adjustment to rental revenue is directly attributable to the acquisition of the property and consists of amounts related to above and below market leases, which are being amortized over the remaining non-cancelable term of the respective contracts in accordance with SFAS 141.

(2)	The pro forma tenant recovery revenue adjustment is based upon an assignment of pre-existing management agreements with certain tenants, as contractually entered into with the execution of the purchase and sale agreement. Also includes, amounts to be received from tenants related to the pro forma adjustment to real estate taxes expense.

(3)	The pro forma adjustment to rental operations expense includes amounts related to expenses associated with self-managed properties.

(4)	The pro forma adjustment to real estate taxes expense relates to the increase in property taxes due to the acquisition of the property by the Company that may result in a reassessment by the taxing authorities based on the purchase price of the property.

(5)	The pro forma adjustment to depreciation and amortization is due to depreciation of the acquired buildings and improvements using the straight-line method and an estimated life of 40 years. In addition, the value of in-place leases (exclusive of the value of above and below market leases) and the value of management agreements are amortized to depreciation and amortization expense over the remaining non-cancelable term of the respective leases and management agreements.

(6)	The pro forma adjustment to interest expense is due to the amortization of debt premiums that were recorded upon assumption of the mortgage notes to account for above-market interest rates. This adjustment reduces interest expense over the remaining terms of the respective mortgages using the effective interest method. Also includes amortization of deferred loan fees, including loan assumption fees, incurred in obtaining long-term financing, which are capitalized and amortized to interest expense over the terms of the related loans using the effective-interest method.
      (DD)Reflects the interest expense as a result of debt incurred in connection with the acquisitions.

			Interest Expense

			For the Three
	Principal		Months Ended	For the Year Ended
	Amount	Interest Rate	March 31, 2005	December 31, 2004

$250.0 million senior unsecured revolving credit facility(1)	$112,597	4.46%	$1,255	$5,022
$100.0 million senior unsecured term loan(1)	100,000	4.46%	1,115	4,460
$250.0 million senior secured term loan(2)	250,000	6.407%	4,004	16,018
Amortization of loan fees	—		384	1,532

	$462,597		$6,758	$27,032

(1)	Borrowings under the line of credit and $100,000,000 senior unsecured term loan bear interest at a rate of LIBOR plus a margin, which can vary between 120 basis points and 200 basis points depending on the overall leverage of the Company. A margin of 135 basis was assumed based upon the pro forma leverage of the Company. If LIBOR increased or decreased by 0.125%, the estimated interest expense could increase or decrease by approximately $266,000 annually.

(2)	The $250,000,000 senior secured term loan bears interest at LIBOR plus a spread of 225 basis points. The Company has entered into an interest-rate swap for a notional amount of $250,000,000 which the

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

Company believes will be fully effective in hedging changes in the floating rate of the secured term loan and fixing the overall interest rate at 6.407%.
      (EE) Reflects the net decrease in interest expense as a result of the repayment of certain debt with the proceeds of the offering. The following outlines the loans paid off upon completion of the offering and the corresponding interest expense that was eliminated.

			Interest Expense

			For the Three
			Months Ended	For the Year Ended
	Debt Repaid	Interest Rate	March 31, 2005	December 31, 2004

$250.0 million senior unsecured revolving credit facility(1)	$132,097	4.46%	$1,473	$5,892
$100.0 million senior unsecured term loan	100,000	4.46%	1,115	4,460
Write-off of unamortized loan fees	—		(400)	(1,601)

	$232,097		$2,188	$8,751

(1)	Includes the historical line of credit balance that was also repaid in connection with the offering.
      (FF) Reflects the third and fourth quarter 2004 acquisitions for the period from January 1, 2004 through the date of acquisition:

	For the Year Ended December 31, 2004

	Historical
	Revenue and	Adjustments
	Certain Expenses	Resulting from
	through the Date	Purchasing	Pro Forma
	of Acquisition	the Property	Adjustment

Revenues:
Rental(1)	$38,863	$74	$38,937
Tenant recoveries(2)	16,003	213	16,216
Other income	—	—	—

Total revenues	54,866	287	55,153

Expenses:
Rental operations(3)	17,002	220	17,222
Real estate taxes	3,317	—	3,317
Depreciation and amortization(4)	—	15,961	15,961
General and administrative(5)	—	7,141	7,141

Total expenses	20,319	23,322	43,641

Income from operations	34,547	(23,035)	11,512
Equity in net loss of unconsolidated partnership	(33)	—	(33)
Interest income	306	—	306
Interest expense(6)	(2,716)	1,886	(830)

Net income (loss) before minority interest	$32,104	$(21,149)	$10,955

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

(1)	The pro forma adjustment to rental revenue is directly attributable to the acquisition of the property and consists of amounts related to above and below market leases, which are being amortized over the remaining non-cancelable term of the respective contracts in accordance with SFAS 141.

(2)	The pro forma tenant recovery revenue adjustment is based upon an assignment of pre-existing management agreements with certain tenants, as contractually entered into with the execution of the purchase and sale agreement. Also includes, amounts to be received from tenants related to the pro forma adjustment to real estate taxes expense.

(3)	The pro forma adjustment to rental operations expense includes amounts related to expenses associated with self-managed properties.

(4)	The pro forma adjustment to depreciation and amortization is due to depreciation of the acquired buildings and improvements using the straight-line method and an estimated life of 40 years. In addition, the value of in-place leases (exclusive of the value of above and below market leases) and the value of management agreements are amortized to depreciation and amortization expense over the remaining non-cancelable term of the respective leases and management agreements.

(5)	The pro forma adjustment to general and administrative expenses is due to additional expenses as a result of the acquisitions in 2004.

(6)	The pro forma adjustment to interest expense is due to the amortization of debt premiums that were recorded upon assumption of the mortgage notes to account for above-market interest rates. This adjustment reduces interest expense over the remaining terms of the respective mortgages using the effective interest method. Also includes amortization of deferred loan fees, including loan assumption fees, incurred in obtaining long-term financing, which are capitalized and amortized to interest expense over the terms of the related loans using the effective-interest method.

(GG)	Allocate minority interest in net income:

	For the Three
	Months Ended	For the Year Ended
	March 31, 2005	December 31, 2004

Total income before allocation to minority interest	$8,154	$23,135
Minority interest in loss of King of Prussia	109	323

Adjusted income before allocation to minority interest of operating partnership	$8,263	$23,458
Weighted average percentage allocable to minority interest of operating partnership(1)	6.08%	6.08%

	$(502)	$(1,426)

(1)	The minority interest allocation varies due to the effects of historical weighted average shares outstanding during the periods.

BIOMED REALTY TRUST, INC.
NOTES TO PRO FORMA CONSOLIDATED
BALANCE SHEET AND STATEMENTS OF INCOME — (Continued)

(HH)	The following is a reconciliation to net income:

	For the Three Months		For the Year Ended
	Ended March 31, 2005		December 31, 2004

	Historical	Pro Forma	Historical	Pro Forma

Net income attributable to common shares	$5,836	$7,761	$4,782	$22,032
Operating partnership unit share in earnings of minority interest(1)	538	502	414	1,426

Adjusted net income attributable to common shares	$6,374	$8,263	$5,196	$23,458

Weighted-average common shares outstanding:
Basic(2)	31,129,613	44,279,613	30,965,178	44,115,178
Diluted(2)	34,148,820	47,298,820	33,767,575	46,917,575
Pro forma earnings per share — basic	$0.19	$0.18	$0.15	$0.50

Pro forma earnings per share — diluted	$0.19	$0.17	$0.15	$0.50

(1)	Does not include minority interest in the loss for the limited partner’s interest in the King of Prussia property of $109,000, $109,000, $145,000 and $323,000, respectively.

(2)	Pro forma shares include 13,150,000 shares due to the offering.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
BioMed Realty Trust, Inc.:
      We have audited the accompanying consolidated balance sheet of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2004, and the accompanying balance sheet of Inhale 201 Industrial Road, L.P., as defined in note 1, as of December 31, 2003, and the related consolidated statements of income and stockholders’ equity of BioMed Realty Trust, Inc. and subsidiaries for the period from August 11, 2004 (commencement of operations) through December 31, 2004, the related statements of income and owners’ equity of Inhale 201 Industrial Road, L.P. for the period from January 1, 2004 through August 17, 2004 and the years ended December 31, 2003 and 2002, the related consolidated and combined statement of cash flows of BioMed Realty Trust, Inc. and subsidiaries and Inhale 201 Industrial Road, L.P. for the year ended December 31, 2004, and the related statements of cash flows of Inhale 201 Industrial Road, L.P. for the years ended December 31, 2003 and 2002. In connection with our audits of the consolidated and combined financial statements, we have also audited the accompanying financial statement schedule III of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2004. These consolidated and combined financial statements are the responsibility of BioMed Realty Trust, Inc.’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated and combined financial statements referred to above present fairly, in all material respects, the consolidated financial position of BioMed Realty Trust, Inc. and subsidiaries as of December 31, 2004, and the financial position of Inhale 201 Industrial Road, L.P. as of December 31, 2003, the consolidated results of operations of BioMed Realty Trust, Inc. and subsidiaries for the period from August 11, 2004 through December 31, 2004, the results of operations of Inhale 201 Industrial Road, L.P. for the period from January 1, 2004 through August 17, 2004 and the years ended December 31, 2003 and 2002, the consolidated and combined cash flows of BioMed Realty Trust, Inc. and subsidiaries and Inhale 201 Industrial Road, L.P. for the year ended December 31, 2004, and the cash flows of Inhale 201 Industrial Road, L.P. for the years ended December 31, 2003 and 2002 in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule III, when considered in relation to the basic consolidated and combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP
San Diego, California
March 30, 2005

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
CONSOLIDATED BALANCE SHEETS

			Inhale 201
			Industrial
	BioMed Realty		Road, L.P.
	Trust, Inc.		(Predecessor)

	March 31,	December 31,	December 31,
	2005	2004	2003

	(Unaudited)
	(In thousands, except per share data)
Assets
Rental property, net	$489,136	$468,488	$47,025
Property under development	5,373	—	—
Investment in unconsolidated partnership	2,505	2,470	—
Cash and cash equivalents	15,570	27,869	157
Restricted cash	2,572	2,470	—
Accounts receivable, net	5,255	1,837	—
Accrued straight-line rents, net	4,224	3,306	2,427
Acquired above market leases, net	7,543	8,006	—
Deferred leasing costs, net	60,950	61,503	287
Deferred loan costs, net	1,605	1,700	29
Prepaid expenses	2,154	1,531	—
Other assets	4,730	2,543	131

Total assets	$601,617	$581,723	$50,056

Liabilities and Stockholders’ and Owners’ Equity
Mortgage notes payable, net	$101,594	$102,236	$34,208
Unsecured line of credit	19,500	—	—
Security deposits	5,227	4,831	—
Due to affiliates	—	53	3,000
Dividends and distributions payable	9,262	9,249	—
Accounts payable and accrued expenses	9,466	7,529	389
Acquired lease obligations, net	14,209	13,741	—

Total liabilities	159,258	137,639	37,597
Minority interests	22,486	22,267	—
Stockholders’ and owners’ equity:
Preferred stock, $.01 par value, 15,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 31,432,558 and 31,386,333 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	314	314	—
Additional paid-in capital	435,010	434,075	—
Deferred compensation	(4,410)	(4,182)	—
Dividends in excess of earnings	(11,041)	(8,390)	—
Owners equity	—	—	12,459

Total stockholders’ and owners equity	419,873	421,817	12,459

Total liabilities and stockholders’ and owners equity	$601,617	$581,723	$50,056

See accompanying notes to consolidated financial statements.

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
CONSOLIDATED STATEMENTS OF INCOME

				Inhale 201 Industrial Road, L.P.
		Inhale 201	BioMed Realty	(Predecessor)
		Industrial Road,	Trust, Inc.
	BioMed Realty	L.P.
	Trust, Inc	(Predecessor)		Period
			Period	January 1,
	Three Months	Three Months	August 11,	2004
	Ended	Ended	2004 through	through	Year Ended	Year Ended
	March 31,	March 31,	December 31,	August 17,	December 31,	December 31,
	2005	2004	2004	2004	2003	2002

	(unaudited)	(unaudited)
	(In thousands, except per share data)
Revenues:
Rental	$14,214	$1,562	$19,432	$3,339	$6,275	$5,869
Tenant recoveries	7,254	150	9,222	375	744	718
Other income	3,003	—	—	—	—	—

Total revenues	24,471	1,712	28,654	3,714	7,019	6,587

Expenses:
Rental operations	6,395	65	11,619	353	830	821
Real estate taxes	1,788	88	—	—	—	—
Depreciation and amortization	6,191	242	7,853	600	955	955
General and administrative	2,550	—	3,130	—	—	—

Total expenses	16,924	395	22,602	953	1,785	1,776

Income from operations	7,547	1,317	6,052	2,761	5,234	4,811
Equity in income (loss) of unconsolidated partnership	51	—	(11)	—	—	—
Interest income	78	—	190	—	1	3
Interest expense	(1,411)	(686)	(1,180)	(1,760)	(2,901)	(3,154)

Income before minority interests	6,265	631	5,051	1,001	2,334	1,660
Minority interests	(429)	—	(269)	—	—	—

Net income	$5,836	$631	$4,782	$1,001	$2,334	$1,660

Basic earnings per share	$0.19		$0.15

Diluted earnings per share	$0.19		$0.15

Weighted-average common shares outstanding:
Basic	31,129,613		30,965,178

Diluted	34,148,820		33,767,575

See accompanying notes to consolidated financial statements.

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND
STATEMENTS OF OWNERS’ EQUITY

			Additional		Dividends in
	Number of	Common	Paid-In	Deferred	Excess of	Owners’
	Shares	Stock	Capital	Compensation	Earnings	Equity	Total

	(In thousands, except share data)
The Predecessor
Balance at December 31, 2001	—	$—	$—	$—	$—	$12,538	$12,538
Distributions	—	—	—	—	—	(2,029)	(2,029)
Net income	—	—	—	—	—	1,660	1,660

Balance at December 31, 2002	—	—	—	—	—	12,169	12,169
Distributions	—	—	—	—	—	(2,044)	(2,044)
Net income	—	—	—	—	—	2,334	2,334

Balance at December 31, 2003	—	—	—	—	—	12,459	12,459
Distributions	—	—	—	—	—	(1,215)	(1,215)
Net income	—	—	—	—	—	1,001	1,001

Balance at August 11, 2004	—	—	—	—	—	12,245	12,245
The Company
Buyout of owners’ equity of Predecessor	—	—	—	—	—	(12,245)	(12,245)
Net proceeds from sale of common stock	31,050,000	311	429,024	—	—	—	429,335
Issuance of unvested restricted common stock	336,333	3	5,051	(5,054)	—	—	—
Vesting of restricted common stock	—	—	—	872	—	—	872
Dividends	—	—	—	—	(13,172)	—	(13,172)
Net income	—	—	—	—	4,782	—	4,782

Balance at December 31, 2004	31,386,333	314	434,075	(4,182)	(8,390)	—	421,817
Issuance of unvested restricted common stock (unaudited)	46,225	—	935	(935)	—	—	—
Vesting of restricted common stock (unaudited)	—	—	—	707	—	—	707
Dividends (unaudited)	—	—	—	—	(8,487)	—	(8,487)
Net income (unaudited)	—	—	—	—	5,836	—	5,836

Balance at March 31, 2005 (unaudited)	31,432,558	$314	$435,010	$(4,410)	$(11,041)	$—	$419,873

See accompanying notes to consolidated financial statements.

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

		Inhale 201
		Industrial
		Road, L.P.
	BioMed Realty	(Predecessor)	Biomed Realty	Inhale 201	Inhale 201
	Trust, Inc.		and Industrial	Industrial	Industrial
			Road, L.P.	Road, L.P.	Road, L.P.
		Three	(Predecessor)	(Predecessor)	(Predecessor)
	Three Months	Months
	Ended	Ended	Year Ended	Year Ended	Year Ended
	March 31,	March 31,	December 31,	December 31,	December 31,
	2005	2004	2004	2003	2002

	(Unaudited)	(Unaudited)
Operating activities:
Net income	$5,836	$631	$5,783	$2,334	$1,660
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interests	429	—	269	—	—
Depreciation and amortization	6,191	242	8,453	955	955
Bad debt expense	—	—	158	—	—
Revenue reduction attributable to acquired above market leases	463	—	538	—	—
Revenue recognized related to acquired lease obligations	(310)	—	(251)	—	—
Vesting of restricted common stock	707	—	872	—	—
Amortization of loan costs	129	21	216	73	411
Interest expense reduction for amortization of debt premium	(261)	—	(307)	—	—
(Income) loss from unconsolidated partnership	(51)	—	11	—	—
Changes in operating assets and liabilities:
Accounts receivable	(3,418)	—	(1,987)	—	—
Accrued straight-line rents	(918)	(134)	(887)	(648)	(759)
Deferred leasing costs	(320)	—	—	—	—
Prepaid expenses	(623)	—	(1,531)	—	—
Other assets	38	(66)	(712)	133	(243)
Due to affiliates	(53)	—	53	—	—
Restricted cash	(102)	—	(2,470)	—	—
Accounts payable and accrued expenses	1,937	(7)	5,751	(431)	(262)
Security deposits	388	—	—	—	—

Net cash provided by operating activities	10,062	687	13,959	2,416	1,762

Investing activities:
Expenditures for improvements to rental property	—	—	(290)	(105)	(159)
Purchases of interests in rental property and related intangible assets	(25,409)	—	(459,264)	—	—
Purchase of interest in and additions to property under development	(5,373)	—	—	—	—
Security deposits received from prior owners of rental property	8	—	4,831	—	—
Tenant improvement funds received from prior owners of rental property	—	—	1,389	—	—
Receipts of master lease payments (reduction to rental property)	786	—	1,327	—	—
Distributions received from unconsolidated partnership	16	—	27	—	—
Funds held in escrow for acquisitions (other assets)	(2,225)	—	(1,700)	—	—
Repayment of related party payables	—	—	(3,000)	—	—

Net cash used in investing activities	(32,197)	—	(456,680)	(105)	(159)

Financing activities:
Proceeds from initial public offering	—	—	465,753	—	—
Payment of offering costs	—	—	(36,415)	—	—
Payment of loan costs	(34)	—	(1,701)	(87)	—
Line of credit proceeds	19,500	—	33,900	—	—
Line of credit repayments	—	—	(33,900)	—	—
Principal payments on secured notes payable	(381)	(246)	(234)	(762)	(528)
Proceeds from secured notes payable	—	—	49,300	227	1,348
Distributions to operating partnership unit holders	(775)	—	(357)	—	—
Dividends paid	(8,474)	—	(4,698)	—	—
Distributions to owners of Predecessor	—	(510)	(1,215)	(2,044)	(2,030)

Net cash provided by (used in) financing activities	9,836	(756)	470,433	(2,666)	(1,210)

Net increase (decrease) in cash and cash equivalents	(12,299)	(69)	27,712	(355)	393
Cash and cash equivalents at beginning of period	27,869	157	157	512	119

Cash and cash equivalents at end of period	$15,570	$88	$27,869	$157	$512

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$1,273	$676	$3,040	$2,600	$3,393
Supplemental disclosure of non-cash investing and financing activities:
Secured notes payable assumed (includes premium of $5,642)	—	—	53,477	—	—
Historic cost basis of assets transferred from Predecessor (including $2,189 of accrued straight-line rents as of August 17, 2004)	—	—	48,569	—	—
Operating partnership units issued for interests in certain contributed properties	—	—	21,810	—	—
Investment in unconsolidated partnership acquired by issuing Operating Partnership units	—	—	2,508	—	—
Distributions in excess of equity balance to owners of Predecessor	—	—	5,131	—	—
Accrual for offering costs	—	—	(423)	—	—
Accrual for dividends declared	8,487	—	8,474	—	—
Accrual for distributions declared for operating partnership unit holders	775	—	775	—	—
Restricted stock awards	935	—	5,054	—	—
See accompanying notes to consolidated financial statements.

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Description of Business
      As used herein, the terms “we,” “us,” “our” or the “Company” refer to BioMed Realty Trust, Inc., a Maryland corporation and any of our subsidiaries, including BioMed Realty, L.P., a Maryland limited partnership (our “Operating Partnership”), and 201 Industrial Road, L.P. (“Industrial Road”) (our “Predecessor”). We operate as a fully integrated, self-administered and self-managed real estate investment trust (“REIT”) focused on acquiring, developing, owning, leasing and managing laboratory and office space for the life science industry. The Company’s tenants include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry. The Company’s primary acquisition targets and current properties are located in markets with well established reputations as centers for scientific research, including San Diego, San Francisco, Seattle, Maryland, Pennsylvania, New York/ New Jersey and Boston.
      The Company was incorporated in Maryland on April 30, 2004. On August 11, 2004, the Company commenced operations after completing its initial public offering (the “Offering”) of 27,000,000 shares of its common stock, par value $.01 per share. The Offering price was $15.00 per share resulting in gross proceeds of $405.0 million. On August 16, 2004, in connection with the exercise of the underwriters’ over-allotment option, the Company issued an additional 4,050,000 shares of common stock and received gross proceeds of $60.8 million. The aggregate proceeds to the Company, net of underwriting discounts and commissions and Offering costs, were approximately $429.3 million. In addition, simultaneously with the Offering, the Company obtained a $100.0 million revolving unsecured credit facility (Note 5), to finance acquisitions and for other corporate purposes. The Company issued a stock warrant in connection with the Offering to the lead underwriter for the right to purchase 270,000 common shares at $15.00 per share, which equals the estimated fair value at the date of grant. The warrant vested immediately and became exercisable six months after the Offering date. From inception through August 11, 2004, neither the Company nor its Operating Partnership had any operations.
      From the completion of the Offering on August 11, 2004 through September 30, 2004, the Company, through the Operating Partnership, completed the acquisition of the 13 properties previously described in the Company’s initial public offering prospectus. The Company acquired Industrial Road, Science Center Drive, Bernardo Center Drive, Balboa Avenue, Eisenhower Road and a general partnership interest in McKellar Court from affiliates and others for an aggregate of approximately 2.9 million limited partnership units in the Operating Partnership (“Units”), aggregate cash consideration of approximately $77.0 million using net proceeds of the Offering and the assumption of $14.0 million of debt (excluding $1.8 million of premium). In addition, the Company acquired seven properties from unaffiliated third parties: Landmark at Eastview, King of Prussia, Elliott Avenue, Monte Villa Parkway, Bridgeview, Bayshore Boulevard and Towne Centre Drive. The Company acquired these properties for aggregate cash consideration of approximately $323.2 million using net proceeds of the Company’s Offering and the assumption of $29.0 million of debt (excluding $3.2 million of premium). The seller of the Bridgeview property exercised its right to extend the closing date on a portion of the property, consisting of one building representing $16.1 million (or approximately 50% of the purchase price), to March 2005 to facilitate a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”).
      Industrial Road is the largest of the properties contributed in the Offering and therefore has been identified as the accounting acquirer pursuant to paragraph 17 of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS 141”). As such, the historical financial statements presented herein for Industrial Road were prepared on a stand-alone basis up to and including the acquisition date, August 17, 2004. Upon completion of the Offering, the interest in the Predecessor acquired from affiliates was recorded at historic cost. The acquisitions of the unaffiliated interests in the

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Predecessor and the interests in all of the other properties have been accounted for as a purchase in accordance with SFAS 141. McKellar Court is accounted for under the equity method.

2.	Basis of Presentation and Summary of Significant Accounting Policies
Principles of Consolidation
      The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and partnerships and limited liability companies it controls. All material intercompany transactions and balances have been eliminated. The Company consolidates entities the Company controls and records a minority interest for the portions not owned by the Company. Control is determined, where applicable, by the sufficiency of equity invested and the rights of the equity holders, and by the ownership of a majority of the voting interests, with consideration given to the existence of approval or veto rights granted to the minority shareholder. If the minority shareholder holds substantive participation rights, it overcomes the presumption of control by the majority voting interest holder. In contrast, if the minority shareholder simply holds protective rights (such as consent rights over certain actions), it does not overcome the presumption of control by the majority voting interest holder. With respect to the partnerships and limited liability companies, the Company determines control through a consideration of each party’s financial interests in profits and losses and the ability to participate in major decisions such as the acquisition, sale or refinancing of principal assets.
Investments in Rental Property
      Investments in rental property are carried at depreciated cost. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Buildings and improvements	40 years
Ground lease	Term of the related lease
Tenant improvements	Shorter of the useful lives or the terms of the related leases
Furniture, fixtures, and equipment	3-5 years
Acquired in-place leases	Non-cancelable term of the related lease
Acquired management agreements	Non-cancelable term of the related agreement
      Purchase accounting was applied, on a pro-rata basis where appropriate, to the assets and liabilities of real estate entities in which we acquired an interest or a partial interest. The fair value of tangible assets of an acquired property (which includes land, buildings, and improvements) is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, buildings and improvements based on management’s determination of the relative fair value of these assets. We determine the as-if-vacant fair value using methods similar to those used by independent appraisers. Factors considered by us in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand.
      In allocating fair value to the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place leases are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) our estimate of the fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
the leases. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (presented as acquired lease obligations in the accompanying consolidated balance sheets) are amortized as an increase to rental income over the initial term and any fixed rate renewal periods in the respective leases. If a tenant vacates its space prior to the contractual termination of the lease and no rental payments are being made on the lease, any unamortized balance of the related intangible will be written off.
      The aggregate value of other acquired intangible assets consists of acquired in-place leases and acquired management agreements. The fair value allocated to acquired in-place leases consists of a variety of components including, but not necessarily limited to: (a) the value associated with avoiding the cost of originating the acquired in-place leases (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (b) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes, insurance and other operating expenses); (c) the value associated with lost rental revenue from existing leases during the assumed lease-up period; and (d) the value associated with avoided tenant improvement costs or other inducements to secure a tenant lease. The fair value assigned to the acquired management agreements are recorded at the present value (using an interest rate which reflects the risks associated with the management agreements acquired) of the acquired management agreements with certain tenants of the acquired properties. The values of in-place leases and management agreements are amortized to expense over the remaining non-cancelable period of the respective leases or agreements. If a lease were to be terminated prior to its stated expiration, all unamortized amounts related to that lease would be written off.
      The Company has a leasehold interest in the Landmark at Eastview property through a 99-year ground lease. Following the seller’s completion of certain property subdivisions, the ground lease will terminate and a fee simple interest in the property will be transferred to the Company for no additional consideration. Under the terms of the ground lease, the Company has $1.25 million in escrow, which will be used by the seller to complete certain improvements required in connection with completing the property subdivisions. The $1.25 million is included in other assets on the consolidated balance sheets as of December 31, 2004. There are no additional amounts due from the Company under the terms of the ground lease.
      Costs related to acquisition, development, construction and improvements to rental property are capitalized. Capitalized costs associated with unsuccessful acquisitions are charged to expense when an acquisition is abandoned.
      Repair and maintenance costs are charged to expense as incurred and significant replacements and betterments are capitalized. Repairs and maintenance costs include all costs that do not extend the useful life of an asset or increase its operating efficiency. Significant replacement and betterments represent costs that extend an asset’s useful life or increase its operating efficiency.

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Rental property, net consists of the following (in thousands):

	March 31,	December 31,	December 31,
	2005	2004	2003

	(Unaudited)
Land	$70,285	$68,755	$12,000
Ground lease	14,210	14,217	—
Buildings and improvements	409,686	388,502	37,588
Tenant improvements	720	283	—

	494,901	471,757	49,588
Accumulated depreciation	(5,765)	(3,269)	(2,563)

	$489,136	$468,488	$47,025

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed
      The Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
Cash and Cash Equivalents
      Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. We maintain our cash at insured financial institutions. The combined account balances at each institution periodically exceed FDIC insurance coverage, and, as a result, there is a concentration of credit risk related to amounts in excess of FDIC limits. We believe that the risk is not significant.
Restricted Cash
      Restricted cash primarily consists of deposits for real estate taxes, insurance and capital reserves as required by certain loan agreements.
Statements of Cash Flows
      The statements of cash flows of the Company and the Predecessor have been combined for the year ended December 31, 2004 to make them comparable to the same period in 2003 for the Predecessor.
Deferred Leasing Costs
      Leasing commissions and other direct costs associated with obtaining new or renewal leases are recorded at cost and amortized on a straight-line basis over the terms of the respective leases. Deferred leasing costs also include the net carrying value of acquired in-place leases and acquired management agreements, which are discussed above in investments in rental property.

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The balance at March 31, 2005 (unaudited) was comprised as follows (in thousands):

	Balance at
	March 31,	Accumulated
	2005	Amortization	Net

Acquired in-place leases	$60,078	$(7,032)	$53,046
Acquired management agreements	8,392	(983)	7,409
Deferred leasing commissions	561	(66)	495

	$69,031	$(8,081)	$60,950

      The balance at December 31, 2004 was comprised as follows (in thousands):

	Balance at
	December 31,	Accumulated
	2004	Amortization	Net

Acquired in-place leases	$57,663	$(4,001)	$53,662
Acquired management agreements	8,151	(576)	7,575
Deferred leasing commissions	361	(95)	266

	$66,175	$(4,672)	$61,503

      The balance at December 31, 2003 was comprised as follows (in thousands):

	Balance at
	December 31,	Accumulated
	2003	Amortization	Net

Deferred leasing commissions	$360	$(73)	$287
Deferred Loan Costs
      Costs associated with obtaining long-term financing are capitalized and amortized to interest expense over the terms of the related loans using a method that approximates the effective-interest method. The balance includes $162,000 and $102,000 of accumulated amortization at December 31, 2004 and 2003, respectively.
Revenue Recognition
      All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the term of the related lease. The impact of the straight-line rent adjustment increased revenue by $1,125,000, $648,000, and $758,000 for the years ended December 31, 2004, 2003, and 2002, respectively. Additionally, the impact of the amortization of acquired above-market leases and acquired lease obligations decreased revenue by $287,000 for the year ended December 31, 2004. The excess of rents recognized over amounts contractually due pursuant to the underlying leases are included in accrued straight-line rents on the accompanying consolidated balance sheets and contractually due but unpaid rents are included in accounts receivable.
      Recoveries from tenants, consisting of amounts due from tenants for real estate taxes, insurance and common area maintenance costs are recognized as revenue in the period the expenses are incurred. The reimbursements are recognized and presented in accordance with EITF, 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent (“EITF 99-19”). EITF 99-19 requires that these reimbursements be recorded gross, as the Company is generally the primary obligor with respect to purchasing goods and services from third-party suppliers, has discretion in selecting the supplier and bears the credit risk.

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Payments received under master lease agreements entered into with the sellers of the Bayshore and King of Prussia properties to lease space that was not producing rent at the time of the acquisition are recorded as a reduction to buildings and improvements rather than as rental income in accordance with EITF 85-27, Recognition of Receipts from Made-Up Rental Shortfalls. Receipts under the master lease agreements totaled $1,327,000 for the period from August 11, 2004 to December 31, 2004. The master lease at Bayshore will expire in February 2006. The master lease at King of Prussia will expire in June 2008 or sooner under the terms of the agreement if the vacant space is leased by a new tenant.
      Lease termination fees are recognized when the related leases are canceled and we have no continuing obligation to provide services to such former tenants. A gain on early termination of lease of $3.0 million (unaudited) for the three months ended March 31, 2005 is included in other income on the consolidated statements of income and was due to the early termination of a portion of the Nektar lease at our Industrial Road property. Accordingly, the related lease commissions and other related intangible assets have been fully amortized.
Allowance for Doubtful Accounts
      We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments. We also maintain an allowance for accrued straight-line rents. The computation of this allowance is based on the tenants’ payment history and current credit status.
Incentive Awards
      The Company follows SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) as amended by SFAS No. 148. SFAS 123 requires that compensation expense be recorded for the fair-value of restricted stock granted to employees and non-employee directors. The fair-value is recorded based on the market value of the common stock on the grant date to deferred compensation and is amortized to general and administrative expenses over the respective vesting periods.
Equity Offering Costs
      Underwriting commissions and offering costs are reflected as a reduction to additional paid-in-capital.
Income Taxes
      For the year ended December 31, 2004, the Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Code. A REIT is generally not subject to federal income tax on that portion of its taxable income that is distributed to its stockholders, provided that at least 90% of taxable income is distributed. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) and, in most of the states, state income tax on its taxable income at regular corporate tax rates. The Company is subject to certain state and local taxes.
      We have formed a taxable REIT subsidiary (a “TRS”). In general, a TRS may perform non-customary services for tenants, hold assets that we cannot hold directly and generally engage in any real estate or non-real estate related business. A TRS is subject to corporate federal income taxes on its taxable income at regular corporate tax rates (except for the operation or management of health care facilities or lodging facilities or the providing of any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). For the periods

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
presented in the accompanying consolidated statements of income there is no tax provision for the TRS as the TRS had no substantial operations during 2004.
      The Predecessor was a partnership. Under applicable federal and state income tax rules, the allocated share of net income/loss from partnerships is reportable in the income tax returns of the partners and members. Accordingly, no income tax provision is included in the accompanying consolidated financial statements for the period from January 1, 2004 through August 17, 2004 and for the years ended December 31, 2003 and 2002.
Dividends and Distributions
      Earnings and profits, which determine the taxability of dividends and distributions to stockholders, will differ from income reported for financial reporting purposes due to the difference for federal income tax purposes in the treatment of revenue recognition, compensation expense, and in the estimated useful lives used to compute depreciation. Total common distributions were $0.4197 per common share, of which $0.283673 is treated as ordinary income for federal income tax purposes for the year ended December 31, 2004. The remaining common distribution of $0.136027 will be reported for federal income tax purposes in the year ending December 31, 2005.
Management’s Estimates
      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reporting of revenue and expenses during the reporting period to prepare these financial statements in conformity with U.S. generally accepted accounting principles. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and reported amounts of revenue and expenses that are not readily apparent from other sources. Actual results could differ from those estimates under different assumptions or conditions.
      Management considers those estimates and assumptions that are most important to the portrayal of the Company’s financial condition and results of operations, in that they require management’s most subjective judgments, to form the basis for the accounting policies used by the Company. These estimates and assumptions of items such as market rents, time required to lease vacant spaces, lease terms for incoming tenants and credit worthiness of tenants in determining the as-if-vacant value, in-place lease value and above and below market rents value are utilized in allocating purchase price to tangible and identified intangible assets upon acquisition of a property. These accounting policies also include management’s estimates of useful lives in calculating depreciation expense on its properties and the ultimate recoverability (or impairment) of each property. If the useful lives of buildings and improvements are different from 40 years, it could result in changes to the future results of operations of the Company. Future adverse changes in market conditions or poor operating results of our properties could result in losses or an inability to recover the carrying value of the properties that may not be reflected in the properties’ current carrying value, thereby possibly requiring an impairment charge in the future.

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Reclassifications
      Certain prior year amounts have been reclassified to conform to the current year presentation.
Unaudited Interim Financial Information
      The financial statements as of March 31, 2005 and for the three months ended March 31, 2005 and 2004 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the respective interim periods. All such adjustments are of a normal recurring nature.

3.	Minority Interests
      In connection with our Offering, we acquired interests in six properties through our Operating Partnership that were previously owned by limited partnerships and a limited liability company in which certain officers of the Company or entities affiliated with them owned interests, and private investors and tenants who are not affiliated with them owned interests. Persons and entities owning the interests in four of the limited partnerships and the limited liability company, certain officers, some of their spouses and parents, and other individuals and entities not affiliated with us or our management, contributed to us all of their interests in these entities. In exchange for these interests, we issued an aggregate of 2,870,564 limited partnership units in our operating partnership and cash payments in the aggregate amount of $20.5 million. Certain officers of the Company (including some of their spouses) received an aggregate of 2,673,172 limited partnership units having a value of $40.1 million based on the initial public offering price of our common stock of $15.00 per share.
      Minority interests on the consolidated balance sheet related to the Units that are not owned by the Company, which at December 31, 2004 amounted to 8.46% of total common stock and Units outstanding. During the period from August 11, 2004 to December 31, 2004, the minority interest carrying value fluctuated due to the timing of the underwriters’ over-allotment option of 4,050,000 shares, which closed on August 16, 2004, and the closing of certain acquisitions in which Units were issued. In conjunction with the formation of the Company, certain persons and entities contributing interests in properties to the Operating Partnership received Units. Limited partners who were issued Units in the formation transactions have the right, commencing approximately one year after the Offering, to require the Operating Partnership to redeem part or all of their Units for cash based upon the fair market value of an equivalent number of shares of the Company’s common stock at the time of redemption. Alternatively, the Company may elect to acquire those Units in exchange for shares of the Company’s common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Minority interests also include an 11% interest of a limited partner, in the limited partnership that owns the King of Prussia property and a 10% interest by a limited partner in the limited liability company that owns the Waples property, which are consolidated entities of the Company.

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.	Secured Notes Payable
      A summary of our outstanding consolidated secured indebtedness as of December 31, 2004 and March 31, 2005 is as follows (in thousands):

	Stated				Carrying	Carrying
	Fixed	Effective		Unamortized	Value at	Value at
	Interest	Interest	Principal	Premium	March 31,	December 31,
	Rate	Rate	Amount	Amount	2005	2004	Maturity Date

			(Unaudited)	(Unaudited)	(Unaudited)
Ardentech Court	7.25%	5.06%	$4,807	$591	$5,398	$5,440	July 1, 2012
Bayshore Boulevard	4.55%	4.55%	16,378	—	16,378	16,438	January 1, 2010
Bridgeview	8.07%	5.04%	11,798	1,780	13,578	13,681	January 1, 2011
Eisenhower Road	5.80%	4.63%	2,244	73	2,317	2,331	May 5, 2008
Elliott Avenue	7.38%	4.63%	16,881	1,017	17,898	18,107	November 24, 2007
Monte Villa Parkway	4.55%	4.55%	9,971	—	9,971	10,007	January 1, 2010
Science Center Drive	7.65%	5.04%	11,667	1,613	13,280	13,376	July 1, 2011
Towne Centre Drive	4.55%	4.55%	22,774	—	22,774	22,856	January 1, 2010

			$96,520	$5,074	$101,594	$102,236

      The outstanding secured notes payable due to affiliates as of December 31, 2003 was repaid on August 17, 2004. Mortgage debt aggregating $77.0 million secured by the King of Prussia property was repaid in August 2004 concurrent with the purchase of the property.
      Premiums were recorded upon assumption of the notes at the time of acquisition to account for above-market interest rates. Amortization of these premiums is recorded as a reduction to interest expense over the remaining term of the respective note.
      Principal payments due for our consolidated indebtedness were as follows (in thousands):

	March 31,	December 31,
	2005	2004

	(Unaudited)
2005	$1,456	$1,834
2006	2,017	2,018
2007	37,112	17,613
2008	3,732	3,733
2009	1,716	1,717
Thereafter	69,987	69,986

	$116,020	$96,901

5.	Line of Credit
      On August 11, 2004, the Company entered into a $100.0 million revolving unsecured loan agreement, which bears interest at LIBOR plus 1.20%, or higher depending on the leverage ratio of the Company at the time of the draw, or a reference rate, and expires on August 11, 2007. The Company, at its sole discretion, may extend the maturity date to August 11, 2008 after satisfying certain conditions and paying an extension fee totaling 0.20% of the then outstanding commitment. The Company may increase the amount of the commitment up to $200.0 million upon satisfying certain conditions and agreement of the lender. The credit facility requires payment of a quarterly unused commitment fee ranging from 0.15% to

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
0.25% depending on the total unused commitment and an annual administrative fee equal to $10,000 times the number of banks participating in the facility. As of December 31, 2004, the Company had no borrowings outstanding on the credit facility. However, the amount available at December 31, 2004 was $94.0 million due to the issuance of a letter of credit by the lender related to our Bridgeview property.
      The terms of the credit facility include certain restrictions and covenants, which limit, among other things, the payment of dividends, and the incurrence of additional indebtedness and liens. The terms also require compliance with financial ratios relating to the minimum amounts of net worth, fixed charge coverage, unsecured interest expense coverage, leverage ratio, cash flow coverage, the maximum amount of unsecured, secured and recourse indebtedness, and certain investment limitations. The dividend restriction referred to above provides that, except to enable the Company to continue to qualify as a REIT for federal income tax purposes, the Company will not during any four consecutive quarters make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of funds from operations, as defined, for such period, subject to other adjustments. Management believes that it was in compliance with the covenants as of December 31, 2004 and March 31, 2005.

6.	Earnings Per Share
      Earnings per share (“EPS”) is calculated based on the weighted number of shares of our common stock outstanding during the period. The effect of the outstanding Units, vesting of unvested restricted stock that has been granted and the assumed exercise of the stock warrant, using the treasury method, were dilutive and included in the calculation of diluted weighted-average shares for the period from August 11, 2004 through December 31, 2004.
      The following table sets forth information related to the computations of basic and diluted EPS in accordance with SFAS No. 128, Earnings per Share (in thousands, except per share amounts):

		Period
	For the Three	August 11,
	Months Ended	2004 through
	March 31,	December 31,
	2005	2004

	(Unaudited)
Net income attributable to common shares	$5,836	$4,782
Operating partnership unit share in earnings of minority interest(1)	538	414

Adjusted net income attributable to common shares	$6,374	$5,196

Weighted-average common shares outstanding:
Basic	31,129,613	30,965,178
Incremental shares from assumed conversion/exercise:
Stock warrant	75,047	51,681
Vesting of restricted stock	73,596	90,173
Operating Partnership Units	2,870,564	2,660,543

Diluted	34,148,820	33,767,575

Earnings per share — basic and diluted	$0.19	$0.15

(1)	Does not include minority interest for the limited partner’s interest in the King of Prussia property of $(145,000) and $(109,000), respectively.

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Fair Value of Financial Instruments
      SFAS No. 107, Disclosure about Fair Value of Financial Instruments, requires us to disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value. Our disclosures of estimated fair value of financial instruments at March 31, 2005, December 31, 2004 and 2003, respectively, were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.
      The carrying amounts for cash and cash equivalents, restricted cash, accounts receivable, accrued straight-line rents, accounts payable and accrued expenses approximate fair value due to the short-term nature of these instruments.
      We calculate the fair value of our secured notes payable based on a currently available market rate assuming the loans are outstanding through maturity and considering the collateral. In determining the current market rate for fixed rate debt, a market spread is added to the quoted yields on federal government treasury securities with similar maturity dates to debt.
      As of December 31, 2003, the fair value of the secured notes payable and due to affiliates approximated the carrying value.
      At December 31, 2004, the aggregate fair value of our secured notes payable was estimated to be $101.2 million compared to the net carrying value of $102.2 million. At March 31, 2005, the aggregate fair value of our secured notes payable was estimated to be $99.0 million compared to the net carrying value of $101.6 million (including $5.1 million of unamortized premium). As of December 31, 2004 and March 31, 2005(unaudited), the fair value of the debt of our investment in unconsolidated partnership approximated the carrying value.

8.	Incentive Award Plan
      The Company has adopted the BioMed Realty Trust, Inc. and BioMed Realty, L.P. 2004 Incentive Award Plan (the “Plan”). The Plan provides for the grant to directors, employees and consultants of the Company, and the Operating Partnership (and their respective subsidiaries) of stock options, restricted stock, stock appreciation rights, dividend equivalents, and other incentive awards. The Company has reserved 2,500,000 shares of common stock for issuance pursuant to the Plan, subject to adjustments as set forth in the Plan. Upon consummation of the Offering, the Company granted 8,000 shares of restricted stock with an aggregate value of $120,000 to four independent directors of the Board, which vest one year from the date of grant. After the Offering, the Company also granted 328,333 shares of restricted stock with an aggregate value of $4.9 million to certain officers and key employees pursuant to the Plan. The restricted shares generally vest in three equal installments on January 1, 2005, January 1, 2006 and January 1, 2007. Participants are entitled to cash dividends and may vote such awarded shares, but the sale or transfer of such shares is limited during the restricted period.
      In accordance with SFAS 123, the Company recorded deferred compensation of approximately $5.1 million during 2004 for the grants described above based upon the market value for these shares on the dates of the award, and the related compensation charges are being amortized to expense on a straight-line basis over the respective service periods. During the period from August 11, 2004 through December 31, 2004, $872,000 of stock-based compensation expense was recognized in general and administrative expense.

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      During the three months ended March 31, 2005, the Company granted 46,225 shares of restricted stock under the BioMed Realty Trust, Inc. and BioMed Realty, L.P. 2004 Incentive Award Plan. As a result, an additional $935,000 was added to deferred compensation. For the three months ended March 31, 2005, $707,000 of stock-based compensation expense was recognized in general and administrative expense.

9.	Investment in Unconsolidated Partnership
      Investment in unconsolidated partnership is accounted for using the equity method whereby our investment is recorded at cost and the investment account is adjusted for our share of the entity’s income or loss and for distributions and contributions. As of December 31, 2004, we had an investment in McKellar Court, L.P. (“McKellar Court”). The acquisition of the investment in McKellar Court closed on September 30, 2004. McKellar Court is a variable interest entity as defined in Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities; however, the Company is not the primary beneficiary. The limited partner is also the only tenant in the property and will bear a disproportionate amount of any losses. The Company, as the general partner, will receive 21% of the operating cash flows and 75% of the gains upon sale of the property. We account for our general partner interest using the equity method. Significant accounting policies used by the unconsolidated partnership that owns this property are similar to those used by the Company. The assets and liabilities of McKellar Court were $23.1 million and $17.1 million, respectively, at December 31, 2004.

10.	Financial Interests Subject to Put and Call Options
      The limited partner in the King of Prussia limited partnership has a put option that would require the Company to purchase the limited partner’s interest in the property beginning August 21, 2007 through November 11, 2007 for $1.8 million less any distributions paid to the limited partner. If the put option is not exercised, then the Company has a call option beginning in May 11, 2008 through August 11, 2008 to purchase the limited partner’s interest for $1.9 million less any distributions paid to the limited partner. If the Company does not exercise the option, then the limited partnership will continue in existence under the terms of the partnership agreement. As of December 31, 2004, the fair value of the put and call options was $386,000 and $100,000, respectively, which is recorded as a net accrued liability included in accounts payable and accrued expenses on the consolidated balance sheets. In addition, the Company has recorded net change in fair value of the put and call options since the date of acquisition of $20,000 as a charge to income on the consolidated statements of income.

11.	Segment Information
      The Company’s segments are based on its method of internal reporting which classifies its operations by geographic area. The Company’s segments by geographic area are San Francisco, San Diego, Seattle, New York and New Jersey, Pennsylvania and Maryland. The rental operations expenses at the “Corporate and Other” segment consists primarily of the corporate level management of the properties.
      The principal financial measure of the performance of a segment used by the Company is Net Operating Income. Net Operating Income is not a measure of operating results or cash flows from operating activities as measured by GAAP, and it is not indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity. All companies may not calculate Net Operating Income in the same manner. The Company considers Net Operating Income to be an appropriate supplemental measure to net income because it helps both investors and management to

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
understand the core operations of the Company’s properties. Net Operating Income is derived by deducting rental operations and real estate tax expenses from rental revenues and tenant recoveries.
      The Predecessor operated in one geographic area — San Francisco.
      Information by geographic area as of and for the three months ended March 31, 2005 (dollars in thousands)(unaudited):

				New York			Corporate
	San			and			and
	Francisco	San Diego	Seattle	New Jersey	Pennsylvania	Maryland	Other	Total

Rental revenues and tenant recoveries	$3,547	$3,728	$2,233	$7,887	$3,053	$1,020	$—	$21,468
% of total revenues	16.5%	17.4%	10.4%	36.7%	14.2%	4.8%	0.0%	100.0%
Rental operations and real estate tax expenses	$534	$728	$287	$4,778	$1,609	$81	$166	$8,183
% of total rental operations expenses	6.5%	8.9%	3.5%	58.4%	19.7%	1.0%	2.0%	100.0%
Net operating income	$3,013	$3,000	$1,946	$3,109	$1,444	$939	$(166)	$13,285
% of total net operating income	22.7%	22.6%	14.6%	23.4%	10.9%	7.1%	(1.3)%	100.0%
Equity in net income of unconsolidated partnership	—	$51	—	—	—	—	—	$51
% of total equity income of unconsolidated partnership	—	100.0%	—	—	—	—	—	100.0%
Gain on early termination of lease	$3,003	—	—	—	—	—	—	$3,003
% of total gain on early termination of lease	100.0%	—	—	—	—	—	—	100.0%
Interest and other income	$31	$2	—	$1	$1	—	$43	$78
% of total interest income	39.7%	2.6%	—	1.3%	1.3%	—	55.1%	100.0%
Depreciation and amortization	$(1,335)	$(1,449)	$(796)	$(1,539)	$(896)	$(176)	—	$(6,191)
% of total depreciation and amortization	(21.6)%	(23.4)%	(12.8)%	(24.8)%	(14.5)%	(2.9)%	—	(100.0)%
General and administrative	—	—	—	—	—	—	$(2,550)	$(2,550)
% of total general and administrative	—	—	—	—	—	—	(100.0)%	(100.0)%
Interest expense	$(422)	$(411)	$(336)	—	$(27)	—	$(215)	$(1,411)
% of total interest expense	(29.9)%	(29.1)%	(23.8)%	—	(1.9)%	—	(15.3)%	(100.0)%
Minority interests	—	—	—	—	$109	—	$(538)	$(429)
% of total minority interests	—	—	—	—	25.4%	—	(125.4)%	(100.0)%
Net income	$4,290	$1,193	$814	$1,571	$631	$763	$(3,426)	$5,836
% of total net income	73.5%	20.4%	14.0%	26.9%	10.8%	13.1%	(58.7)%	100.0%
Investment in unconsolidated partnership	—	$2,505	—	—	—	—	—	$2,505

Total assets	$153,670	$136,749	$70,700	$109,558	$93,088	$32,409	$5,443	$601,617

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Information by geographic area as of and for the year ended December 31, 2004 (dollars in thousands):

							Corporate
	San			New York/			and
	Francisco	San Diego	Seattle	New Jersey	Pennsylvania	Maryland	Other	Total

Total revenues	$5,165	$4,621	$2,975	$11,167	$4,565	$161	$—	$28,654
% of total revenues	18.0%	16.1%	10.4%	39.0%	15.9%	0.6%	0.0%	100.0%
Rental operations expenses	$732	$820	$421	$7,194	$2,197	$17	$238	$11,619
% of total rental operations expenses	6.3%	7.1%	3.6%	61.9%	18.9%	0.1%	2.0%	100.0%
Net operating income	$4,433	$3,801	$2,554	$3,973	$2,368	$144	$(238)	$17,035
% of total net operating income	26.0%	22.3%	15.0%	23.3%	13.9%	0.8%	(1.4)%	100.0%
Depreciation and amortization	$1,326	$1,689	$1,193	$2,279	$1,337	$29	—	$7,853
% of total depreciation and amortization	16.9%	21.5%	15.2%	29.0%	17.0%	0.4%	—	100.0%
General and administrative	—	—	—	—	—	—	$3,130	$3,130
% of total general and administrative	—	—	—	—	—	—	100.0%	100.0%
Equity in net loss of unconsolidated partnership	—	$(11)	—	—	—	—	—	$(11)
% of total equity loss of unconsolidated partnership	—	(100.0)%	—	—	—	—	—	(100.0)%
Interest income	$2	$16	$6	$16	$1	—	$149	$190
% of total interest income	1.2%	8.4%	3.1%	8.4%	0.5%	—	78.4%	100.0%
Interest expense	$(269)	$(200)	$(301)	—	$(43)	—	$(367)	$(1,180)
% of total interest expense	(22.8)%	(16.9)%	(25.5)%	—	(3.7)%	—	(31.1)%	(100.0)%
Minority interests	—	—	—	—	$145	—	$(414)	$(269)
% of total minority interests	—	—	—	—	—	—	(100.0)%	(100.0)%
Net income	$2,840	$1,917	$1,066	$1,710	$1,134	$115	$(4,000)	$4,782
% of total net income	59.4%	40.1%	22.3%	35.8%	23.7%	2.4%	(83.6)%	100.0%
Improvements to rental property	—	$30	—	$260	—	—	—	$290
Investment in unconsolidated partnership	—	$2,470	—	—	—	—	—	$2,470

Total assets	$131,852	$129,908	$70,630	$101,794	$93,358	$31,833	$22,348	$581,723

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Property Acquisitions
      In addition to the property acquisitions described above in Note 1, the Company acquired interests in properties during the fourth quarter of 2004 and first quarter of 2005 (unaudited) (in thousands):

	Purchase	Debt
	Price	Assumed		Acquisition Date

San Diego Science Center	$29,750	$—		October 21, 2004
Ardentech Court — San Francisco	10,500	4,800	(1)	November 18, 2004
Beckley Street — Maryland	15,240	—		December 17, 2004
Tributary Street — Maryland	10,160	—		December 17, 2004
Waples — San Diego (unaudited)	5,100	—		March 1, 2005
Bridgeview — San Francisco (unaudited)	16,200	—		March 16, 2005
Graphics Drive — New Jersey (unaudited)	7,700	—		March 17, 2005

	$94,650	$4,800

(1)	Excludes $622,000 of debt premium.

13.	Future Minimum Rent
      Total future minimum lease receipts under noncancelable operating tenant leases in effect at December 31, 2004 were as follows (in thousands):

2005	$54,038
2006	52,512
2007	49,307
2008	37,588
2009	36,491
Thereafter	135,828

$365,764

      The geographic concentration of future minimum lease receipts under noncancelable operating tenant leases to be received at December 31, 2004 was as follows (in thousands):

Location

San Francisco	$110,670
San Diego	76,324
Seattle	20,892
New York/New Jersey	51,276
Pennsylvania	57,885
Maryland	48,717

$365,764

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Commitments and Contingencies
Concentration of Credit Risk
      Life science entities comprise the vast majority of the Company’s tenant base. Because of the dependence on a single industry, adverse conditions affecting that industry will more adversely affect our business. One tenant comprised 10.7% or $6.3 million of annualized revenues at December 31, 2004. The inability of this tenant to make lease payments could materially adversely affect our business. This tenant is located at our King of Prussia property located in Pennsylvania.
      We generally do not require collateral or other security from our tenants, other than security deposits or letters of credit.
Capital Commitments
      As of December 31, 2004, we had approximately $1.9 million outstanding in capital commitments related to tenants improvements, renovation costs and general property-related capital expenditures.
Insurance
      The Company carries insurance coverage on its properties of types and in amounts that it believes are in line with coverage customarily obtained by owners of similar properties. However, certain types of losses (such as from earthquakes and floods) may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of an earthquake or flood, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Should an uninsured loss occur, the Company could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties.
Environmental Matters
      The Company follows a policy of monitoring its properties for the presence of hazardous or toxic substances. The Company is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Company’s business, assets or results of operations. There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Company’s results of operations and cash flow. The Company carries environmental remediation insurance for its properties. This insurance, subject to certain exclusions and deductibles, covers the cost to remediate environmental damage caused by future spills or the historic presence of previously undiscovered hazardous substances.
Tax Indemnification Agreements and Minimum Debt Requirements
      As a result of the contribution of properties to the Operating Partnership, the Company has indemnified the contributors of the properties against adverse tax consequences if it directly or indirectly sells, exchanges or otherwise disposes of the properties in a taxable transaction before the tenth anniversary of the completion of the Offering. The Company also has agreed to use its reasonable best efforts to maintain at least $8.0 million of debt, some of which must be property specific, for a period of ten years following the date of the Offering to enable certain contributors to guarantee the debt in order to defer potential taxable gain they may incur if the Operating Partnership repays the existing debt.

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Newly Issued Accounting Pronouncements
      In December 2004, FASB issued SFAS No. 123R, Share-Based Payment (“SFAS 123R”). SFAS 123R replaces SFAS 123. SFAS 123R requires the compensation cost relating to share-based payment transactions be recognized in financial statements and be measured based on the fair value of the equity instrument issued. SFAS 123R is effective in fiscal periods beginning after June 15, 2005. As of December 31, 2004, the Company’s equity issuances for compensation have consisted entirely of restricted stock grants to directors and employees. The Company does not believe that the treatment of its restricted stock grants under SFAS 123R differs from the treatment under SFAS 123. As a result, the Company does not expect the adoption of SFAS 123R to have a material impact on the Company’s results of operations, financial position, or liquidity.
      In December 2004, the FASB issued SFAS No. 153, Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29 (“SFAS 153”). The amendments made by SFAS 153 are based on the principle that exchanges of nonmonetary assets should be measured on the fair value of assets exchanged. SFAS 153 eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not expect the adoption of SFAS 153 to have a material impact on the Company’s results of operations, financial position, or liquidity.

16.	Subsequent Events
      On January 10, 2005, the Company appointed an independent director, M. Faye Wilson, to its board of directors and granted her 2,000 shares of restricted stock with an aggregate value of $42,000, which vest one year from the date of grant. During the first quarter of 2005, the Company also granted 44,225 shares of restricted stock with an aggregate value of $893,000 to officers and employees pursuant to the Plan.
      On March 1, 2005, the Company invested approximately $5.1 million in a majority owned joint venture that purchased a building located at 9535 Waples in San Diego. The Company anticipates expanding and improving the building to reposition it as laboratory space. The Company has entered into an agreement with its joint venture partner, who will be responsible for construction, leasing and management.
      On March 16, 2005, the Company acquired the third building on our Bridgeview property in Hayward, California for approximately $16.2 million. The purchase price was funded through the Company’s revolving credit facility.
      On March 17, 2005, the Company acquired a building located at 7 Graphics Drive in Ewing, New Jersey for approximately $7.7 million. The purchase price was funded through the Company’s revolving credit facility and cash on hand.
      On March 14, 2005, the Company declared its first quarter 2005 dividend in the amount of $0.27 per common share and operating partnership unit. The dividend was paid on April 15, 2005 to stockholders of record at the close of business on March 31, 2005. The dividend is equivalent to an annualized dividend of $1.08 per common share and unit.

17.	Recent Developments (Unaudited)
      At March 31, 2005, we owned or had interests in 19 properties, located in San Diego, San Francisco, Seattle, Maryland, Pennsylvania, New York and New Jersey, consisting of 36 buildings with approximately

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
2.8 million rentable square feet of laboratory and office space. We also owned undeveloped land that we estimate can support up to 548,000 rentable square feet of laboratory and office space.
      On April 5, 2005, the Company, through the Operating Partnership, completed the acquisition of Fresh Pond Research Park located in Cambridge, Massachusetts for cash consideration of approximately $20.7 million. The purchase price was funded with borrowings under our then existing $100.0 million unsecured revolving credit facility.
      On April 5, 2005, the Company, through the Operating Partnership, completed the acquisition of a property on Coolidge Avenue located in the Boston area in Watertown, Massachusetts for cash consideration of approximately $10.8 million. The purchase price was funded with borrowings under our then existing $100.0 million unsecured revolving credit facility.
      On April 5, 2005, the Company, through the Operating Partnership, completed the acquisition of a property located on Phoenixville Pike in Malvern, Pennsylvania for cash consideration of approximately $13.0 million. The purchase price was funded with borrowings under our then existing $100.0 million unsecured revolving credit facility and cash on hand.
      On April 19, 2005, the Company entered into a lease amendment with Centocor, Inc., a subsidiary of Johnson & Johnson. Under the amendment, Centocor has agreed to lease an additional 79,667 rentable square feet at the Company’s King of Prussia property located in Radnor, Pennsylvania from May 1, 2005 through March 31, 2010. The new lease replaces the existing portion of the master lease with an affiliate of The Rubenstein Company, the original seller of the property, with respect to this space. Annualized base rent of approximately $1.3 million and certain tenant reimbursements received under the new lease will correspondingly reduce the rent received under the master lease.
      On April 21, 2005, the Company, through the Operating Partnership, completed the acquisition of a property located on Nancy Ridge Drive in San Diego for cash consideration of approximately $5.8 million and the assumption of approximately $7.0 million in debt. The cash portion of the purchase price was funded with borrowings under our then existing $100.0 million unsecured revolving credit facility.
      On May 31, 2005, the Company acquired a portfolio (the Lyme Portfolio) of eight properties, including one parking structure in Cambridge, Massachusetts and an additional property in Lebanon, New Hampshire for a total purchase price of approximately $531.0 million, including estimated closing costs. The purchase price was paid in cash and through the assumption of approximately $131.2 million of indebtedness. In order to finance the acquisition and provide additional working capital, the Company secured a commitment from KeyBank National Association, under which the Company can borrow up to $600.0 million under three credit facilities, including a three-year, senior unsecured revolving credit facility of $250.0 million, a three-year, senior unsecured term loan facility of $100.0 million, and a five-year, secured term loan facility of $250.0 million. The new $250.0 million senior unsecured revolving credit facility, which contains an accordion option up to $400.0 million, replaced the Company’s existing $100.0 million unsecured revolving credit facility.

BIOMED REALTY TRUST, INC. AND
INHALE 201 INDUSTRIAL ROAD, L.P. (PREDECESSOR)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.	Quarterly Financial Information (unaudited)
      The tables below reflect the Company’s and the Predecessor’s selected quarterly information for the years ended December 31, 2004 and 2003 (in thousands, except per share data).

	2004 Quarter Ended

	BioMed Realty Trust, Inc.(1)		Predecessor(2)

		August 11	July 1
		through	through
	December 31,	September 30,	August 17,	June 30,	March 31,

Total revenues	$19,670	$8,984	$278	$1,724	$1,712
Income/(loss) before minority interests	$3,146	$1,905	$(261)	$631	$631
Minority interests	$(191)	$(78)	$—	—	$—
Net income/(loss)	$2,955	$1,827	$(261)	$631	$631
Net income per share — basic	$0.10	$0.06	$—	—	$—
Net income per share — diluted	$0.09	$0.06	$—	—	$—

	2003 Quarter Ended

	Predecessor(2)

	December 31,	September 30,	June 30,	March 31,

Total revenues	$1,756	$1,755	$1,760	$1,748
Net income	$564	$620	$556	$594
Net income per share — basic and diluted	$—	$—	$—	$—

(1)	The Company commenced operations on August 11, 2004, after completing the Offering.

(2)	Represents results of the Predecessor prior to completion of the Offering and acquisition of the Predecessor on August 17, 2004.

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
As of December 31, 2004
(In thousands)

					Initial Cost				Gross amount carried at December 31, 2004
								Costs
							Buildings	Capitalized			Buildings
		Year Built/	Date			Ground	and	Subsequent		Ground	and		Accumulated
Property	Market	Renovated	Acquired	Encumbrances	Land	Lease	Improvements	to Acquisition	Land	Lease	Improvements	Total	Depreciation	Net

				(1)								(2)	(3)
Ardentech Court	San Francisco	1997/2001	11/18/04	$4,828	$2,742	$—	$5,372	$—	$2,742	$—	$5,372	$8,114	$(17)	$8,097
Balboa Avenue	San Diego	1968/2000	8/13/04	—	1,316	—	9,493	30	1,316	—	9,523	10,839	(89)	10,750
Bayshore Boulevard	San Francisco	2000	8/17/04	16,438	3,667	—	23,131	—	3,667	—	23,131	26,798	(217)	26,581
Beckley Street	Maryland	1999	12/17/04	—	1,480	—	17,572	—	1,480	—	17,572	19,052	(18)	19,034
Bernardo Center Drive	San Diego	1974/1992	8/13/04	—	2,580	—	13,714	—	2,580	—	13,714	16,294	(129)	16,165
Bridgeview	San Francisco	1977/1998	9/10/04	11,825	1,315	—	14,716	—	1,315	—	14,716	16,031	(107)	15,924
Eisenhower Road	Pennsylvania	1973/2000	8/13/04	2,252	416	—	2,614	—	416	—	2,614	3,030	(24)	3,006
Elliott Avenue	Seattle	1925/2004	8/24/04	16,996	10,124	—	38,906	—	10,124	—	38,906	49,030	(365)	48,665
Industrial Road	San Francisco	2001	8/17/04	—	12,000	—	41,718	—	12,000	—	41,718	53,718	(391)	53,327
King of Prussia	Pennsylvania	1954/2004	8/11/04	—	12,813	—	68,231	—	12,813	—	68,231	81,044	(638)	80,406
Landmark at Eastview	New York/New Jersey	1958/1999	8/12/04	—	—	14,210	61,996	260	—	14,217	62,249	76,466	(635)	75,831
Monte Villa Parkway	Seattle	1996/2002	8/17/04	10,007	1,020	—	10,711	—	1,020	—	10,711	11,731	(100)	11,631
San Diego Science Center	San Diego	1973/2002	10/21/04	—	3,872	—	21,874	—	3,872	—	21,874	25,746	(114)	25,632
Science Center Drive	San Diego	1995	9/24/04	11,699	2,630	—	16,365	—	2,630	—	16,365	18,995	(119)	18,876
Towne Centre Drive	San Diego	2001	8/12/04	22,856	10,720	—	31,504	—	10,720	—	31,504	42,224	(295)	41,929
Tributary Street	Maryland	1983/1998	12/17/04	—	2,060	—	10,585	—	2,060	—	10,585	12,645	(11)	12,634

Total				$96,901	$68,755	$14,210	$388,502	$290	$68,755	$14,217	$388,785	$471,757	$(3,269)	$468,488

(1)	Excludes unamortized debt premium of $5,335.

(2)	The aggregate gross cost of the Company’s rental property for federal income tax purposes approximated $512,459 as of December 31, 2004 (unaudited).

(3)	Depreciation of the ground lease and building and improvements are recorded on a straight-line basis over the estimated useful lives ranging from the life of the lease to 40 years.
See accompanying report of independent registered public accounting firm.

SCHEDULE III — REAL ESTATE AND ACCUMULATED DEPRECIATION
As of December 31, 2004
(In thousands)
      A summary of activity of rental property and accumulated depreciation is as follows (in thousands):

	BioMed
	Realty
	Trust, Inc.(1)	Predecessor(1)

	August 11	January 1
	thru	thru
	December 31,	August 17,	December 31,	December 31,
	2004	2004	2003	2002

Rental Property:
Balance at beginning of period/year	$—	$49,588	$49,483	$49,324
Property acquisitions	471,467	—	—	—
Improvements	290	—	105	159

Balance at end of period/year	$471,757	$49,588	$49,588	$49,483

Accumulated Depreciation:
Balance at beginning of period/year	$—	$(2,563)	$(1,630)	$(697)
Depreciation expense	(3,269)	(586)	(933)	(933)

Balance at end of period/year	$(3,269)	$(3,149)	$(2,563)	$(1,630)

(1)	BioMed Realty Trust, Inc. commenced operations on August 11, 2004 after completion of our Offering. Industrial Road is the largest of the properties acquired in the Offering and therefore has been identified as the accounting acquirer, or Predecessor, pursuant to paragraph 17 of SFAS 141. As such, the information presented herein for our Predecessor were prepared on a stand-alone basis up to and including the acquisition date, August 17, 2004. Upon completion of the Offering, the interest in the Predecessor acquired from affiliates was recorded at historic cost. The acquisitions of the unaffiliated interests in the Predecessor and the interests in all of the other properties have been accounted for as a purchase in accordance with SFAS 141.
See accompanying report of independent registered public accounting firm.

INDEPENDENT AUDITORS’ REPORT
The Board of Directors
BioMed Realty Trust, Inc.:
      We have audited the accompanying combined statement of revenues and certain expenses of the Lyme Portfolio (the Portfolio) for the year ended December 31, 2004. This statement is the responsibility of the management of BioMed Realty Trust, Inc. Our responsibility is to express an opinion on this statement based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Portfolio’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying combined statement of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the combined statement of revenues and certain expenses. It is not intended to be a complete presentation of the Lyme Portfolio’s revenues and expenses.
      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in note 1, of the Lyme Portfolio for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
San Diego, California
June 3, 2005

LYME PORTFOLIO
COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
(In thousands)

	Three Months
	Ended	Year Ended
	March 31,	December 31,
	2005	2004

	(Unaudited)
Revenues:
Rental	$11,273	$44,123
Tenant recoveries	3,140	9,198
Other	318	1,378

Total revenues	14,731	54,699

Certain expenses:
Rental operations	1,758	4,683
Real estate taxes	1,529	5,344
Other expenses	22	86

Total certain expenses	3,309	10,113

Income from operations	11,422	44,586
Interest expense	(2,203)	(8,711)

Revenues in excess of certain expenses	$9,219	$35,875

See accompanying notes to statements of revenues and certain expenses.

LYME PORTFOLIO
NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES
Three Months Ended March 31, 2005 (unaudited) and Year Ended December 31, 2004
(Tabular amounts in thousands)

(1)	Basis of Presentation
      The accompanying combined statements of revenues and certain expenses relate to the operations of a portfolio of eight properties including one parking structure in Cambridge, Massachusetts, and an additional property in Lebanon, New Hampshire (collectively, the “Portfolio”). The nine properties are leased to 6 tenants. Four of the properties’ tenants lease parking spaces in the parking structure.
      The Portfolio was owned by the Lyme Timber Company (Lyme) and certain of its affiliates. On April 15, 2005, BioMed Realty Trust, Inc., (the Company) through its operating partnership subsidiary, BioMed Realty, L.P., (the Operating Partnership) entered into a definitive purchase and sale agreement with Lyme to purchase the Properties for approximately $524.0 million plus closing costs. The Operating Partnership completed the transaction on May 31, 2005.
      The accompanying combined statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Portfolio for the three months ended March 31, 2005 (unaudited) or for the year ended December 31, 2004 due to the exclusion of the following revenues and expenses, which may not be comparable to the proposed future operations of the Portfolio:

•	Depreciation and amortization

•	Other costs not directly related to the proposed future operations of the Portfolio
      Prior to the acquisition, the Portfolio was partially managed by third-party management companies. Following the acquisition, the Portfolio will be managed by third-party managers under new management contracts. In accordance with the rules and regulations of the Securities and Exchange Commission, the third party management fee revenues and expenses are included in the statements of revenues and certain expenses.

(2)	Summary of Significant Accounting Policies and Practices

(a)	Revenue Recognition
      Rental revenue is recognized on a straight-line basis over the term of the respective leases.

(b)	Use of Estimates
      Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to prepare the combined statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c)	Unaudited Interim Combined Statement
      The combined statement of revenues and certain expenses for the three months ended March 31, 2005 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3)	Rental Revenue
      The Portfolio leases laboratory and office space under various lease agreements with their tenants. All leases are accounted for as operating leases. The leases include provisions under which the properties are

LYME PORTFOLIO
NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES — (Continued)
reimbursed for common area expenses, real estate taxes and insurance. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Certain leases contain renewal options at various times and rental rates.
      Minimum rents to be received from tenants under operating leases, which terms range from 4 to 13 years, in effect at December 31, 2004, are as follows:

Year

2005	$45,067
2006	42,692
2007	42,692
2008	42,692
2009	41,197
Thereafter	288,260

$502,600

(4)	Certain Expenses
      Certain expenses include only those costs expected to be comparable to the proposed future operations of the Portfolio. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization, management fees, interest expense related to mortgage debt not assumed and professional fees are excluded from the statements of revenues and certain expenses.
      In connection with the acquisition of the Portfolio, the Operating Partnership assumed three separate mortgage notes amounting to $126.4 million as of December 31, 2004. Each mortgage note is secured by one of the properties in the Portfolio. The mortgages bear interest at fixed rates ranging from 6.38% to 7.34%. Each mortgage requires monthly payments of principal and interest and mature on various dates through October 1, 2018.
      Minimum annual principal payments at December 31, 2004 under the terms of the mortgage notes are as follows:

Year

2005	$2,898
2006	3,104
2007	3,324
2008	20,053
2009	2,595
Thereafter	94,939

$126,913

      In addition, the Operating Partnership will assume one construction loan amounting to $5.4 million as of December 31, 2004. Prior to the Operating Partnership’s acquisition of the Portfolio, the construction loan was replaced by a $6.0 million mortgage bearing interest at a fixed rate of 5.50% which matures on January 1, 2025.

(5)	Concentration of Credit Risk
      For the year ended December 31, 2004, two tenants accounted for approximately 52.8% and 34.4% of revenues. The other four tenants accounted for approximately 12.8% of revenues.

INDEPENDENT AUDITORS’ REPORT
The Board of Directors
BioMed Realty Trust, Inc.:
      We have audited the accompanying statement of revenues and certain expenses of Bridgeview II (the Property) for the year ended December 31, 2004. This statement is the responsibility of the management of BioMed Realty Trust, Inc. Our responsibility is to express an opinion on this statement based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenues and certain expenses. It is not intended to be a complete presentation of Bridgeview II’s revenues and expenses.
      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in note 1, of Bridgeview II for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
San Diego, California
June 3, 2005

BRIDGEVIEW II
STATEMENTS OF REVENUES AND CERTAIN EXPENSES
(In thousands)

	Period from
	January 1, 2005
	through	Year Ended
	March 15, 2005	December 31, 2004

	(Unaudited)
Revenues:
Rental	$271	$1,292
Tenant reimbursements	34	164

Total revenues	305	1,456

Certain expenses:
Operating expenses	11	53
Real estate taxes	25	118

Total certain expenses	36	171

Revenues in excess of certain expenses	$269	$1,285

See accompanying notes to statements of revenues and certain expenses.

BRIDGEVIEW II
NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES
Period from January 1, 2005 through March 15, 2005 (unaudited)
and Year Ended December 31, 2004
(Tabular amounts in thousands)

(1)	Basis of Presentation
      The accompanying statements of revenues and certain expenses relate to the operations of the property known as Bridgeview II (the Property). The Property consists of one building located at 24590 Clawiter Road, Hayward, CA and is 100% leased by one tenant.
      On March 16, 2005, BioMed Realty Trust, Inc., a Maryland corporation (the Company), through its operating partnership subsidiary, BioMed Realty, L.P. (the Operating Partnership), completed the acquisition of the Property from F&S Hayward II, LLC (F&S Hayward). The total purchase price was approximately $16.2 million. The Operating Partnership funded the purchase price with proceeds from the Company’s unsecured revolving credit facility.
      The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the period from January 1, 2005 through March 15, 2005 (unaudited) and for the year ended December 31, 2004 due to the exclusion of the following revenues and expenses, which may not be comparable to the proposed future operations of the Property:

•	Management fee revenues received from tenants

•	Depreciation and amortization

•	Other costs not directly related to the proposed future operations of the Property, including third-party management fees

(2)	Summary of Significant Accounting Policies and Practices

(a)	Revenue Recognition
      Rental revenue is recognized on a straight-line basis over the term of the respective leases.

(b)	Use of Estimates
      Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting period to prepare the statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c)	Unaudited Interim Statement
      The statement of revenues and certain expenses for the period from January 1, 2005 through March 15, 2005 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3)	Rental Revenue
      The Property leases laboratory and office space under a lease agreement with its tenant. The lease is accounted for as an operating lease. The lease includes provisions under which the Property is reimbursed for common area expenses, real estate taxes and insurance. Revenue related to these reimbursed costs is

BRIDGEVIEW II
NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES — (Continued)
recognized in the period the applicable costs are incurred and billed to the tenant pursuant to their lease agreement. The lease contains renewal options at various times and rental rates.
      Minimum rents to be received under the terms of the non-cancelable operating lease agreement, excluding expense reimbursements, in effect at December 31, 2004, are as follows:

Year

2005	$1,064
2006	1,107
2007	1,151
2008	1,197
2009	1,245
Thereafter	11,203

$16,967

(4)	Certain Expenses
      Certain expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization, management fees and professional fees are excluded from the statements of revenues and certain expenses.

(5)	Concentration of Credit Risk
      For the year ended December 31, 2004, one tenant accounted for 100% of revenues.

INDEPENDENT AUDITORS’ REPORT
The Board of Directors
BioMed Realty Trust, Inc.:
      We have audited the accompanying statement of revenues and certain expenses of Nancy Ridge (the Property) for the year ended December 31, 2004. This statement is the responsibility of the management of BioMed Realty Trust, Inc. Our responsibility is to express an opinion on this statement based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenues and certain expenses. It is not intended to be a complete presentation of Nancy Ridge’s revenues and expenses.
      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in note 1, of Nancy Ridge for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
San Diego, California
June 3, 2005

NANCY RIDGE
STATEMENTS OF REVENUES AND CERTAIN EXPENSES
(In thousands)

	Three Months
	Ended	Year Ended
	March 31, 2005	December 31, 2004

	(Unaudited)
Revenues:
Rental	$355	$1,419
Tenant reimbursements	35	112
Other income	16	—

Total revenues	406	1,531

Expenses:
Operating expenses	20	49
Real estate taxes	15	60

Total certain expenses	35	109

Income from operations	371	1,422
Interest expense	(130)	(513)

Revenues in excess of certain expenses	$241	$909

See accompanying notes to statements of revenues and certain expenses.

NANCY RIDGE
NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES
Three Months Ended March 31, 2005 (unaudited) and Year Ended December 31, 2004
(Tabular amounts in thousands)

(1)	Basis of Presentation
      The accompanying statements of revenues and certain expenses relate to the operations of the property known as Nancy Ridge (the Property). The Property consists of one building located at 6828 Nancy Ridge Drive, San Diego, CA and is fully leased by two tenants.
      On April 21, 2005, BioMed Realty Trust, Inc., a Maryland corporation (the Company), through its operating partnership subsidiary, BioMed Realty, L.P. (the Operating Partnership), completed the acquisition of the Property from 6828 Nancy Ridge, LLC. The total purchase price was approximately $12.8 million. The Operating Partnership funded the purchase price with the assumption of $7.0 million in debt and $5.8 million in cash. The cash portion of the purchase price was funded with borrowings under the Company’s unsecured revolving credit facility.
      The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the three months ended March 31, 2005 (unaudited) or for the year ended December 31, 2004 due to the exclusion of the following revenues and expenses, which may not be comparable to the proposed future operations of the Property:

•	Management fee revenues received from tenants

•	Depreciation and amortization

•	Other costs not directly related to the proposed future operations of the Property, including third-party management fees

(2)	Summary of Significant Accounting Policies and Practices

(a)	Revenue Recognition
      Rental revenue is recognized on a straight-line basis over the term of the respective leases.

(b)	Use of Estimates
      Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting periods to prepare the statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c)	Unaudited Interim Statement
      The statement of revenues and certain expenses for the three-months ended March 31, 2005 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3)	Rental Revenue
      The Property leases laboratory and office space under lease agreements with its tenants. The leases are accounted for as operating leases. The leases include provisions under which the Property is reimbursed for common area expenses, real estate taxes and insurance . Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to tenants pursuant to the lease agreements. Certain leases contain renewal options at various times and rental rates.

NANCY RIDGE
NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES — (Continued)
      Minimum rents to be received under the terms of the non-cancelable operating lease agreements, excluding expense reimbursements, in effect at December 31, 2004, are as follows:

Year

2005	$1,355
2006	1,399
2007	1,444
2008	1,490
2009	1,538
Thereafter	3,933

$11,159

(4)	Certain Expenses
      Certain expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization, management fees and professional fees are excluded from the statements of revenues and certain expenses.
      In connection with the acquisition of the Property, the Company will assume the $7.0 million of mortgage debt outstanding as of December 31, 2004 secured by the Property. The mortgage debt bears interest at a fixed interest rate of 7.15%, requires monthly payments of principal and interest and matures on September 1, 2012. As of December 31, 2004, annual principal payments due on the mortgage debt were as follows:

Year

2005	$75
2006	80
2007	86
2008	91
2009	100
Thereafter	6,595

$7,027

(5)	Concentration of Credit Risk
      For the year ended December 31, 2004, two tenants accounted for 100% of revenues.

INDEPENDENT AUDITORS’ REPORT
The Board of Directors
BioMed Realty Trust, Inc.:
      We have audited the accompanying statement of revenues and certain expenses of Graphics Drive (the Property) for the year ended December 31, 2004. This statement is the responsibility of the management of BioMed Realty Trust, Inc. Our responsibility is to express an opinion on this statement based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenues and certain expenses. It is not intended to be a complete presentation of Graphics Drive’s revenues and expenses.
      In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in note 1, of Graphics Drive for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
San Diego, California
June 3, 2005

GRAPHICS DRIVE
STATEMENTS OF REVENUES AND CERTAIN EXPENSES
(In thousands)

	Period from
	January 1, 2005
	through	Year Ended
	March 16, 2005	December 31, 2004

	(Unaudited)
Revenues:
Rental	$31	$56
Tenant reimbursements	10	14

Total revenues	41	70

Expenses:
Operating expenses	44	143
Real estate taxes	25	116

Total of certain expenses	69	259

Excess of certain expenses over revenues	$(28)	$(189)

See accompanying notes to statements of revenues and certain expenses.

GRAPHICS DRIVE
NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES
Period from January 1, 2005 through March 16, 2005 (unaudited)
and Year Ended December 31, 2004
(Tabular amounts in thousands)

(1)	Basis of Presentation
      The accompanying statements of revenues and certain expenses relate to the operations of the property known as Graphics Drive (the Property). The Property consists of one building located at 7 Graphics Drive, Ewing, NJ and is 15% leased by one tenant. The tenant’s lease commenced on April 1, 2004.
      On March 17, 2005, BioMed Realty Trust, Inc., a Maryland corporation (the Company), through its operating partnership subsidiary, BioMed Realty, L.P. (the Operating Partnership), completed the acquisition of the Property from Phillips Associates I, L.L.C. (Phillips Associates). The total purchase price was approximately $7.7 million. The Operating Partnership funded the purchase price with proceeds from the Company’s unsecured revolving credit facility.
      The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the period from January 1, 2005 through March 16, 2005 (unaudited) and for the year ended December 31, 2004 due to the exclusion of the following revenues and expenses, which may not be comparable to the proposed future operations of the Property:

•	Management fee revenues received from tenants

•	Depreciation and amortization

•	Other costs not directly related to the proposed future operations of the Property, including third-party management fees

(2)	Summary of Significant Accounting Policies and Practices

(a)	Revenue Recognition
      Rental revenue is recognized on a straight-line basis over the term of the respective lease.

(b)	Use of Estimates
      Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting period to prepare the statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c)	Unaudited Interim Statement
      The statement of revenues and certain expenses for the period from January 1, 2005 through March 16, 2005 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3)	Rental Revenue
      The Property leases laboratory and office space under a lease agreement with its tenant. The lease is accounted for as an operating lease. The lease includes provisions under which the Property is reimbursed for common area expenses, real estate taxes and insurance. Revenue related to these reimbursed costs is

GRAPHICS DRIVE
NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES — (Continued)
recognized in the period the applicable costs are incurred and billed to the tenant pursuant to the lease agreement. The lease contains a renewal option which entitles the tenant to extend the lease for three additional years.
      Minimum rents to be received under the terms of the non-cancelable operating lease agreement, excluding expense reimbursements, in effect at December 31, 2004, are as follows:

Year

2005	$148
2006	148
2007	148

$444

(4)	Certain Expenses
      Certain expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization, management fees and professional fees are excluded from the statement of revenues and certain expenses.

(5)	Concentration of Credit Risk
      For the year ended December 31, 2004, one tenant accounted for 100% of revenues.

INDEPENDENT AUDITORS’ REPORT
The Board of Directors
BioMed Realty Trust, Inc.:
      We have audited the accompanying statement of revenues and certain expenses of Phoenixville (the Property) for the year ended December 31, 2004. This statement is the responsibility of the management of BioMed Realty Trust, Inc. Our responsibility is to express an opinion on this statement based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1 to the statement of revenues and certain expenses. It is not intended to be a complete presentation of Phoenixville’s revenues and expenses.
      In our opinion, the statement referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in note 1, of Phoenixville for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
San Diego, California
June 3, 2005

PHOENIXVILLE
STATEMENTS OF REVENUES AND CERTAIN EXPENSES
(In thousands)

	Three Months Ended	Year Ended
	March 31, 2005	December 31, 2004

	(Unaudited)
Revenues:
Rental	$187	$615
Tenant reimbursements	42	112

Total revenues	229	727

Certain expenses:
Operating expenses	81	186
Real estate taxes	31	126

Total certain expenses	112	312

Revenues in excess of certain expenses	$117	$415

See accompanying notes to statements of revenues and certain expenses.

PHOENIXVILLE
NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES
Three Months Ended March 31, 2005 (unaudited) and Year Ended December 31, 2004
(Tabular amounts in thousands)

(1)	Basis of Presentation
      The accompanying statements of revenues and certain expenses relate to the operations of the property known as Phoenixville (the Property). The Property consists of one building located at 335-395 Phoenixville Pike, Malvern, PA and is leased to six tenants.
      On April 5, 2005, BioMed Realty Trust, Inc., a Maryland corporation (the Company), through its operating partnership subsidiary, BioMed Realty, L.P. (the Operating Partnership), completed the acquisition of the Property from 335-395 Phoenixville Pike Associates LP. The total purchase price was approximately $13.2 million. The Operating Partnership funded the purchase price with proceeds from the Company’s unsecured revolving credit facility.
      The accompanying statements of revenues and certain expenses have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and, accordingly, are not representative of the actual results of operations of the Property for the three months ended March 31, 2005 (unaudited) or for the year ended December 31, 2004 due to the exclusion of the following revenues and expenses, which may not be comparable to the proposed future operations of the Property:

•	Depreciation and amortization

•	Other costs not directly related to the proposed future operations of the Property
      Prior to the acquisition, the Property was managed by a third-party management company. Following the acquisition, the Property will be managed by a third-party manager under a new management contract. In accordance with Rule 3-14, the related management fee revenues and expenses are included in the statements of revenues and certain expenses.

(2)	Summary of Significant Accounting Policies and Practices

(a)	Revenue Recognition
      Rental revenue is recognized on a straight-line basis over the term of the respective leases.

(b)	Use of Estimates
      Management has made a number of estimates and assumptions relating to the reporting and disclosure of revenues and certain expenses during the reporting period to prepare the statements of revenues and certain expenses in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

(c)	Unaudited Interim Statement
      The statement of revenues and certain expenses for the three-months ended March 31, 2005 is unaudited. In the opinion of management, the statement reflects all adjustments necessary for a fair presentation of the results of the interim period. All such adjustments are of a normal recurring nature.

(3)	Rental Revenue
      The Property leases laboratory and office space under lease agreements with its tenants. The leases are accounted for as operating leases. The leases include provisions under which the Property is reimbursed for common area expenses, real estate taxes and insurance. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to the tenants pursuant to the lease agreements. The leases contain renewal options at various times and rental rates.

PHOENIXVILLE
NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES — (Continued)
      Minimum rents to be received under the terms of the non-cancelable operating lease agreements, excluding expense reimbursements, in effect at December 31, 2004, are as follows:

Year

2005	$695
2006	691
2007	266
2008	185
2009	190
Thereafter	429

$2,456

(4)	Certain Expenses
      Certain expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expense are charged to operations as incurred. Costs such as depreciation, amortization, management fees and professional fees are excluded from the statements of revenues and certain expenses.

(5)	Concentration of Credit Risk
      For the year ended December 31, 2004, two tenants accounted for approximately 62% and 19% of revenues. The other four tenants accounted for approximately 19% of revenues.

Albany Street, Boston

Towne Centre Drive, San Diego

Beckley Street, Maryland

Elliott Avenue, Seattle

Industrial Road, San Francisco

Graphics Drive, New Jersey

King of Prussia, Pennsylvania

Landmark at Eastview, New York

13,150,000 Shares
BioMed Realty Trust, Inc.
Common Stock

PROSPECTUS

June 21, 2005